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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
REGAL ENTERTAINMENT GROUP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders
To Be Held on May 9, 2007

DEAR STOCKHOLDERS:

        We cordially invite you to attend the Annual Meeting of Stockholders of Regal Entertainment Group, which will be held on May 9, 2007 at 8:30 a.m. (Eastern Time) at our Pinnacle Stadium 18 at Turkey Creek theatre, located at 11240 Parkside Drive, Knoxville, Tennessee 37922 for the following purposes:

  1.
  To elect three Class II directors to serve for three-year terms on our board of directors;

  2.
  To ratify the Audit Committee's selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2007; and

  3.
  To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

        These items of business are more fully described in the Proxy Statement accompanying this notice.

        Our board of directors has fixed the close of business on Monday, April 9, 2007 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof. Therefore, stockholders who owned shares of our Class A or Class B common stock at the close of business on that date are entitled to notice of and to vote at the meeting. A list of these stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

        Only stockholders and persons holding proxies from stockholders may attend the meeting. If your shares are registered in your name, you should bring a form of identification to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

        In order that your shares may be represented at the meeting if you are not personally present, you are urged to vote your shares by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the U.S.) return envelope.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION
TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS

By Order of the Board of Directors,

Knoxville, Tennessee April 11, 2007	Peter B. Brandow Executive Vice President, General Counsel and Secretary

i

PROXY STATEMENT

GENERAL INFORMATION

        This proxy statement is provided in connection with the solicitation of proxies by the board of directors of Regal Entertainment Group, a Delaware corporation (the "Company" or "Regal"), for use at the Annual Meeting of Stockholders of the Company, to be held on May 9, 2007 at 8:30 a.m. (Eastern Time), or any adjournment or postponement thereof, at our Pinnacle Stadium 18 at Turkey Creek theatre, located at 11240 Parkside Drive, Knoxville, Tennessee 37922 (the "Annual Meeting").

        This proxy statement and the accompanying proxy are first being sent or given to stockholders beginning on or about April 13, 2007. The costs of this proxy solicitation will be borne by the Company, which maintains its principal executive offices at 7132 Regal Lane, Knoxville, Tennessee 37918.

THE PROXY

        A stockholder giving the enclosed proxy may revoke it at any time before it is used by giving written notice of revocation to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy. Proxies in the form enclosed, unless revoked, will be voted at the Annual Meeting as directed by you on the form or, in the absence of such direction, in favor of Proposals 1 and 2 at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

        The only voting securities of the Company are its shares of Class A and Class B common stock (collectively, the "Common Stock"). Only stockholders of record of our Common Stock at the close of business on April 9, 2007, the date selected as the record date by our board of directors, are entitled to vote at the Annual Meeting. The holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to ten votes per share on each matter submitted to a vote of stockholders. The shares of Class A and Class B common stock will vote together as a single class on all matters to be considered at the Annual Meeting. At the close of business on April 9, 2007, 127,272,568 shares of Class A common stock and 23,708,639 shares of Class B common stock were outstanding and entitled to vote.

        The holders of a majority of the voting power of the Common Stock entitled to vote at the Annual Meeting and who are present, in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment or postponement thereof. Directors are elected by a plurality of the affirmative votes cast by the stockholders present at the Annual Meeting in person or by proxy, and entitled to vote. Cumulative voting is not permitted in the election of directors. The affirmative vote of the holders of a majority of the voting power of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote, is necessary for ratification of the Company's auditors. If the ratification of the selection of auditors is not approved, our Audit Committee of the board of directors will review its future selection of auditors.

        Abstentions and broker non-votes are not relevant to the election of directors. Abstentions will have the effect of a vote against the proposal for the ratification of Company's auditors. Broker non-votes will have no effect on the vote for the ratification of auditors. A "broker non-vote" occurs if you do not provide the record holder of your shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the holder is not permitted to vote on the matter without instructions from you under the New York Stock Exchange ("NYSE") rules.

        Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares: FOR all of the nominees for director named in this proxy statement; and FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2007.

PROPOSAL 1. ELECTION OF CLASS II DIRECTORS

        Regal's business and affairs are managed under the direction of our board of directors, which is currently comprised of eight members. The size of our board of directors may be fixed from time to time by our board of directors as provided in our bylaws. Pursuant to our amended and restated certificate of incorporation, our board of directors is divided into three classes, designated as Class I, Class II and Class III, and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years.

        On May 10, 2006, Mr. Lee M. Thomas and Mr. Jack Tyrrell were appointed to the board of directors as a Class II and a Class III director, respectively. On September 6, 2006, David H. Keyte was appointed to the board of directors as a Class II director. Messrs. Thomas, Tyrrell and Keyte were recommended for consideration to the Nominating and Corporate Governance Committee by Mr. Thomas D. Bell, Jr., a non-management director and the Chairman of the Nominating and Corporate Governance Committee.

        At this Annual Meeting, there are three nominees for election to the board of directors, each of whom, if elected, will serve as a Class II director. The Class II directors, each of whom were recommended for reelection by the Nominating and Corporate Governance Committee, will serve on the board of directors for a three-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2010. The names of each nominee and continuing director, their respective ages (as of March 30, 2007), class of the board of directors and the year during which each director's current term expires, periods during which they have served the Company as a director, position (if any) with the Company, business experience during at least the past five years and directorships of other publicly-owned corporations appear below. There are no family relationships among any director, executive officer, or any person nominated or chosen by us to become a director.

        Each nominee is an incumbent director and has consented to be named herein and to serve on the board of directors if elected. If any of these director nominees should be unavailable for election at the time of the Annual Meeting, which is not anticipated, the proxies will be voted for such other person as may be recommended by the board of directors in place of each such nominee.

Name	Age	Class or Nominee Class	Expiration of Current Term
Michael L. Campbell	53	I	2009
Alex Yemenidjian	51	I	2009
Thomas D. Bell, Jr.*	57	II	2007
David H. Keyte*	50	II	2007
Lee M. Thomas*	62	II	2007
Stephen A. Kaplan	48	III	2008
Jack Tyrrell	60	III	2008
Nestor R. Weigand, Jr.	68	III	2008

*
Director nominee

Nominees for Director—Class II
For a Three-Year Term Expiring 2010

        Thomas D. Bell, Jr. has served as a director since March 2002 and is the Chairman of our Nominating and Corporate Governance Committee and a member of our Audit Committee. Mr. Bell is the Chairman, President and Chief Executive Officer of Cousins Properties Incorporated, a real estate investment trust. Mr. Bell served as the Vice Chairman of the board of directors and Chairman of the Executive Committee of Cousins Properties Incorporated from January 2001 until December 2006, at which time he assumed the role of Chairman of the Board. Prior to joining Cousins Properties Incorporated, Mr. Bell served as a senior advisor at Credit Suisse First Boston Corporation, overseeing real estate activities. Prior thereto, Mr. Bell spent ten years with Young & Rubicam and retired as Chairman and Chief Executive Officer. Mr. Bell currently serves as a director of AGL Resources, Inc.

        David H. Keyte has served as a director since September 6, 2006. Mr. Keyte has served as the Executive Vice President and Chief Financial Officer of Forest Oil Corporation since November 1997. Mr. Keyte served as Forest Oil Corporation's Vice President and Chief Financial Officer from December 1995 to November 1997 and its Vice President and Chief Accounting Officer from December 1993 until December 1995.

        Lee M. Thomas has served as a director since May 10, 2006 and is a member of our Audit Committee. Since March 2007, Mr. Thomas has served as President and Chief Executive Officer of Rayonier, Inc. Mr. Thomas served as President and Chief Operating Officer of Georgia-Pacific Corporation through December 31, 2005. Mr. Thomas held this and other senior executive positions within Georgia-Pacific Corporation since 1993. Prior to that, he was Chairman and Chief Executive Officer of Law Companies Environmental Group Inc. and has held numerous federal and state government positions, including positions with the U.S. Environmental Protection Agency, the Federal Emergency Management Agency and the Office of the Governor of South Carolina. Mr. Thomas also serves as a member of the board of directors of the Federal Reserve Bank of Atlanta and Airgas, Inc.

        The board of directors unanimously recommends a vote "FOR" the election of each of the three nominees to serve as a Class II Director.

Continuing Directors—Class I
Term Expires 2009

        Michael L. Campbell has served as our Chairman and Chief Executive Officer since May 2005. Mr. Campbell has served as a director since March 2002 and is a member of our Executive Committee. Mr. Campbell served as our Co-Chairman and Co-Chief Executive Officer from March 2002 through May 2005. Mr. Campbell founded Regal Cinemas, Inc. in November 1989, and has served as Chief Executive Officer of Regal Cinemas, Inc. since its inception. Prior thereto, Mr. Campbell was the Chief Executive Officer of Premiere Cinemas Corporation, which he co-founded in 1982, and served in such capacity until Premiere was sold in October 1989. Mr. Campbell currently serves as a director of National CineMedia Inc., Fandango, Inc., and the National Association of Theatre Owners and serves on its executive committee of the board of directors.

        Alex Yemenidjian has served as a director since October 2005 and is the Chairman of our Audit Committee. Mr. Yemenidjian has served as the Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC since January 2005. He served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc. from April 1999 to April 2005 and was a director thereof from November 1997 to April 2005. Mr. Yemenidjian also served as a director of MGM MIRAGE (formerly MGM Grand, Inc.) from 1989 to 2005. From July 1995 through December 1999, Mr. Yemenidjian served as President of MGM MIRAGE. He also served MGM MIRAGE in other capacities during such period, including as Chief Operating Officer from June 1995 until April 1999 and as Chief Financial Officer from May 1994 to January 1998. In addition, Mr. Yemenidjian served as an executive of the Tracinda Corporation, the majority owner of Metro-Goldwyn-Mayer Inc., and of MGM MIRAGE from January 1990 to January 1997 and from February 1999 to April 1999. Prior to 1990, Mr. Yemenidjian was the Managing Partner of Parks, Palmer, Turner & Yemenidjian, Certified Public Accountants. Mr. Yemenidjian currently serves as a director of Guess?, Inc., Baron Investment Funds Trust, The Lincy Foundation, The United Armenian Fund, USC Marshall School of Business Board of Leaders, and Co-Chair of The Imagine the Arts Campaign at California State University, Northridge.

Continuing Directors—Class III
Term Expires 2008

        Stephen A. Kaplan has served as a director since March 2002 and is the Chairman of our Compensation Committee and a member of our Nominating and Corporate Governance Committee and our Executive Committee. Mr. Kaplan is a principal of Oaktree Capital Management, LLC. Since 1995, Mr. Kaplan has managed Oaktree's Principal Investment Activities Group, which invests in controlling and minority positions in private and public companies. Prior to joining Oaktree Capital Management, LLC, Mr. Kaplan was a Managing Director of Trust Company of the West. Prior to his work with Trust Company of the West, Mr. Kaplan was a partner with the law firm Gibson, Dunn & Crutcher. Mr. Kaplan currently serves as a director of General Maritime Corporation and Genco Shipping and Trading Limited.

        Jack Tyrrell has served as a director since May 10, 2006 and is a member of our Compensation Committee. Mr. Tyrrell has been a founder of five venture capital funds since 1985 and currently serves as managing partner of Richland Ventures L.P., Richland Ventures II, L.P. and Richland Ventures III, L.P. Mr. Tyrrell also serves as a member of the board of directors of two privately-held companies and Symbion, Inc.

        Nestor R. Weigand, Jr. has served as a director since October 2005 and is a member of our Compensation Committee and Nominating and Corporate Governance Committee. Since 1961, Mr. Weigand has been employed by J. P. Weigand & Sons, Inc., a residential, commercial, industrial, and investment real estate firm, and served as its President from 1983 to 2001. Since 2001, Mr. Weigand has served as Chairman and Chief Executive Officer of J. P. Weigand & Sons, Inc. Mr. Weigand has served as a member of the International Real Estate Federation ("FIABCI") since 1985 and served as the World President of FIABCI from 2001 to 2002. Mr. Weigand has over 45 years of experience in the real estate industry and has served in a variety of key roles in domestic and international real estate organizations.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        Our board of directors adopted Corporate Governance Guidelines that reflect the principles by which the Company operates and set forth the Company's director qualification standards, responsibilities, compensation, evaluation, orientation and continuing education, board committee structure, Chief Executive Officer performance review, management succession planning and other policies for the governance of the Company. Copies of the Corporate Governance Guidelines are available on our website at www.regalentertainmentgroup.com under "Investor Relations," "Corporate Governance" or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

Code of Business Conduct and Ethics

        Our board of directors adopted the Code of Business Conduct and Ethics applicable to the Company's directors, officers and employees. The Code of Business Conduct and Ethics sets forth the Company's conflict of interest policy, records retention policy, insider trading policy and policies for the protection of the Company's property, business opportunities and proprietary information. The Code of Business Conduct and Ethics requires prompt disclosure to stockholders of any waiver of the Code of Business Conduct and Ethics for executive officers or directors made by the board of directors or any committee thereof. Copies of the Code of Business Conduct and Ethics are available on our website at www.regalentertainmentgroup.com under "Investor Relations," "Corporate Governance" or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

Board and Committee Information

        The board of directors held six meetings during our fiscal year ended December 28, 2006. Each of our incumbent directors attended at least 75% of the total number of meetings held by the board of directors and by the committees of the board of directors on which they served for the period during which he was a member.

Communications with the Board

        Interested parties, including our stockholders, desiring to communicate with our board members, including our presiding director or non-management directors as a group, may do so by mailing a request to Secretary, Regal Entertainment Group, at 7132 Regal Lane, Knoxville, Tennessee 37918. Pursuant to the instruction of the Company's non-management directors, the Secretary will review inquiries and if they are relevant to, and consistent with our operations, policies and procedures, they will be forwarded to the director or directors to whom it is addressed. Inquiries not forwarded will be retained by the Company and will be made available to any director on request.

Stockholder Recommendations of Candidates for Director

        Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee for consideration as directors should submit a written recommendation to the office of the Secretary, Regal Entertainment Group, at 7132 Regal Lane, Knoxville, Tennessee 37918. The Nominating and Corporate Governance Committee employs a process for evaluating all candidates for director, including those recommended by stockholders. See the discussion under the heading "Corporate Governance—Nominating and Corporate Governance Committee."

Independence

        Our board of directors has determined that each of Messrs. Bell, Kaplan, Keyte, Thomas, Tyrrell, Weigand and Yemenidjian qualify as independent directors under the applicable listing standards of the NYSE and the categorical standards for independence adopted by our board of directors as set forth below. Pursuant to the NYSE listing standards, a director shall be considered independent if the board of directors makes an affirmative determination after a review of all relevant information that the director has no material relationship with the company. Under the categorical standards for independence established by our board of directors, a director will not be considered independent if the director:

  •
  is, or has been within the last three years, employed by the Company;

  •
  has an immediate family member (which, for purposes of the these independence standards, shall include such person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home) who is, or has been within the last three years, employed as an executive officer of the Company;

  •
  received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

  •
  has an immediate family member who received, during any twelve-month period within the last three years, more than $100,000 in direct compensation as an executive employee of the Company other than pension or other forms of deferred compensation (provided such compensation is not contingent on continued service);

  •
  is a current partner or employee of the Company's auditor, or was within the last three years a partner or employee of the Company's auditor and personally worked on the Company's audit within that time;

  •
  has an immediate family member who is a partner of the Company's auditor, an employee of the Company's current auditor who participates in the auditor's audit, assurance or tax compliance (but not tax planning) practice, or was within the last three years a partner or employee of the Company's auditor and personally worked on the Company's audit within that time;

  •
  is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives at the same time serve, or within the last three years have served, on such other company's compensation committee;

  •
  has an immediate family member who is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives at the same time serve, or within the last three years have served, on such other company's compensation committee;

  •
  is a current employee of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues; or

  •
  has an immediate family member who is a current executive officer of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

        The following factor is also considered by our board of directors in making an independence determination. However, the board of directors is not precluded from finding a director to be independent if the director:

  •
  is an executive officer of a tax exempt organization that received within the preceding three years, contributions from the Company in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such tax exempt organization's consolidated gross revenues.

Executive Sessions

        Our non-management directors meet in an executive session at least once per year and rotate serving as the presiding director for each executive session. We intend to hold an executive session including only our independent directors at least once a year.

Attendance at Annual Meetings

        We encourage, but do not require, our board members to attend our annual stockholders meetings. Last year, six of our directors serving at the time of the annual meeting attended the annual stockholders meeting.

Committees

        Our board of directors has established four standing committees. The standing committees consist of an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating and Corporate Governance Committee. The standing committees, except for the Executive Committee, are comprised entirely of our non-management directors as provided in the table below.

Board Member	Audit	Compensation	Executive	Nominating and Corporate Governance
Thomas D. Bell, Jr.	X			X
Michael L. Campbell			X
Stephen A. Kaplan		X	X	X
David H. Keyte
Lee M. Thomas	X
Jack Tyrrell		X
Nestor R. Weigand, Jr.		X		X
Alex Yemenidjian	X
Meetings Held in 2006	6	3	1	2

        The functions performed by each of the committees are briefly described below:

Audit Committee

        The primary purposes of the Audit Committee are to assist the board of directors' oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications and independence of the registered public accounting firm engaged to be the independent auditor of the Company, the performance of the Company's internal audit function and the independent registered public accounting firm, and to prepare the report required to be included in our annual meeting proxy statements. The Audit Committee operates under an Audit Committee Charter, adopted by our board of directors, a copy of which was attached as Appendix A to our 2004 proxy statement and which is available on our website at www.regalentertainmentgroup.com under "Investor Relations," "Corporate Governance," or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

        Each of the three individuals serving on our Audit Committee satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our board of directors believes each of the members of the Audit Committee is financially literate and that Mr. Yemenidjian qualifies as an "audit committee financial expert" within the meaning of the regulations of the SEC.

Compensation Committee

        The Compensation Committee is responsible for reviewing and making recommendations to the board of directors regarding compensation of the Company's directors and executive officers and administering and implementing the Company's incentive compensation plans and equity-based plans. The Compensation Committee's duties and responsibilities include reviewing and approving corporate goals and objectives relevant to the compensation of the Company's executive officers, evaluating their performance in light of such goals and objectives, and as a committee, determining and approving our executive officers' compensation level based on such evaluation. The Compensation Committee also reviews and discusses the Compensation Discussion and Analysis with our management, and based on such review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

        The Compensation Committee operates under a Compensation Committee Charter, adopted by our board of directors, a copy of which is attached to this proxy statement as Appendix A, and which is also available on our website at www.regalentertainmentgroup.com under the links to "Investor Relations," "Corporate Governance," or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918. Under our Compensation Committee Charter, the Compensation Committee has the authority to retain and terminate any compensation consultant and has the sole authority to approve the consultant's fees and other retention terms. In 2004, the Compensation Committee engaged an outside compensation consultant, Mellon Human Resources & Investor Services, which we refer to in this proxy as an outside compensation consultant, to review and make recommendations to our executive compensation program. Certain elements of our executive compensation program have been developed, based in part, on the recommendations of the outside compensation consultant. See the discussion under the heading "Compensation Discussion and Analysis" for further information regarding these recommendations.

        In addition, the Compensation Committee has the authority to obtain advice and assistance from our executives, internal or outside legal, accounting or other advisors as it determines necessary to carry out its duties. Under the Compensation Committee Charter, however, none of our executives shall be involved in the Compensation Committee's determination of their own compensation. The Compensation Committee has the ability to delegate its authority to its members or a subcommittee as it deems appropriate, provided that any delegate or subcommittee shall report any actions taken by him, her or it to the whole Compensation Committee at the Compensation Committee's next regularly scheduled Compensation Committee meeting.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee was established to identify qualified nominees for our board of directors, to develop and recommend to our board of directors a set of corporate governance principles to assist the board of directors in fulfilling its corporate governance responsibilities and to oversee an annual evaluation of the board of directors and our management. This committee has the ability to consider nominees recommended by stockholders and other interested parties. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by our stockholders and those recommended by other parties.

        The committee operates under the Nominating and Corporate Governance Committee Charter, adopted by our board of directors, a copy of which is available on our website at www.regalentertainmentgroup.com under the links to "Investor Relations," "Corporate Governance," or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918. The charter of the committee sets forth certain criteria for the Nominating and Corporate Governance Committee to consider in evaluating potential director nominees. In considering potential director nominees, the committee selects individuals who demonstrate the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are expected to be most effective, in conjunction with the other members of the board of directors, in collectively serving the long-term interests of the Company and our stockholders.

        The committee identifies director candidates based on input provided by a number of sources, including members of the committee, other directors, our stockholders, our Chief Executive Officer and third parties. The committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. As part of the identification process, the committee takes into account each nominee's skills, knowledge, perspective, broad business judgment and leadership, relevant industry knowledge, business creativity and vision, experience, age and diversity, all in the context of the perceived needs of the board of directors at that time. Incumbent directors who are being considered for re-nomination are re-evaluated both on their performance as directors and their continued ability to meet the required qualifications.

Executive Committee

        Our Executive Committee is generally authorized to act on behalf of our board of directors between scheduled meetings of our board of directors on matters already approved in principle by the board of directors and on matters specifically delegated by the board of directors from time to time as permitted under Delaware corporate law.

Director Compensation During Fiscal 2006

        Directors who are our or our subsidiaries' employees receive no additional cash or equity compensation for service on our board of directors. All of our directors are reimbursed for reasonable out-of-pocket expenses related to attendance at board of director and board of director committee meetings. In the fiscal year ended December 28, 2006, we provided the following annual compensation to directors who are not employed by us or our subsidiaries:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation (4)	Total
Thomas D. Bell, Jr.	$45,000	$69,168	$8,113	$5,464	$127,745
Stephen A. Kaplan	—	—	—	—	—
David H. Keyte	$13,333	$24,639	—	$1,307	$39,279
Lee M. Thomas	$30,000	$47,976	—	$3,968	$81,944
Jack Tyrell	$26,667	$47,976	—	$3,968	$78,611
Nestor R. Weigand, Jr.	$40,000	$69,168	—	$5,464	$114,632
Alex Yemenidjian	$50,000	$69,168	—	$5,464	$124,632
Philip F. Anschutz(5)	—	—	—	—	—
Craig D. Slater(5)	—	—	—	—	—

(1)
Unless otherwise waived by the directors, directors received an annual cash retainer for service on our board of directors of $40,000 (prorated in the case of Messrs. Keyte, Thomas and Tyrell based on the date at which they were appointed to the board of directors) during fiscal 2006. Also during fiscal 2006, Alex Yemenidjian, the Chairman of the Audit Committee, received an additional $10,000 annual cash retainer and the other directors who serve on the Audit Committee (Messrs. Bell and Thomas) received an additional $5,000 annual cash retainer (prorated in the case of Mr. Thomas) for service on the Audit Committee. Directors do not receive additional cash or equity compensation for service on any other committees of the Board of Directors. At their election, Messrs. Anschutz, Kaplan and Slater did not receive the cash retainer.

(2)
During fiscal 2006, directors who were not employees of the Company, received a grant of restricted Class A common stock having, at the time of grant, a fair market value of $85,000. Such shares of restricted stock vest on the first anniversary of the date of grant. On March 7, 2006, Messrs. Yemenidjian, Weigand and Bell each received a grant of 4,553 shares of restricted stock, based on the closing market price of the Company's Class A common stock of $18.67 per share on such date. In addition, on June 6, 2006, Messrs. Thomas and Tyrell each received a grant of 4,409 shares of restricted stock, based on the closing market price of the Company's Class A common stock of $19.28 per share on such date. On September 18, 2006, Mr. Keyte received a grant of 4,355 shares of restricted stock, based on the closing market price of the Company's Class A common stock of $19.52 per share on such date. The amounts presented in the table above represent the portion of the fair value of the restricted shares recognized as expense during fiscal 2006 (before estimated forfeitures related to service-based vesting conditions) for financial statement reporting purposes in accordance with SFAS No. 123R, "Share Based Payment," and does not represent cash payments made to the directors or amounts realized. Under SFAS 123R, the fair value of restricted shares granted to directors is recognized ratably over the vesting period. See details of the assumptions used in valuation of the options in Note 9 to the Company's audited consolidated financial statements, which have been reproduced in Appendix B to this proxy statement and are included in the annual report on Form 10-K filed for the fiscal year ending December 28, 2006 filed with the SEC on February 26, 2007. At their election, Messrs. Anschutz, Kaplan and Slater did not receive a restricted stock grant.

(3)
On June 5, 2002, Mr. Bell was granted approximately 8,249 options at an exercise price of $14.0863 per share (after giving effect to the antidilution adjustments made in connection with our payment of extraordinary cash dividends on July 1, 2003 and June 2, 2004). The amount presented in the table above represents the portion of the fair value of the options recognized as expense during fiscal 2006 (before estimated forfeitures related to service-based vesting conditions) for financial statement reporting purposes in accordance with SFAS No. 123R, "Share Based Payment," and does not represent cash payments made to the directors or amounts realized. Under SFAS 123R, the fair value of options granted to directors is recognized ratably over the vesting period. See details of the assumptions used in valuation of the options in Note 9 to the Company's audited consolidated financial statements, which have been reproduced in Appendix B to this proxy statement and are included in the annual report on Form 10-K filed for the fiscal year ending December 28, 2006 filed with the SEC on February 26, 2007. Since December 28, 2006, the number of shares underlying unexercised options and option exercise price has been adjusted pursuant to an anti-dilution adjustment made in connection with the extraordinary cash dividend declared during the first quarter of 2007 and such subsequent adjustment has not been reflected in the amounts reported in the table.

(4)
Represents dividends paid on the shares of restricted stock held by Messrs. Bell, Keyte, Thomas, Tyrell, Weigand and Yemenidjian during fiscal 2006.

(5)
Messrs. Anschutz and Slater resigned from the board of directors effective as May 10, 2006 and July 28, 2006, respectively.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

        The following table shows information with respect to beneficial ownership of our Common Stock, as of March 30, 2007, for:

  •
  each of our directors and our executive officers listed in the summary compensation table provided below, who we refer to as our named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each person known by us, based upon our review of documents filed by them with the SEC in respect of the ownership of our shares of Common Stock, to beneficially own five percent or more of either class of our Common Stock.

        We have calculated the percentage of beneficial ownership based on 127,268,879 shares of Class A common stock and 23,708,639 shares of Class B common stock outstanding as of the close of business on March 30, 2007.

	Class A common stock		Class B common stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Percent of Voting Power(2)
Directors
Thomas D. Bell, Jr.(3)	17,648	*	—	—	*
Stephen A. Kaplan	—	—	—	—	—
David H. Keyte (4)	8,175	*	—	—	*
Lee M. Thomas (5)	8,229	*	—	—	*
Jack Tyrrell (6)	8,229	*	—	—	*
Nestor R. Weigand, Jr.(7)	15,873	*	—	—	*
Alex Yemenidjian(8)	8,373	*	—	—	*
Executive Officers
Michael L. Campbell(9)	1,083,101	*	—	—	*
Gregory W. Dunn(10)	341,557	*	—	—	*
Amy E. Miles(11)	276,061	*	—	—	*
Peter B. Brandow(12)	270,147	*	—	—	*
All directors and executive officers as a group (11 persons)	2,037,393	1.6	—	—	*
Five Percent Stockholders
Anschutz Company(13)	73,708,639	48.8	23,708,639	100.0	78.8

*
Represents less than 1%.

(1)
Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities. Unless indicated by footnote, the address for each listed director, executive officer and principal stockholder is 7132 Regal Lane, Knoxville, Tennessee 37918. Except as indicated by footnote, the persons named in the table report having sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown as beneficially owned by them.

The number of shares of Class A common stock and Class B common stock outstanding used in calculating the percentage for each listed person includes the shares of Class A common stock and Class B common stock underlying warrants or options held by that person that are currently exercisable or are exercisable within 60 days of March 30, 2007, but excludes shares of Class A common stock and Class B common stock underlying warrants or options held by any other person.

(2)
Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted on by stockholders. This column represents the combined voting power of the outstanding shares of Class A common stock and Class B common stock held by such beneficial owner (assuming exercise of currently exercisable options) and assumes that no currently outstanding shares of Class B common stock have been converted into Class A common stock.

(3)
Includes 7,275 shares subject to currently exercisable options and 8,373 shares of restricted stock. The number of shares underlying exercisable options reflects an anti-dilution adjustment made in connection with the extraordinary cash dividend declared during the first quarter of 2007.

(4)
Represents shares of restricted stock.

(5)
Represents shares of restricted stock.

(6)
Represents shares of restricted stock.

(7)
Includes 8,373 shares of restricted stock.

(8)
Represents shares of restricted stock.

(9)
Includes 694,556 shares subject to currently exercisable options and 73,468 shares of restricted stock. The number of shares underlying exercisable options reflects an anti-dilution adjustment made in connection with the extraordinary cash dividend declared during the first quarter of 2007.

(10)
Includes 214,981 shares subject to currently exercisable options and 31,080 shares of restricted stock. The number of shares underlying exercisable options reflects an anti-dilution adjustment made in connection with the extraordinary cash dividend declared during the first quarter of 2007.

(11)
Includes 214,981 shares subject to currently exercisable options and 27,814 shares of restricted stock. The number of shares underlying exercisable options reflects an anti-dilution adjustment made in connection with the extraordinary cash dividend declared during the first quarter of 2007.

(12)
Includes 170,900 shares subject to currently exercisable options and 24,229 shares of restricted stock. The number of shares underlying exercisable options reflects an anti-dilution adjustment made in connection with the extraordinary cash dividend declared during the first quarter of 2007.

(13)
This information was derived from the Schedule 13G/A filed by Anschutz Company with the SEC on February 14, 2007. The 73,708,639 shares of Class A common stock represent 50,000,000 shares of Class A common stock and 23,708,639 shares of Class A common stock issuable upon the conversion of a like number of shares of Class B common stock owned by Anschutz Company. The address of Anschutz Company is 555 17th Street, Suite 2400, Denver, CO 80202.

AUDIT COMMITTEE REPORT

        Our Audit Committee reviews our financial reporting process on behalf of our board of directors. On March 26, 2004, our board of directors adopted a written charter for our Audit Committee, and has re-evaluated it in connection with the filing of our annual report on Form 10-K with the Securities and Exchange Commission. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2006 annual report on Form 10-K with our management and our independent registered public accounting firm, KPMG LLP. Our management is responsible for the financial statements and the reporting process, including the system of internal controls. KPMG is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. KPMG is also responsible for expressing an opinion on the effectiveness, and on management's assessment of the effectiveness of the Company's internal control over financial reporting.

        The Audit Committee has discussed with KPMG the matters requiring discussion by Statement on Auditing Standards No. 61, Communication with Audit Committees, as modified or supplemented, and all other matters required to be discussed with the auditors. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board No. 1, (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with KPMG their independence from Regal and our management. The Audit Committee has also considered whether, and determined that, the independent registered public accounting firm's provision of other non-audit services to us is compatible with maintaining KPMG's independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors (and our board of directors has approved) that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 28, 2006, for filing with the Securities and Exchange Commission.

        Respectfully submitted on April 11, 2007 by the members of the Audit Committee of the board of directors.

        Alex Yemenidjian, Chairman

        Thomas D. Bell, Jr.

        Lee M. Thomas

        In accordance with the rules and regulations of the SEC, the above report of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

Independent Registered Public Accounting Firm

        KPMG, LLP served as our independent registered public accounting firm for the fiscal year ended December 28, 2006 and has been selected to serve as our independent registered public accounting firm for the current fiscal year. For the fiscal years ended December 29, 2005 and December 28, 2006, we incurred fees for services from KPMG as discussed below.

  •
  Audit Fees. The aggregate fees billed for professional services rendered by KPMG for the audit of our annual financial statements included in our Form 10-K and the review of the financial statements included in our Forms 10-Q were approximately $1,015,000 for fiscal year ended December 29, 2005 and $1,050,000 for the fiscal year ended December 28, 2006. For the fiscal years ended December 29, 2005 and December 28, 2006, such fees included fees for KPMG's examination of managements' assessment of the effectiveness, and the effectiveness, of the Company's internal control over financial reporting.

  •
  Audit-Related Fees. The aggregate fees billed for professional services rendered by KPMG for assurances and related services that are reasonably related to the performance of the audit or review of our financial statements were approximately $0 for fiscal year ended December 29, 2005 and $45,700 for the fiscal year ended December 28, 2006. For the fiscal year ended December 28, 2006, such fees were primarily related to SEC registration statements and filings.

  •
  Tax Fees. The aggregate fees billed for professional services rendered by KPMG related to federal and state tax compliance, tax advice and tax planning were approximately $10,500 for the fiscal year ended December 29, 2005 and $10,000 for the fiscal year ended December 28, 2006. All of these services are permitted non-audit services.

  •
  All Other Fees. The aggregate fees for professional services rendered by KPMG for continuing professional education and training was approximately $8,400 for the year ended December 29, 2005 and $0 for the fiscal year ended December 28, 2006.

Audit Committee Pre-Approval Policy

        The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm on a case-by-case basis. These services may include audit services, audit-related services, tax services and other services. Our Chief Financial Officer is responsible for presenting the Audit Committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by our independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services to be performed. The Audit Committee does not delegate its responsibilities to pre-approve services performed by our independent registered public accounting firm to management or to an individual member of the Audit Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Goals and Objectives of Our Executive Compensation Program

        The primary goals of the Compensation Committee of our board of directors with respect to executive compensation are to create value for our stockholders in both the short and long term through growth in our earnings and to incentivize and reward our executive officers, including our named executive officers, who are our chief executive officer, chief financial officer and each of our two other named executive officers. To achieve these goals, we maintain compensation plans that tie a substantial portion of our executives' overall compensation to key short-term and long-term strategic, operational and financial goals such as achievement of budgeted levels of revenue, expense and earnings before interest, taxes, depreciation and amortization, or EBITDA, and other non-financial goals that the Compensation Committee and board of directors deems important. We implement this philosophy by focusing on the following three key objectives:

  1.
  Attract, retain and motivate talented executives;

  2.
  Tie annual and long-term compensation incentives to achievement of specified performance objectives; and

  3.
  Create long-term value by aligning the interests of our executives with our stockholders.

        To achieve these objectives, the members of the Compensation Committee analyze market data and evaluate individual executive performance with a goal of setting compensation at levels they believe, based on their general business and industry knowledge and experience, are comparable with executives in other companies of similar size operating in the domestic motion picture exhibition industry and other comparable companies, which we refer to in this proxy statement as the comparable companies, based on such companies' industry and scope of operations. The members of the Compensation Committee also take into account market data, individual performance, retention needs, internal pay equity, our relative performance and our own strategic goals. In the fiscal year ended December 28, 2006, management's competitive analysis was based on AMC Entertainment Inc., Cinemark USA, Inc. and Carmike Cinemas, Inc. We generally rely on SEC filings made by each of the comparable companies during the previous year to collect this information. In addition, the Compensation Committee's decisions with respect to each element of compensation take into account other elements of the executive officer's compensation.

        Regal has in the past and we intend in the future to conduct an annual review of the aggregate level of our executive compensation as part of our annual budget review and annual performance review processes, which include determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. In appropriate circumstances, the Compensation Committee, in its discretion, considers the recommendations of members of management, primarily Mr. Campbell, our chief executive officer, in setting executive compensation. The Compensation Committee, however, makes all final determinations regarding these awards and none of our executive officers are involved in the determination of their own compensation.

        The Compensation Committee does not typically determine a set allocation or "weight" attributable to each element of compensation. Instead, the Committee considers all elements of the executive officer's total compensation package, including insurance and other benefits. Historically, however, our cash compensation and equity compensation awards have been around the median when compared to the comparable companies. Based upon the November 2004 recommendation of an outside compensation consultant, the Compensation Committee has targeted equity incentive awards as a percentage of base compensation. In addition, the Compensation Committee bases awards of long-term compensation on the amount of current cash compensation that is paid to each executive officer. We view our annual award policy, based on Company performance, as consistent with our objective of retaining and motivating our executive officers.

Elements of Compensation

        Our executive compensation program consists of the following elements:

        Base Salary.    Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, as discussed above, in line with our compensation philosophy. Base salaries are reviewed annually by the Compensation Committee and may be adjusted (upward, pursuant to their employment agreements, in the case of Messrs. Campbell and Dunn and Ms. Miles) from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements or at other appropriate times, to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Under their employment agreements, once increased, the base salaries for Messrs. Campbell and Dunn and Ms. Miles may not be reduced, and, as so increased, become the "base salary" under the agreements. Overall, between January 1, 2004 and December 28, 2006, base salaries for each of our named executive officers have remained fairly constant, with little, if any increase from year to year. As part of our annual performance review process, base salaries for our named executive officers were increased for the fiscal year ending December 27, 2007, as described under the heading "—Summary Compensation Table."

        Annual Cash Bonus.    Pursuant to our employment agreements with Messrs. Campbell and Dunn and Ms. Miles, each such executive is eligible for an annual cash incentive bonus, paid pursuant to our annual executive incentive program, based on Regal's financial performance in relation to predetermined performance goals for the prior fiscal year. Mr. Brandow is also eligible, if we exceed our performance goals, for an annual cash incentive bonus in accordance with our annual executive incentive program, subject to discretion of the Compensation Committee. Under the annual executive incentive program, the Compensation Committee has negative discretion, which prohibits the Compensation Committee from increasing the amount of compensation payable if a performance goal is met, but allows the Compensation Committee to reduce or eliminate compensation even if such performance goal is attained. In addition, however, to awards of annual cash incentive bonuses under the annual executive incentive program, the Compensation Committee has the authority to award discretionary annual performance bonuses to our executive officers outside the annual executive incentive program. Such discretionary annual performance bonuses may not be fully deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. See the discussion under the heading "—Tax Deductibility of Executive Compensation."

        The annual cash incentive bonuses are intended to compensate officers for achieving short-term financial, operational and strategic goals over the course of one year and for achieving individual annual performance objectives. Under our annual executive incentive program, these objectives and goals vary and are established in writing by the Compensation Committee, with the expectation that the target level of performance of these goals would require significant effort and substantial progress toward the goals of our strategic plan in light of the current business environment and that as a result, our attainment of these goals of our strategic goals was moderately likely. Depending on the individual executive, these targets have traditionally been allocated 75% to discretionary strategic factors such as attaining strategic goals and job performance, and 25% associated with financial factors such as achieving budgeted levels of EBITDA and earnings before interest, taxes, depreciation, amortization and rent, or EBITDAR, margin. These annual cash incentive bonus amounts are intended to reward both overall company and individual performance during the year and, as such, can be highly variable from year to year.

        Each of Messrs. Campbell, Dunn and Brandow, and Ms. Miles are eligible for an annual cash incentive bonus up to an amount equal to a specified percentage of such executive's salary. The Compensation Committee may increase the discretionary annual bonus paid to our executive officers using their judgment based on the Company exceeding certain financial goals, which we refer to as the "stretch bonus." Our Compensation Committee targeted annual cash incentive bonus amounts to be paid in 2007 for performance during 2006 at 100% of base salary for Mr. Campbell and 75% of base salary for Messrs. Dunn and Brandow, and Ms. Miles, with an additional "stretch bonus" amount of up to 50% of base salary for Mr. Campbell and up to 37.5% of base salary for Messrs. Dunn and Brandow, and Ms. Miles. The actual amount of annual cash incentive bonus, which varies by individual, is determined following a review of each named executive officer's individual performance and contribution to our strategic and financial goals. Each annual cash incentive bonus is paid in cash in an amount reviewed and approved by the Compensation Committee in the first quarter following the completion of a given fiscal year. The Compensation Committee determined the discretionary bonuses for 2006 for the named executive officers on January 10, 2007. See the discussion under the heading "—Summary Compensation Table" for those amounts.

        Executive Equity Incentives.    We believe that creating long-term value for our stockholders is achieved, in part, by retaining our executive officers in a challenging business environment and aligning the interests of our executive officers with those of our stockholders. To achieve this goal, we utilize a combination of awards of shares of restricted stock and performance shares under our 2002 Stock Incentive Plan, which has been approved by our board of directors and our stockholders. Our restricted stock awards apply time-based vesting and our performance shares apply both performance and time-based vesting. Based in part on the November 2004 recommendation of an outside compensation consultant, we target the projected vesting date value of our equity incentive awards based on a factor of 300% of our chief executive officer's base salary and 200% of our other named executive officers' base salaries. In determining the number of shares of restricted stock and the number of performance shares granted to each of our executive officers, we award approximately 43% of such equity awards in restricted stock and approximately 57% of such equity awards in performance shares, to reflect the higher potential risk of forfeiture for the performance shares.

        From our perspective, the award of restricted stock and performance shares enable us to account for our executive incentive program based on the price of our Class A common stock underlying these shares, fixed at the date of grant of the awards, resulting in a known maximum cost under the program at the time of grant. In addition, the use of restricted stock and performance shares allow us to compensate our executives, in part, through the payment of dividends, which we declare from time to time on our Class A common stock. Thus, we believe, the use of restricted and performance shares provides additional linkage between the interests of our executive officers and our stockholders.

        In fiscal 2006, awards of restricted stock and performance shares were made to all of our named executive officers, as described under the heading "—Grant of Plan-Based Awards." In the fiscal year ended December 28, 2006, the costs to the Company of the restricted and performance share awards to our executive officers were offset by the decision not to grant stock options that might otherwise be awarded to our executive officers over the duration of the performance period.

        Stock Options.    Historically, the primary form of equity compensation that we awarded consisted of non-qualified stock options. Based in part on the November 2004 recommendation of an outside compensation consultant, because we pay dividends on shares of our Class A common stock, and as part of our ongoing efforts to align the interests of our executives and our stockholders, in 2005 the Compensation Committee assessed the desirability of granting shares of full-value restricted stock and performance shares to our executives, particularly members of senior management. The Compensation Committee concluded that such equity incentive awards would provide a superior motivating form of incentive compensation that would further align the interests of our executives and our stockholders by allowing our executives to participate in our dividends, while permitting us to issue fewer shares and reducing potential dilution. Thus, beginning in 2005, it has become our practice to grant restricted stock and performance shares, rather than options, to our executive officers.

        Restricted Stock.    On February 11, 2005, we adopted a form of restricted stock agreement which serves to retain our executive officers over the vesting period of the grant by conditioning delivery of the underlying shares on continued employment with our Company for the vesting period. Periodic awards of restricted stock can be made at the discretion of the Compensation Committee to eligible employees.

        Long-Term Equity Incentives.    Our performance awards reward our executive officers for attaining long-term corporate goals and maximizing stockholder value over the course of up to three years. The design of our long-term equity incentive program, the establishment of performance targets and the mix of performance versus time-based targets as a percentage of each executive officer's compensation were established by our Compensation Committee and approved by our board of directors after discussion with, and recommendations from, our chief executive officer and an outside compensation consultant. Under our 2002 Stock Incentive Plan, long-term equity incentive awards, which we refer to as performance awards, paid to our executive officers depend exclusively on the Company's satisfaction of target levels of total stockholder return as determined by the Compensation Committee.

        Based on the Compensation Committee's review of the Company's long-term incentive policies, on May 3, 2006 we adopted a form of performance share agreement. The total number of performance shares that may be issued under an award is based upon the attainment of a specified target relating to total stockholder return as of a specified date, which we refer to as the calculation date. Use of the total stockholder return measure is designed to provide a threshold, or minimum payout if we perform favorably in total stockholder return, which the Compensation Committee believes further links our executive officers' interests with those of our stockholders.

        Under our form of performance share agreement, total stockholder return is calculated as our average annual total stockholder return attained for each twelve-month period ending on a yearly anniversary of the date of the grant, including the calculation date. The total stockholder return targets and number of corresponding performance shares issuable for the attainment of such return, are as follows:

Total Stockholder Return	Performance Shares Issuable
Total stockholder return of equal to or greater than 12.5%, but less than 15.0%	50% of the target number of performance shares issuable
Total stockholder return of equal to or greater than 15.0%, but less than 17.5%	100% of the target number of performance shares issuable
Total stockholder return of equal to or greater than 17.5%, but less than 20.0%	125% of the target number of performance shares issuable
Total stockholder return of equal to or greater than 20.0%, but less than 25.0%	150% of the target number of performance shares issuable
Total stockholder return of equal to or greater than 25.0%	175% of the target number of performance shares issuable

        The performance shares each executive officer receives upon attainment of the specified performance goals are subject to further service-based vesting for a period of one year beyond the calculation date. On the calculation date, the executive is entitled to receive a payment in an amount equal to the dividends paid by us with respect to a share of our Class A common stock from the grant date through the calculation date, multiplied by the number of shares of restricted stock, if any, such executive receives.

Equity Grant Practices

        We generally seek to make equity compensation grants in the first quarter following the completion of a given fiscal year. In addition, we grant restricted stock to new executives on their hire date. Such grants are awarded by the Compensation Committee. We do not have any specific program, plan or practice related to time equity compensation awards to executives in coordination with the release of non-public information.

Executive Stock Ownership Guidelines

        In 2004, based on the recommendation of an outside compensation consultant, we implemented stock ownership guidelines to require our executive officers to retain significant investments in Regal. We believe these guidelines foster long-term stock ownership and further align our named executive and other officers' interests with those of our stockholders. During the period from December 31, 2004 until January 1, 2009, our named executive officers will be required to hold either (i) shares of our common stock and/or outstanding options with a combined value greater than, or equal to, between 25% and 50% of the applicable executive's compensation as derived from his or her exercise of options after May 8, 2002 or (ii) shares of our common stock with a value greater than or equal to 50% of the applicable executive's compensation as derived from his or her exercise of options after December 31, 2004.

        Beginning on January 1, 2010, all other Company and Regal Cinemas executives, which include all of our executive officers, with the title of Senior Vice President and above, will be required to meet an equity holding requirement, calculated by adding the value of an executive's shares of our common stock and the value of an executive's vested or unvested stock options, equal to a multiple of their base salary. The applicable multiple of base salary will be determined as follows:

  •
  Tier 1 (Chief Executive Officer): five times base salary;

  •
  Tier 2 (President, Chief Operating Officer, Chief Financial Officer and General Counsel): two times base salary;

  •
  Tier 3 (Regal Cinemas' Executive Vice President—Film): one and one-half times base salary; and

  •
  Tier 4 (all Senior Vice Presidents of Regal Cinemas): one times base salary.

Perquisites

        We do not grant perquisites to our executive officers.

Post-Termination Compensation

        We have employment agreements with each of our named executive officers, other than Mr. Brandow. Each of these employment agreements provides for severance payments if we terminate such executive officer's employment, or such executive officer resigns for good reason, within three months prior to, or within one year after, a change in control of the Company. We believe these change in control arrangements provide continuity of management in the event of an actual or threatened change in control of the Company. The three-month and one year periods are designed to retain Messrs. Campbell and Dunn and Ms. Miles through the date of the change in control and for a one-year period thereafter in order to allow us to effectuate the change in control and transition to new ownership with the benefit of the institutional knowledge and industry experience of these executive officers. We also provide for severance payments if we terminate these executive officers' employment without cause or if these executive officers terminate their employment for good reason. We believe that these termination provisions reflect both market practices and competitive factors. Our board of directors believed that these severance payments and benefit arrangements were necessary to attract and retain our chief executive officer and our president and chief financial officer when these agreements were put into place. Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would be received by these officers had termination occurred on December 28, 2006, is found below under the heading "—Potential Payments upon Termination or Change in Control."

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, or the Code, generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly-traded corporation to its chief executive officer and four other most highly compensated officers. Under the Code, however, there is no limitation on the deductibility of "qualified performance-based compensation." In order to satisfy the requirement for qualified performance-based compensation under the Code, the Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained. In addition, stockholders must approve the types of performance goals and the maximum amount that may be paid to covered executive officers or the formula used to calculate such amount. Our Compensation Committee has taken, and intends to continue taking, the necessary steps to ensure that Regal's tax deduction is preserved and not limited by the $1 million deductibility cap provided, however, that the Compensation Committee reserves the right, in circumstances that it deems appropriate, to pay discretionary amounts that are not deductible.

COMPENSATION COMMITTEE REPORT

        Our Compensation Committee, which consists of Messrs. Kaplan, Tyrrell and Weigand, is composed entirely of independent directors based on the standards for independence of the NYSE as they relate to Compensation Committee membership.

        The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's annual report on Form 10-K for its 2006 fiscal year, and the board of directors has approved that recommendation.

                      Respectfully submitted on April 11, 2007 by the members of the Compensation Committee.

                      Stephen A. Kaplan, Chairman
                      Jack Tyrrell
                      Nestor R. Weigand, Jr.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Michael L. Campbell, Chief Executive Officer	2006	$593,632	—	$295,195	$1,705,742	$634,100	$63,096	$3,291,765
Gregory W. Dunn, President and Chief Operating Officer	2006	$403,077	—	$133,584	$527,967	$345,000	$31,005	$1,440,633
Amy E. Miles, Executive Vice President and Chief Financial Officer	2006	$352,692	—	$116,904	$527,967	$310,000	$22,608	$1,330,171
Peter B. Brandow, Executive Vice President, General Counsel and Secretary	2006	$313,493	—	$103,938	$406,127	$275,750	$20,100	$1,119,408

(1)
Based on the Compensation Committee's assessment of the compensation paid to named executive officers of similar-sized companies in the motion picture exhibition industry and other industries, and the Compensation Committee's judgment regarding the appropriate amount to retain, motivate and reward individual executives, our named executive officers will receive higher base salaries in the fiscal year ending December 27, 2007. Mr. Campbell's base salary has increased from $593,632 to $750,000, Mr. Dunn's base salary has increased from $403,077 to $415,000, Ms. Miles' base salary has increased from $352,692 to $390,000, and Mr. Brandow's base salary has increased from $313,493 to $325,000, for the fiscal year ending December 27, 2007.

(2)
The amounts represent the portion of the fair value of the performance shares and restricted shares recognized as expense during fiscal 2006 (disregarding estimated forfeitures for service-based vesting conditions) for financial statement reporting purposes in accordance with SFAS No. 123R, "Share Based Payment," and does not represent cash payments made to the individuals or amounts realized, or amounts that may be realized. Under SFAS 123R, the fair value of such performance shares and restricted shares granted to employees is recognized ratably over the vesting period. See details of the assumptions used in valuation of the performance shares and restricted shares in Note 9 to the Company's audited consolidated financial statements, which have been reproduced in Appendix B to this proxy statement and are included in the Company's annual report on Form 10-K filed for the fiscal year ending December 28, 2006 filed with the SEC on February 26, 2007. The amounts reported do not include the portion of fair value of the performance shares granted on January 10, 2007 to Messrs. Campbell and Dunn, Ms. Miles and Mr. Brandow of 34,483, 12,720, 11,954 and 9,962 shares, respectively or the portion of the restricted shares granted on the same date to Messrs. Campbell and Dunn, Ms. Miles and

  Mr. Brandow of 25,888, 9,550, 8,974 and 7,479 shares, respectively. The closing market price of our Class A common stock on the date of such grants was $22.25.

(3)
The amounts represent the portion of the fair value of the options recognized as expense during fiscal 2006 (disregarding estimated forfeitures for service-based vesting conditions) for financial statement reporting purposes in accordance with SFAS No. 123R, "Share Based Payment," and does not represent cash payments made to the individuals or amounts realized, or amounts that may be realized. Under SFAS 123R, the fair value of options granted to employees is recognized ratably over the vesting period. See details of the assumptions used in valuation of the options in Note 9 to the Company's audited consolidated financial statements, which have been reproduced in Appendix B to this proxy statement and are included in the annual report on Form 10-K filed for the fiscal year ending December 28, 2006 filed with the SEC on February 26, 2007.

(4)
On January 10, 2007, pursuant to the Company's Annual Executive Incentive Program and based upon the attainment of performance targets previously established by the Compensation Committee under the Annual Executive Incentive Program, the Company approved 2006 cash bonus awards for the for its named executive officers. Such amounts were paid on January 10, 2007, as reported on the Company's current report on Form 8-K, filed with the SEC on January 16, 2007.

(5)
Includes Company contributions of $6,000 and $5,169 to Messrs. Campbell's and Dunn's 401(k) plans during fiscal 2006, respectively, and dividends paid totaling approximately $57,096 on approximately 47,580 shares of restricted stock held by Mr. Campbell, dividends paid totaling approximately $25,836 on approximately 21,530 shares of restricted stock held by Mr. Dunn, dividends paid totaling approximately $22,608 on approximately 18,840 shares of restricted stock held by Ms. Miles and dividends paid totaling approximately $20,100 on approximately 16,750 shares of restricted stock held by Mr. Brandow during fiscal 2006.

Grants of Plan-Based Awards During Fiscal 2006

							All Other Stock Awards: Number of Shares of Stock or Units(3)
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)
								Grant Date Fair Market Value of Stock and Option Awards
Name
	Grant Date	Target	Maximum	Threshold	Target	Maximum
Michael L. Campbell	— 03/7/2006 06/1/2006 06/1/2006	$593,632	$890,448	— — 15,500 15,500	— — 31,000 31,000	— — 54,250 54,250	— 24,200 — —	$ $ $	— 451,814 258,850 258,850
Gregory W. Dunn	— 03/7/2006 06/1/2006 06/1/2006	$302,308	$453,462	— — 7,015 7,015	— — 14,030 14,030	— — 24,552 24,552	— 10,950 — —	$ $ $	— 204,437 117,151 117,151
Amy E. Miles	— 03/7/2006 06/1/2006 06/1/2006	$264,519	$396,779	— — 6,140 6,140	— — 12,280 12,280	— — 21,490 21,490	— 9,580 — —	$ $ $	— 178,859 102,538 102,538
Peter B. Brandow	— 03/7/2006 06/1/2006 06/1/2006	$235,120	$352,680	— — 5,460 5,460	— — 10,920 10,920	— — 19,110 19,110	— 8,520 — —	$ $ $	— 159,068 91,182 91,182

(1)
Amounts represent maximum potential cash bonus amounts if all goals and additional targets were achieved for 2006 performance under the Annual Executive Incentive Program for each named executive officer. The Compensation Committee of the board of directors of the Company approved 2006 bonuses for the named executive officers on January 10, 2007. Such amounts were paid during the first quarter of 2007. See the Summary Compensation Table for those amounts.

(2)
On June 1, 2006, 136,460 performance shares, in the aggregate, were granted under our 2002 Stock Incentive Plan at nominal cost to our named executive officers. The closing price of our Class A common stock on the date of these grants was $19.40 per share. Each performance share represents the right to receive from 0% to 175% of the target numbers of shares of restricted common stock. The number of shares of restricted common stock earned will be determined by comparing the average annual total stockholder returns attained, which is calculated as Regal's average annual return attained for each twelve-month period ending on a yearly anniversary date of the grant, including the calculation date,

  ("TSR") on Regal's Class A common stock on the calculation date of June 1, 2009 (the third anniversary of the grant date) to the target TSR set forth in the Performance Agreement. On the calculation date, the executive is entitled to receive a payment in an amount equal to the dividends paid by us with respect to a share of our Class A common stock from the grant date through the calculation date, multiplied by the number of restricted shares, if any, such executive receives under the performance share award. A target number of shares of restricted common stock to be earned by each eligible grantee has been established with respect to the 2006 performance share grants and is primarily based on the grantee's employee classification and base compensation. For purposes of this Grant of Plan Based Awards Table, (i) the threshold number of shares reported is the minimum number of shares that may be earned, based on attaining a TSR of equal or greater than 12.5%, but less than 15.0%, which would result in the issuance of 50% of the target number of performance shares issuable under the award, (ii) the target number of shares reported is the number of shares that may be earned, based on attaining a TSR of equal to or greater than 15%, but less than 17.5%, which would result in the issuance of 100% of the target number of performance shares issuable under the award, and (iii) the maximum number of shares reported is the number of shares that may be earned, based on attaining a TSR of equal to or greater than 25%, which would result in the issuance of 175% of the target number of performance shares issuable under the award, as described in the section entitled "Compensation Discussion and Analysis—Elements of Compensation—Executive Equity Incentives—Long Term Equity Incentives." In addition, 68,230 of these performance shares, in the aggregate, are subject to an additional one-year vesting requirement. The fiscal 2006 expense for such shares recognized for financial statement reporting purposes by the Company is included in the Summary Compensation Table in the column entitled "Stock Awards" and their valuation assumptions are referenced in footnote 2 to that table.

(3)
On March 7, 2006, 53,250 restricted shares, in the aggregate, were granted under our 2002 Stock Incentive Plan at nominal cost to our named executive officers. The closing price of our Class A common stock on the date of these grants was $18.67 per share. The restricted shares are subject to a continued employment restriction and such restriction is fulfilled upon continued employment for a specified number of years (typically four years after the award date). Upon the lapse of such restrictions, the restricted stock award immediately vests. The fiscal 2006 expense recognized for financial statement reporting purposes by the Company for these restricted shares is included in the Summary Compensation Table in the column entitled "Stock Awards" and their valuation assumptions are referenced in footnote 2 to that table.

Outstanding Equity Awards at December 28, 2006

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Michael L. Campbell	—	630,156	$5.3745	05/03/2012	47,580	$1,025,349	31,000	$668,050
Gregory W. Dunn	—	195,048	$5.3745	05/03/2012	21,530	$463,972	14,030	$302,346
Amy E. Miles	—	195,048	$5.3745	05/03/2012	18,840	$406,002	12,280	$264,634
Peter B. Brandow	10,018	150,036	$5.3745	05/03/2012	16,750	$360,963	10,920	$235,326

(1)
The following amounts reflect the number of exercisable and unexercisable options (after giving effect to the antidilution adjustments made in connection with our payment of extraordinary cash dividends on July 1, 2003 and June 2, 2004) for each of our named executive officers as of the end of the most recent fiscal year ended December 28, 2006. All unexercisable options reported vested on January 29, 2007. Since December 28, 2006, the number of shares underlying unexercised options and option exercise price has been adjusted pursuant to an anti-dilution adjustment made in connection with the extraordinary cash dividend declared during the first quarter of 2007 and such subsequent adjustment has not been reflected in the amounts reported in the table.

(2)
Amounts represent the number of unvested restricted shares and the market value of such unvested shares for each of our named executive officers as of the end of the most recent fiscal year ended December 28, 2006. The December 28, 2006 fair market value of these restricted shares was valued at the closing price of our Class A common stock on December 28, 2006 of $21.55 per share. The vesting date of each restricted share award is as follows:

	Number of Shares	Grant Date	Vesting Date
Michael L. Campbell	23,380	02/11/2005	02/11/2009
Michael L. Campbell	24,200	03/07/2006	03/07/2010
Gregory W. Dunn	10,580	02/11/2005	02/11/2009
Gregory W. Dunn	10,950	03/07/2006	03/07/2010
Amy E. Miles	9,260	02/11/2005	02/11/2009
Amy E. Miles	9,580	03/07/2006	03/07/2010
Peter B. Brandow	8,230	02/11/2005	02/11/2009
Peter B. Brandow	8,520	03/07/2006	03/07/2010
(3)
Amounts represent the number of unearned performance shares for each of our named executive officers, based on the achievement of threshold performance goals, as of the end of our most recently completed fiscal year ended December 28, 2006 and the market value of such unearned shares, based on the closing price of our Class A common stock on December 28, 2006. The threshold performance goals for these performance shares is more fully described in footnote 2 to the Grant of Plan Based Awards table. The reported unearned performance shares will be issued, subject to the executive's performance share award agreement, on the calculation date, which is June 1, 2009. In addition, 50 percent of the reported unearned performance shares granted to Messrs. Campbell, Dunn and Brandow and Ms. Miles are subject to an additional one-year vesting requirement.

Option Exercises and Stock Vested During Fiscal 2006

	Option Awards
Name	Number of Shares Acquired on Exercise(1),(2)	Value Realized on Exercise(1)
Michael L. Campbell	630,155	$8,750,395
Gregory W. Dunn	195,047	$2,629,336
Amy E. Miles	335,240	$5,224,824
Peter B. Brandow	253,213	$3,954,197

(1)
These amounts reflect the number of shares acquired and the aggregate dollar amount realized on option exercises for each of our named executive officers during the most recent fiscal year ended December 28, 2006. The aggregate dollar amount realized was computed by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)
As of December 28, 2006, Messrs. Campbell and Dunn, Ms. Miles and Mr. Brandow held approximately 157,539 shares, 30,000 shares, 48,762 shares and 30,018 shares, respectively of the total number of shares acquired upon exercise during fiscal 2006.

Potential Payments Upon Termination or Change in Control

        Potential Payments Upon Termination.    Pursuant to our employment agreements with Messrs. Campbell and Dunn and Ms. Miles, if we terminate any of these executives without cause, he or she is entitled to severance payments equal to two times his or her base annual salary and health and life insurance benefits for 24 months from the date of the termination of his or her employment. Under those circumstances, he or she is also entitled to receive, pro-rated to the date of termination, any bonus he or she would have received for that year. If any of these executives terminates his or her employment for good reason, he or she is entitled to receive, in addition to the amounts payable if we were to have terminated his employment without cause, one times such employee's target cash bonus. In addition, pursuant to our Form of Restricted Stock Agreement, if we terminate Messrs. Campbell, Dunn and Brandow or Ms. Miles without cause, their restricted stock awards vest as to one-fourth of the total number of restricted shares granted for each of the anniversaries of the grant date for which they remained in service prior to such termination without cause.

        Pursuant to our employment agreements with Messrs. Campbell and Dunn and Ms. Miles, if we terminate any of these executives' employment, or if any of these executives resign for good reason, within three months prior to, or one year after, a change of control of the Company, which we refer to in this proxy statement as a change in control, he or she is entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, that he or she would have received in respect of the fiscal year in which the termination occurs; and (ii) in the case of Mr. Campbell, two and one-half times his annual base salary plus two times his target bonus, and health and life insurance benefits for 30 months and in the case of Mr. Dunn or Ms. Miles, two times the executive's annual salary plus one and one-half times the executive's target bonus, and health and life insurance benefits for 30 months. For additional information regarding the philosophy behind our change in control arrangements, see the discussion under the heading, "Compensation Discussion and Analysis—Post Termination Compensation."

        The following table describes the potential payments and benefits, payable to our named executive officers, if such executive were terminated on December 28, 2006:

Name	Cash Severance Payment(1)	Cash Bonus(1),(2)	Value of Medical Insurance Continuation(1)	Value of Life Insurance Continuation(1)	Value of Acceleration of Equity Awards Upon Termination(3)	Total Termination Benefit(3)
Michael L. Campbell
By the Company without cause	$1,187,264	$593,632	$15,806	$2,520	$125,960	$1,925,182
By executive for good reason	$1,187,264	$593,632	$15,806	$2,520	—	$1,799,222
By the Company or by executive for good reason in connection with a change in control	$1,484,080	$1,780,896	$19,757	$3,149	—	$3,287,882
Gregory W. Dunn
By the Company without cause	$806,154	$302,308	$15,806	$1,394	$57,000	$1,182,662
By executive for good reason	$806,154	$302,308	$15,806	$1,394	—	$1,125,662
By the Company or by executive for good reason in connection with a change in control	$806,154	$755,769	$19,757	$1,743	—	$1,583,423
Amy E. Miles
By the Company without cause	$705,384	$264,519	$15,806	$1,310	$49,888	$1,036,907
By executive for good reason	$705,384	$264,519	$15,806	$1,310	—	$987,019
By the Company or by executive for good reason in connection with a change in control	$705,384	$661,298	$19,757	$1,637	—	$1,388,076
Peter B. Brandow
By the Company without cause	—	—	—	—	$44,339	$44,339
By executive for good reason	—	—	—	—	—	—
By the Company or by executive for good reason in connection with a change in control	—	—	—	—	—	—

(1)
The Cash Severance Payment, Cash Bonus, Medical and Life Insurance Continuation amounts are calculated in connection with each named executive officers' employment agreement, as applicable.

(2)
The amounts reported as cash bonus are calculated as follows: (i) for a termination by the Company without cause or by the executive for good reason, the actual bonus, pro-rated to the date of termination, that he or she would have received in the fiscal year ended December 28, 2006, and (ii) in the case of termination by the Company or by the executive for good reason in connection with a change in control, as more fully described in the discussion under the heading "—Potential Payments Upon Termination or a Change in Control," in the case of Mr. Campbell, the actual bonus, pro-rated to the date of termination, that he would have received, plus two times his target bonus, for the fiscal year ended December 28, 2006, and in the case of Mr. Dunn and Ms. Miles, the actual bonus, pro-rated to the date of termination, that he or she would have received, plus one and one-half times his or her target bonus, for the fiscal year ended December 28, 2006.

(3)
The amounts reported do not reflect the value of options which would accelerate upon a change in control or the value of restricted stock for which restrictions would immediately lapse upon a change in control. Such value, which is realizable irrespective of whether such executives' employment terminates, are described below under the heading, "—Potential Payments Upon Change in Control." The value of equity awards included in this table and described below under the heading, "—Potential Payments Upon Change in Control" are valued calculated at the closing price per share of our Class A common stock on December 28, 2006, less the exercise price for option shares.

        Potential Payments Upon Change in Control.    Pursuant to our 2002 Stock Incentive Plan, upon a change in control, all unvested options shall become immediately exercisable in full during the remaining term of such options, irrespective of whether the Messrs. Campbell, Dunn and Brandow and Ms. Miles remain in service with the Company and all restrictions with respect to restricted stock awards to these executives immediately lapse. If a change in control were to have occurred on December 28, 2006, the intrinsic value of options accelerated on that date would be $10,193,088, $3,154,999, $3,154,999 and $2,588,953 for Messrs. Campbell and Dunn, Ms. Miles, and Mr. Brandow, respectively. In addition, the value of the restricted stock held by these executives for which restrictions would immediately lapse on that date would be $1,025,349, $463,972, $406,002 and $360,963 for Messrs. Campbell and Dunn, Ms. Miles, and Mr. Brandow, respectively. As of January 29, 2007, all of the options held by these executives have fully vested, and as a result, were such change in control to occur on January 30, 2007, there would be no intrinsic value of accelerated options upon such change in control, because such options would be fully vested pursuant to the their respective terms prior to such change in control. As used in connection with the calculation of the number of performance shares to be issued in respect of any performance share award, if any, upon the occurrence of a change of control prior to the calculation date for such shares, total stockholder return is calculated as the average of the total stockholder returns attained by the Company for each full twelve-month period ended on a yearly anniversary of the grant date prior to the date of the change of control, and for the portion of the twelve-month period during which the change of control occurs (excluding from such calculation the date of the change of control).

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between our board of directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past. Mr. Kaplan, Chairman of the Compensation Committee, serves as the co-portfolio manager of OCM Principal Opportunities Fund II, L.P. ("Oaktree"). In 2006, the Company paid certain offering-related fees and expenses on behalf of Oaktree, as described under the heading, "Certain Relationships and Related Transactions—Related Party Transactions."

Equity Compensation Plan Information

        The following table sets forth, as of December 28, 2006, the number of shares of Regal's Class A common stock to be issued upon exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities available for future issuance under our equity compensation plan, after giving effect to the anti-dilution adjustments made in connection with our payment of extraordinary cash dividends on July 1, 2003 and June 2, 2004. Since December 28, 2006, the number of shares underlying unexercised options and the option exercise price has been adjusted pursuant to an anti-dilution adjustment made in connection with the extraordinary cash dividend declared during the first quarter of 2007 and such subsequent adjustment has not been reflected in the amounts reported in the table.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,478,911	$7.03	3,028,025
Equity compensation plans not approved by security holders	—	—	—
Total	3,478,911	$7.03	3,028,025

(1)
Represents 3,095,601 shares underlying unexercised options and 383,310 unearned performance shares, based on the achievement of target performance goals.

(2)
Does not take into account the unearned performance shares reported in column (a).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and holders of greater than ten percent of our common stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 28, 2006, all filing requirements under Section 16(a) applicable to our officers, directors and ten percent stockholders were satisfied timely, except that Mr. Weigand inadvertently failed to file three Form 4s to reflect purchases of our common stock in the open market, although a Form 4 was subsequently filed to reflect such purchases.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

        The board has adopted a policy for the review, approval or ratification of transactions involving the Company and "related persons" as defined under the relevant SEC rules. The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Our policy is as follows:

  •
  Any proposed related person transaction must be reported to the Company's Chief Executive Officer, Chief Financial Officer or General Counsel, which we refer to in this policy as authorized officers, and reviewed and approved by the Audit Committee, after full disclosure of the related person's interest in the transaction, prior to effectiveness or consummation of the transaction, whenever practicable.

  •
  If an authorized officer determines that advance approval of such transaction is not practicable under the circumstances, the Audit Committee shall review, after full disclosure of the related person's interest in the transaction, and, in its discretion, may ratify the transaction at the next

    Audit Committee meeting or at its next meeting following the date that such transaction comes to the attention of such authorized officer.

  •
  An authorized officer may present any such transaction arising in the time period between meetings of the Audit Committee to the Chair of the Audit Committee, who shall review and may approve such transaction, subject to ratification, after full disclosure of the related person's interest in the transaction, by the Audit Committee at the next Audit Committee meeting.

  •
  Transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee, pursuant to the Compensation Committee charter.

  •
  In review of a related person transaction, the Audit Committee will review all relevant information available to it, and the Audit Committee may approve or ratify such transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.

  •
  The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with the approval of such transaction.

Related Party Transactions

        Since the beginning of fiscal 2006, in connection with an agreement with an Anschutz affiliate, Regal received various forms of advertising in exchange for on-screen advertising provided in certain of its theatres. The value of such advertising was less than $0.2 million.

        During fiscal 2005, Regal entered into a letter of intent with an Anschutz affiliate regarding a potential new theatre development located in Los Angeles, California. Regal contemplates funding a portion of the construction costs and entering into a long term lease agreement for the use of the theatre site. The ultimate financial terms of the potential new theatre development will be approved by those directors without an interest in the transaction.

        Since the beginning of fiscal, 2006, Regal Cinemas incurred approximately $4.9 million of expenses payable to an Anschutz affiliate, Qwest Communications and its subsidiaries, for telecommunication services. In addition, Regal Cinemas incurred approximately $0.3 million of expenses payable to Anschutz affiliates for certain advertising services and Regal Cinemas received from an Anschutz affiliate approximately $0.1 million for rent and other expenses related to a theatre facility and reimbursement of travel costs incurred on behalf of an Anschutz affiliate.

        During fiscal 2006, two of Mr. Campbell's brothers, Rick Campbell and Charles Campbell, were employed by us as our Director of Information Technology and Vice President, Theatre Audits and Security, respectively. For each of Rick Campbell and Charles Campbell, such employee's aggregate salary and bonus in the fiscal year ended December 28, 2006 was less than $120,000, but such figure was, including the value of options exercised during 2006, approximately $127,000 and $145,000, respectively.

        In October 2006, as required by our stockholders agreement, we filed a registration statement with the SEC relating to the secondary offering of shares of our Class A common stock by Oaktree, for which Mr. Kaplan serves as co-portfolio manager. In connection with this offering, we agreed to bear all registration fees and expenses, other than underwriting discounts or commissions. Such fees and expenses were approximately $0.3 million.

        The Audit Committee has reviewed and approved or ratified these transactions.

Employment Agreements

        We have entered into Employment Agreements with each of our named executive officers other than Mr. Brandow. For the details of these agreements, see the discussion under the heading "Executive Compensation—Elements of Compensation" above.

Indemnification Agreements

        Regal Cinemas, Inc. has entered into indemnification agreements with each of Messrs. Campbell, Dunn and Brandow and Ms. Miles. The indemnification agreements provide that Regal Cinemas will indemnify each of those individuals against claims arising out of events or occurrences related to that individual's service as an agent of Regal Cinemas, except among other restrictions to the extent such claims arise from conduct that was knowingly fraudulent, a knowing violation of law or of any policy of Regal Cinemas, deliberately dishonest or in bad faith or constituted willful misconduct.

        On March 3, 2006, the board of directors adopted a form of Director Indemnification Agreement to be used as a template for future indemnification agreements between the Company and its directors. Pursuant to the indemnification agreement, the Company will indemnify each director who becomes a party thereto against claims arising out of events or occurrences related to such individual's service on our board of directors; provided such individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and our stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under the indemnification agreements, we agree to maintain directors' and officers' liability insurance for our directors. As of the date of this proxy statement, the Company has entered into indemnification agreements with each of its directors.

PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has unanimously selected KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 27, 2007, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

        Ratification of the selection of KPMG by our stockholders is not required by law. As a matter of policy, however, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of our Audit Committee and board of directors to continue this policy). The persons designated in the enclosed proxy will vote your shares "FOR" ratification unless you include instruction in your signed proxy to the contrary. If the stockholders fail to ratify the selection of this firm, the Audit Committee will reconsider the matter.

        Representatives of KPMG are expected to be present at the Annual Meeting to answer appropriate questions from the stockholders and will be given an opportunity to make a statement on behalf of KPMG should they desire to do so. None of our directors or executive officers has any substantial interest, direct or indirect, in KPMG.

        The board of directors unanimously recommends a vote "FOR" the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2007.

OTHER BUSINESS

        We know of no other matter to be acted upon at the Annual Meeting. If any other matters are properly brought before the Annual Meeting however, the persons named in the accompanying proxy card as proxies for the holders of Regal's common stock will vote thereon in accordance with their best judgment.

OTHER INFORMATION

        Regal's audited consolidated financial statements are reproduced in Appendix B to this proxy statement and are included in the annual report on Form 10-K for the fiscal year ending December 28, 2006 filed with the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Complimentary copies of the Form 10-K as filed with the SEC may be obtained by following the instructions provided below under the heading "Availability of Report on Form 10-K."

Costs of Proxy Statement

        We pay for preparing, assembling and mailing this Proxy Statement and any other proxy materials transmitted on behalf of our board of directors. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our common stock.

Important Notice Regarding Delivery of Stockholder Documents

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A number of brokers with account holders who are Regal's stockholders may be householding our proxy materials. In that event, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker to discontinue householding and direct your written request to receive a separate proxy statement and annual report to the Company at: Regal Entertainment Group, Attention: Investor Relations, 7132 Regal Lane, Knoxville, Tennessee 37918, or by calling (865) 922-1123. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

STOCKHOLDER PROPOSALS

        In order to include a stockholder proposal in our proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of the 2007 fiscal year, we must receive it no later than December 14, 2007. Any stockholder proposal submitted to us for consideration at next year's annual meeting but which is not intended to be included in the related proxy statement and form of proxy must be received between December 11, 2007 and January 10, 2008; otherwise, the proposal will be considered by us to be untimely and not properly brought before the meeting.

AVAILABILITY OF REPORT ON FORM 10-K

        Upon your written request, we will provide to you a complimentary copy of our 2006 annual report on Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to Regal's offices, addressed as follows: Regal Entertainment Group, Attention: Investor Relations, 7132 Regal Lane, Knoxville, Tennessee 37918. A free copy of the Form 10-K may also be obtained at the Internet web site maintained by the SEC at www.sec.gov, and by visiting our Internet web site at www.regalentertainmentgroup.com and clicking on "Investor Relations," then on "SEC Filings" and then on "Click here to continue on to view SEC Filings."

By Order of the Board of Directors,

Peter B. Brandow Executive Vice President, General Counsel and Secretary

April 11, 2007

APPENDIX A

REGAL ENTERTAINMENT GROUP

COMPENSATION COMMITTEE CHARTER

Purpose

        The Compensation Committee of the Board of Directors of Regal Entertainment Group shall discharge the Board's responsibilities relating to compensation of the Company's directors and executives and administer and implement the Company's incentive-compensation plans and equity-based plans. The Compensation Committee also shall be responsible for preparing an annual report on executive compensation for inclusion in the Company's annual meeting proxy statement.

Committee Membership

        The Compensation Committee shall consist of no fewer than two directors, each of whom shall be appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee and may be removed by the Board, in each instance acting by majority vote. At least two members of the Compensation Committee shall meet the legal requirements relevant to the proper administration of the Company's compensation plans and programs under the federal securities laws and the Internal Revenue Code of 1986, as amended, and such members shall act as a subcommittee to the extent necessary to satisfy such legal requirements. If the Compensation Committee shall fail at any time to have two "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, then the full Board shall be responsible for approving all grants of equity compensation to directors and executive officers in accordance with such rule.

Committee Powers, Authority, Duties and Responsibilities

1.
The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of directors' and executive officers' compensation and shall have the sole authority to approve the consultant's fees and other retention terms. The Compensation Committee also shall have authority to obtain advice and assistance from the Company's executives, internal or outside legal, accounting or other advisors it determines necessary to carry out its duties. None of the Company's executives, however, shall be involved in the Compensation Committee's determination of their own compensation.

2.
The Compensation Committee shall annually review and approve the corporate goals and objectives relevant to compensation of the Company's Chief Executive Officers, evaluate each Chief Executive Officer's performance in light of those goals and objectives, and have the sole authority to determine each Chief Executive Officer's compensation level based on this evaluation and in accordance with any applicable employment agreement. In determining the long-term incentive component of each Chief Executive Officer's compensation, the Compensation Committee should consider the Company's performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to each Chief Executive Officer in past years and such other matters as it deems relevant.

3.
The Compensation Committee shall annually review and make recommendations to the Board to approve for all other executive officers of the Company, (a) the annual base salary amount, (b) the annual bonus payment, as calculated in accordance with each such executive's employment agreement, (c) any long-term incentive compensation, (d) any amendments to such executive's employment agreement, any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements, in each case as, when and if deemed necessary or advisable, and (e) any perquisites, special or

A-1

  supplemental benefits, all in accordance with applicable law, rules and regulations, and to the extent appropriate or necessary to comply with any federal securities or tax law requirements, such as Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or Section 162(m) of the Internal Revenue Code of 1986, as amended. To the extent such compensation is set forth in employment agreements, such employment agreements shall be subject to the review and approval of the Compensation Committee.

4.
The Compensation Committee shall periodically review and make recommendations to the Board with respect to the compensation of directors, including Board and committee retainers, meeting fees, equity-based compensation, and such other forms of compensation as the Compensation Committee may consider appropriate.

5.
The Compensation Committee shall administer and implement the Company's incentive compensation plans and equity-based plans, including, but not limited to, (a) approving option grants and restricted stock or other awards, (b) interpreting the plans, (c) determining rules and regulations relating to the plans, (d) modifying or canceling existing grants or awards and (e) imposing limitations, restrictions and conditions upon any grant or award as the Compensation Committee deems necessary or advisable.

6.
The Compensation Committee shall annually assess the desirability of proposing and make recommendations to the Board with respect to any new incentive-compensation plans and equity-based plans and any increase in shares reserved for issuance under existing plans.

7.
The Compensation Committee shall review and discuss the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) with management and based on such review and discussions, shall recommend to the board of directors that the Compensation Discussion and Analysis be included in the Company's annual meeting proxy statement.

8.
The Compensation Committee shall produce a report on executive compensation to be furnished in the Company's annual meeting proxy statement in accordance with applicable rules and regulations.

9.
The Compensation Committee may delegate its authority to its members or to a subcommittee of its designation as the Compensation Committee deems appropriate; provided that any delegate or subcommittee shall report any actions taken by him, her or it to the whole Compensation Committee at the Compensation Committee's next regularly scheduled meeting.

10.
The members of the Compensation Committee may appoint one of their number as the Chairman. If appointed, the Chairman shall be responsible for leadership of the Compensation Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting for the Compensation Committee to the Board at its next regularly scheduled meeting following the meeting of the Compensation Committee. If no Chairman is appointed, the Compensation Committee shall delegate one of its members to report to the Board.

11.
The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

12.
The Compensation Committee shall annually review its own performance as compared to the requirements of this Charter.

13.
The Compensation Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.

Adopted by the Board of Directors on April 5, 2007.

A-2

APPENDIX B

        This Appendix B was reproduced primarily from Part I, Item 1A and Part II of our annual report on Form 10-K that was filed with the Securities and Exchange Commission on February 26, 2007. You can obtain a free copy of the complete text of our Form 10-K by following the instructions in our Proxy Statement under the heading "Availability of Report on Form 10-K."

        Exhibits 31.1 and 31.2 to our annual report on Form 10-K that was filed with the Securities and Exchange Commission on February 26, 2007 contain our Chief Executive Officer's and Chief Financial Officer's certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 regarding the quality of our public disclosure. Following our 2006 annual meeting of stockholders, we submitted the Section 303A.12(a) Chief Executive Officer Certification to the NYSE in accordance with NYSE's corporate governance rules.

MARKET FOR THE REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

        Our common equity consists of Class A and Class B common stock. Our Class A common stock has traded on the New York Stock Exchange since May 9, 2002 under the symbol "RGC." There is no established public trading market for our Class B common stock.

        The following table sets forth the historical high and low sales prices per share of our Class A common stock as reported by the New York Stock Exchange for the fiscal periods indicated.

	Fiscal 2006
	High	Low
First Quarter (December 30, 2005 - March 30, 2006)	$19.45	$17.90
Second Quarter (March 31, 2006 - June 29, 2006)	21.29	18.50
Third Quarter (June 30, 2006 - September 28, 2006)	20.97	18.63
Fourth Quarter (September 29, 2006 - December 28, 2006)	21.85	19.39
	Fiscal 2005
	High	Low
First Quarter (December 31, 2004 - March 31, 2005)	$21.03	$18.96
Second Quarter (April 1, 2005 - June 30, 2005)	21.50	18.24
Third Quarter (July 1, 2005 - September 29, 2005)	20.39	17.95
Fourth Quarter (September 30, 2005 - December 29, 2005)	20.43	18.11

        On February 21, 2007, there were 269 stockholders of record of our Class A common stock and two stockholders of record of our Class B common stock.

  Dividend Policy

        During fiscal 2006, we paid to our stockholders four quarterly cash dividends of $0.30 per share, on each outstanding share of our Class A and Class B common stock, or approximately $179.6 million in the aggregate. During fiscal 2005, we paid to our stockholders four quarterly cash dividends of $0.30 per share, on each outstanding share of our Class A and Class B common stock, or approximately $175.9 million in the aggregate. On February 8, 2007, we declared a cash dividend of $0.30 per share on each outstanding share of Class A and Class B common stock. The dividend is payable on March 19, 2007 to our stockholders of record on March 9, 2007. We, at the discretion of the board of directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors. For a description of the loan agreement restrictions on the payment of dividends, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" included in Part II, Item 7 of this Form 10-K and Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

  Unregistered Sales of Equity Securities and Use of Proceeds

        None.

  Issuer Purchases of Equity Securities

        During fiscal 2004, the Company's board of directors authorized a share repurchase program, which provided for the authorization to repurchase up to $50.0 million of the Company's outstanding Class A common stock within a twelve month period. During the second fiscal quarter of 2005, the Company repurchased 520,386 shares of its outstanding Class A common stock at an aggregate cost of approximately $10.0 million. The Company's board of directors extended the share repurchase program during fiscal 2005 and fiscal 2006 for additional twelve month periods. Accordingly, the Company can repurchase up to an additional $40.0 million under the share repurchase program through September 2007. The Company made no repurchases of its outstanding Class A common stock during fiscal 2004 or fiscal 2006. Repurchases can be made from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such a manner deemed appropriate by the Company. Treasury shares are retired upon repurchase.

Comparative Stock Performance

        The following performance graph compares the yearly percentage change in the cumulative total stockholder return on Regal's Class A common stock with (i) the cumulative total return on the Standard and Poor's Corporation Composite 500 Index and (ii) a self-determined peer group of another public company primarily engaged in the motion picture exhibition industry, for the period commencing May 9, 2002 (the date upon which Regal's shares of Class A common stock began trading on the New York Stock Exchange) and ending December 28, 2006 (the last day of Regal's most recently completed fiscal year). The comparison assumes $100 was invested on May 9, 2002 in Regal's Class A common stock and in the foregoing index and peer group, and further assumes the reinvestment of dividends. The peer group is comprised of Carmike Cinemas, Inc. Prior to fiscal 2005, we included AMC Entertainment, Inc. ("AMC") in our peer group, however, AMC has been removed from our peer group because it was acquired by another entity and no longer has publicly-traded equity securities.

Comparison of 5
Year Cumulative Total Return
Assumes Initial Investment of $100
December 2006

Source: Zacks Investment Research, Inc.

        In accordance with the rules and regulations of the SEC, the above performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

EXECUTIVE OFFICERS OF THE REGISTRANT

        Shown below are the names, ages as of December 28, 2006, and current positions of our executive officers. There are no family relationships between any of the persons listed below, or between any of such persons and any of the directors of the Company or any persons nominated or chosen by the Company to become a director or executive officer of the Company.

Name	Age	Position
Michael L. Campbell	53	Chairman of the Board of Directors and Chief Executive Officer
Gregory W. Dunn	47	President and Chief Operating Officer
Amy E. Miles	40	Executive Vice President, Chief Financial Officer and Treasurer
Peter B. Brandow	46	Executive Vice President, General Counsel and Secretary

        Michael L. Campbell is our Chairman and Chief Executive Officer. Mr. Campbell's biography is contained under the heading, "Continuing Directors—Class I" of this proxy statement.

        Gregory W. Dunn is our President and Chief Operating Officer. Mr. Dunn has served as an Executive Vice President and Chief Operating Officer of Regal since March 2002 and became President of Regal in May 2005. Mr. Dunn served as Executive Vice President and Chief Operating Officer of Regal Cinemas, Inc. from 1995 to March 2002. Prior thereto, Mr. Dunn served as Vice President of Marketing and Concessions of Regal Cinemas, Inc. from 1991 to 1995.

        Amy E. Miles is our Executive Vice President, Chief Financial Officer and Treasurer and has served as such since March 2002. Ms. Miles has served as the Executive Vice President, Chief Financial Officer and Treasurer of Regal Cinemas, Inc. since January 2000. Prior thereto, Ms. Miles served as Senior Vice President of Finance from April 1999, when she joined Regal Cinemas, Inc. Ms. Miles was a Senior Manager with Deloitte & Touche from 1998 to 1999. From 1989 to 1998, she was with PricewaterhouseCoopers, LLC.

        Peter B. Brandow is our Executive Vice President, General Counsel and Secretary and has served as such since March 2002. Mr. Brandow has served as the Executive Vice President, General Counsel and Secretary of Regal Cinemas, Inc. since July 2001, and prior to that time he served as Senior Vice President, General Counsel and Secretary of Regal Cinemas, Inc. since February 2000. Prior thereto, Mr. Brandow served as Vice President, General Counsel and Secretary from February 1999 when he joined Regal Cinemas, Inc. From September 1989 to January 1999, Mr. Brandow was an associate with the law firm Simpson Thatcher & Bartlett.

SELECTED FINANCIAL DATA

        Regal was created through a series of transactions during 2001 and 2002. The Anschutz Corporation and its subsidiaries ("Anschutz") acquired controlling equity interests in United Artists, Edwards and Regal Cinemas, Inc. upon United Artists' emergence from bankruptcy reorganization on March 2, 2001, Edwards' emergence from bankruptcy reorganization on September 29, 2001 and Regal Cinemas, Inc.'s emergence from bankruptcy reorganization on January 29, 2002. Regal's consolidated financial statements reflect the results of operations from the dates Anschutz acquired its controlling equity interests in United Artists, Edwards and Regal Cinemas, Inc. These controlling equity interests have been recorded in Regal's consolidated financial statements at Anschutz's combined historical cost basis.

        We present below selected historical consolidated financial data for Regal based on historical data, (i) for the fiscal year ended December 26, 2002, considering the results of operations of United Artists (from January 4, 2002), Edwards (from December 28, 2001), and Regal Cinemas (from January 24, 2002, the date upon which Anschutz is deemed to have acquired its controlling equity interest in Regal Cinemas, Inc.), (ii) for the fiscal year ended January 1, 2004, considering the results of operations of United Artists, Regal Cinemas, and Edwards from December 27, 2002 and Hoyts from March 28, 2003, (iii) for the fiscal year ended December 30, 2004, considering the results of operations of United Artists, Regal Cinemas, Edwards and Hoyts from January 2, 2004, the results of operations of seven theatres acquired during the quarter ended July 1, 2004 and the 28 theatres acquired from Signature Theatres on September 30, 2004 (the "fiscal 2004 acquisitions") for periods subsequent to the respective acquisition dates, (iv) for the fiscal year ended December 29, 2005, considering the results of operations of United Artists, Regal Cinemas, Edwards, Hoyts and the fiscal 2004 acquisitions from December 31, 2004, the results of operations of seven theatres acquired from R/C Theatres on April 28, 2005 and 21 theatres acquired from Eastern Federal Corporation on July 21, 2005 (the "fiscal 2005 acquisitions") for periods subsequent to the respective acquisition dates, and (v) the fiscal year ended December 28, 2006, considering the results of United Artists, Regal Cinemas, Edwards, Hoyts, the fiscal 2004 acquisitions and the fiscal 2005 acquisitions from December 30, 2005 and the results of operations of four theatres acquired from AMC on September 15, 2006 for the period subsequent to the acquisition date. The fiscal year ended January 1, 2004 consisted of 53 weeks of operations. The selected historical consolidated financial data as of and for the fiscal years ended December 28, 2006, December 29, 2005, December 30, 2004, January 1, 2004 and December 26, 2002 were derived from the audited consolidated financial statements of Regal and the notes thereto. The selected historical financial data do not necessarily indicate the operating results or financial position that would have resulted from our operation on a combined basis during the periods presented, nor is the historical data necessarily indicative of any future operating results or financial position of Regal. In addition to the below selected financial data, you should also refer to the more complete financial information included elsewhere in this Form 10-K.

	Fiscal year Ended December 28, 2006	Fiscal year Ended December 29, 2005	Fiscal year Ended December 30, 2004		Fiscal year Ended January 1, 2004(1)		Fiscal Year Ended December 26, 2002
		(in millions, except per share data)
Statement of Operations Data:
Total revenues	$2,598.1	$2,516.7	$2,468.0		$2,489.9		$2,140.2
Income from operations	308.5	269.6	321.1		379.1		283.6
Net income	86.3	91.8	82.5		185.4		117.2
Earnings per diluted share	0.56	0.59	0.55		1.30		0.79
Dividends per common share	$1.20	$1.20	$5.86	(2)	$5.65	(3)	$0.15
	As of or for the fiscal year ended December 28 2006	As of or for the fiscal year ended December 29, 2005	As of or for the fiscal year ended December 30, 2004	As of or for the fiscal year ended January 1, 2004(1)	As of or for the fiscal year ended December 26, 2002
		(in millions, except operating data)
Other financial data:
Net cash provided by operating activities	$304.4	$386.4	$387.4	$476.1	$373.2
Net cash used in investing activities	(151.7)	(243.0)	(306.2)	(181.9)	(115.0)
Net cash used in financing activities(2),(3)	(186.8)	(191.0)	(126.1)	(281.4)	(50.2)
Balance sheet data at period end:
Cash and cash equivalents	$162.2	$196.3	$243.9	$288.8	$276.0
Total assets	2,468.8	2,532.8	2,542.4	2,449.8	2,310.2
Total debt obligations	1,987.9	1,984.5	2,005.8	1,227.2	678.4
Stockholders' equity (deficit)	(22.2)	29.9	69.0	794.9	1,270.8
Operating data:
Theatre locations	539	555	558	550	524
Screens	6,403	6,463	6,273	6,045	5,663
Average screens per location	11.9	11.6	11.2	11.0	10.8
Attendance (in millions)	247.4	244.3	253.8	265.6	241.4
Average ticket price	$6.98	$6.80	$6.53	$6.36	$6.02
Average concessions per patron	$2.82	$2.70	$2.51	$2.43	$2.44

(1)
Fiscal year ended January 1, 2004 was comprised of 53 weeks.

(2)
Includes the July 1, 2003 payment of the $5.05 extraordinary cash dividend paid on each share of Class A and Class B common stock.

(3)
Includes the June 2, 2004 payment of the $5.00 extraordinary cash dividend paid on each share of Class A and Class B common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This discussion summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of Regal Entertainment Group for the fiscal years ended December 28, 2006, December 29, 2005 and December 30, 2004. The following discussion and analysis should be read in conjunction with the consolidated financial statements of Regal and the notes thereto included elsewhere in this Form 10-K.

Overview and Basis of Presentation

        We conduct our operations primarily through our wholly owned subsidiaries. We operate the largest and most geographically diverse theatre circuit in the United States, consisting of 6,403 screens in 539 theatres in 39 states and the District of Columbia as of December 28, 2006. We believe the size, reach and quality of our theatre circuit provide an exceptional platform to realize economies of scale from our theatre operations. The Company manages its business under one reportable segment: theatre exhibition operations.

        We also maintain an investment in National CineMedia, which has primarily concentrated its efforts on in-theatre advertising, business meetings and non-feature film content distribution.

        We generate revenues primarily from admissions and concession sales. Additional revenues are generated by our vendor marketing programs and electronic video games located adjacent to the lobbies of certain of our theatres. In addition, National CineMedia provides us with revenues from its sale of on-screen advertising, rental of theatres for business meetings and concerts and other events. Film rental costs depend on a variety of factors including the prospects of a film and the popularity of a film and such film rental costs generally increase as the admissions revenues generated by a film increase. Because we purchase certain concession items, such as fountain drinks and popcorn, in bulk and not pre-packaged for individual servings, we are able to improve our margins by negotiating volume discounts. Other operating expenses consist primarily of theatre labor and occupancy costs.

        Regal was created through a series of transactions during 2001 and 2002. Anschutz acquired controlling equity interests in United Artists (our predecessor for accounting purposes) upon the emergence from bankruptcy reorganization on March 2, 2001 of the United Artists Bankrupt Entities (as defined in Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K). In the same manner, on September 29, 2001, Anschutz acquired controlling equity interests in the Edwards Bankrupt Entities (as defined in Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K). On January 29, 2002, Anschutz acquired a controlling equity interest in Regal Cinemas, Inc. ("RCI") when the Regal Cinemas, Inc. Bankrupt Entities (as defined in Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K) emerged from bankruptcy reorganization. Anschutz exchanged its controlling equity interest in RCI for a controlling equity interest in Regal Cinemas immediately thereafter. Regal acquired the controlling equity interests of United Artists, Edwards, Regal Cinemas and Regal CineMedia through a series of transactions described in further detail in Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

        The Company's consolidated financial statements reflect the results of operations from the dates Anschutz acquired its controlling equity interests in United Artists, Edwards and Regal Cinemas and includes subsequent acquisitions (see Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K) which have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates.

        On March 29, 2005, Regal and AMC announced the combination of the operations of RCM and AMC's subsidiary, NCN, into a new joint venture company, National CineMedia. On July 15, 2005,

Cinemark, through a wholly owned subsidiary, acquired a 20.7% interest in National CineMedia. As a result, as of December 28, 2006, Regal CineMedia Holdings, LLC ("RCH"), a wholly owned subsidiary of RCM, owned 45.4% of the Class A Units of National CineMedia, AMC, as successor in interest to NCN, owned 26.3% of the Class A Units of National CineMedia and Cinemark owned 28.3% of the Class A Units of National CineMedia. Pursuant to the joint venture transaction, AMC and Regal, through their subsidiaries, retained all advertising contracts signed on or before the close of business on March 31, 2005, and Cinemark retained all advertising contracts signed on or before the close of business on July 15, 2005, subject to an administrative fee payable to National CineMedia to service such contracts. For contracts signed by National CineMedia after the close of business on March 31, 2005, AMC and Regal, and with respect to advertising contracts signed after the close of business on July 15, 2005, Cinemark, through their respective theatre exhibition subsidiaries, receive revenue from National CineMedia with respect to advertising and event services at the theatres of National CineMedia partners and other third party exhibition companies, through an agreed upon formula based generally on screen count and attendance.

        On February 13, 2007, NCM Inc., a newly formed entity that serves as the sole manager of National CineMedia, completed the initial public offering, or IPO, of its common stock. NCM Inc. sold 38 million shares of its common stock for $21 per share in the IPO, less underwriting discounts and expenses. Because NCM Inc.'s Certificate of Incorporation requires that NCM Inc. at all times maintain a one-to-one ratio between the number of common units of National CineMedia owned by NCM Inc. and the number of outstanding shares of common stock of NCM Inc., NCM Inc. used a portion of the net proceeds from the IPO to acquire newly issued common units from National CineMedia. In addition, National CineMedia paid the net proceeds to each of Regal, AMC and Cinemark in exchange for modifying payment obligations for access to their respective theatres, for which Regal received a payment of $281 million. Upon the closing of the IPO, National CineMedia entered into a $725 million term loan facility, the net proceeds of which were used to redeem preferred units issued to each of Regal, AMC and Cinemark on a pro rata basis pursuant to a recapitalization of National CineMedia prior to completion of the IPO. As discussed in Note 14 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, we received $315.1 million as a result of the preferred unit redemption. At the closing of the IPO, the underwriters exercised their over-allotment option to purchase an additional 4 million shares of common stock of NCM Inc. at the initial offering price of $21 per share, less underwriting discounts and commissions. In connection with this over-allotment option exercise, Regal, AMC and Cinemark each sold to NCM Inc. common units of National CineMedia on a pro rata basis at the initial offering price of $21 per share, less underwriting discounts and expenses. Regal sold 1,637,826 common units to NCM Inc. for proceeds of $32.2 million, and upon completion of this sale of common units, Regal held 21,230,712 common units of National CineMedia, or a 22.6% interest. After the payment of current taxes, we estimate net proceeds from these transactions to total approximately $445 million. We are currently exploring alternatives for using these proceeds, and may use some or all of the proceeds for strategic acquisitions or to return value to stockholders through an extraordinary dividend, stock repurchases or other corporate uses. See Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of this joint venture arrangement.

        For a summary of other industry trends as well as other risks and uncertainties relevant to the Company, see "Business—Industry Overview and Trends" and "Risk Factors."

Results of Operations

        The 2006 fiscal year was a solid year for the industry and the Company. Based on our review of industry sources, national box office revenues were estimated to have increased by approximately 4.0% during fiscal year 2006 in comparison to fiscal year 2005. The industry achieved these results with strong attendance from the breadth of the fiscal 2006 film slate, coupled with ticket price increases.

        Our total revenue for the year ended December 28, 2006 ("Fiscal 2006 Period") was $2,598.1 million, consisting of $1,727.1 million of admissions revenues, $696.7 million from concessions revenues and $174.3 million of other operating revenues, and represented a 3.2% increase over total revenues of $2,516.7 million for the year ended December 29, 2005 ("Fiscal 2005 Period").

        Our Fiscal 2006 Period admissions revenues were favorably impacted by a 1.3% increase in attendance, coupled with a 2.6% increase in average ticket prices. The increase in the Fiscal 2006 Period attendance was primarily attributable to a strong box office led by the overall breadth of the Fiscal 2006 Period film slate. Our Fiscal 2006 Period attendance also benefited by approximately 109 new screens added since the end of the Fiscal 2005 Period and the 58 screens acquired from AMC during the Fiscal 2006 Period, partially offset by the closure of approximately 227 underperforming screens subsequent to the end of the Fiscal 2005 period. In addition, the Fiscal 2006 Period attendance was favorably impacted by a full twelve months of results of operations from the 306 screens acquired from R/C Theatres and Eastern Federal Corporation during the Fiscal 2005 Period. The increase in the Fiscal 2006 Period average ticket price was primarily attributable to periodic pricing reviews conducted by the Company, which includes analysis of various factors, including general inflationary trends and local market conditions. Based on our review of certain industry sources, the increase in our admissions revenues was in line with the industry's results for the Fiscal 2006 Period as compared to the Fiscal 2005 Period.

        In addition, during the Fiscal 2006 Period, we experienced growth in average concession revenues per patron and a slight decline in other operating revenues. The growth in average concession revenues per patron was primarily attributable to the success of certain family-oriented and concession-friendly films such as Pirates of the Caribbean: Dead Man's Chest, X-Men 3 and Cars exhibited during the Fiscal 2006 Period and periodic pricing reviews. The decrease in other operating revenues in the Fiscal 2006 Period was primarily attributable to the revenues generated from National CineMedia being less than generated in the Fiscal 2005 Period due to the payment arrangement described in further detail under Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. Such decreases were partially offset by increased revenues related to our vendor marketing programs and incremental other theatre revenues.

        Income from operations increased 14.4% to $308.5 million for the Fiscal 2006 Period compared to $269.6 million in the Fiscal 2005 Period. The net increase in income from operations during the Fiscal 2006 Period was primarily attributable to incremental admissions and concessions revenues described above, partially offset by lower other operating revenues and increases in certain operating expense items described in further detail below. Net income decreased to $86.3 million in the Fiscal 2006 Period compared to net income of $91.8 million in the Fiscal 2005 Period. Earnings per diluted share also decreased to $0.56 for the Fiscal 2006 Period compared to $0.59 during the Fiscal 2005 Period. EBITDA (earnings before interest, taxes, depreciation and amortization) was $466.3 million for the Fiscal 2006 Period, a decrease of 0.6% from $469.1 million in the Fiscal 2005 Period and represented an EBITDA margin of 17.9%. The decrease in net income, earnings per diluted share and EBITDA are primarily due to the loss on debt extinguishment recorded in the Fiscal 2006 Period in connection with conversions of a portion of the Company's Convertible Senior Notes (see Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion) coupled with decreases in other operating revenues and increases in certain expense items described in further detail below, partially offset by incremental admissions and concessions revenues due to the growth in attendance and increases in average ticket prices and average concessions per patron.

        A tabular reconciliation of net income to EBITDA and net cash provided by operating activities is provided below under "Results of Operations—EBITDA."

        During the Fiscal 2006 Period, we continued to make progress with respect to the following strategic initiatives:

  •
  We demonstrated our commitment to providing incremental value to our stockholders. Total cash dividends distributed to our stockholders during the Fiscal 2006 Period totaled approximately $179.6 million.

  •
  During September 2006, the Company acquired four theatres with a total of 58 screens from AMC. Regal purchased two of these AMC theatres representing 26 screens for approximately $34.1 million in cash, subject to post closing adjustments, and acquired the other two AMC theatres representing 32 screens in exchange for two Regal theatres consisting of 32 screens.

  •
  In addition to the theatres acquired from AMC, we opened 8 new theatres with 109 screens and closed 28 theatres with 227 screens (including the two theatres exchanged with AMC), ending the Fiscal 2006 Period with 539 theaters and 6,403 screens.

  •
  On February 13, 2007, NCM Inc., a newly formed entity that serves as the sole manager of National CineMedia, completed the initial public offering, or IPO, of its common stock. NCM Inc. sold 38 million shares of its common stock for $21 per share in the IPO, less underwriting discounts and expenses. Because NCM Inc.'s Certificate of Incorporation requires that NCM Inc. at all times maintain a one-to-one ratio between the number of common units of National CineMedia owned by NCM Inc. and the number of outstanding shares of common stock of NCM Inc., NCM Inc. used a portion of the net proceeds from the IPO to acquire newly issued common units from National CineMedia. In addition, National CineMedia paid the net proceeds to each of Regal, AMC and Cinemark in exchange for modifying payment obligations for access to their respective theatres, for which Regal received a payment of $281 million. Upon the closing of the IPO, National CineMedia entered into a $725 million term loan facility, the net proceeds of which were used to redeem preferred units issued to each of Regal, AMC and Cinemark on a pro rata basis pursuant to a recapitalization of National CineMedia prior to completion of the IPO. As discussed in Note 14 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, we received $315.1 million as a result of the preferred unit redemption. At the closing of the IPO, the underwriters exercised their over-allotment option to purchase an additional 4 million shares of common stock of NCM Inc. at the initial offering price of $21 per share, less underwriting discounts and commissions. In connection with this over-allotment option exercise, Regal, AMC and Cinemark each sold to NCM Inc. common units of National CineMedia on a pro rata basis at the initial offering price of $21 per share, less underwriting discounts and expenses. Regal sold 1,637,826 common units to NCM Inc. for proceeds of $32.2 million, and upon completion of this sale of common units, Regal held 21,230,712 common units of National CineMedia, or a 22.6% interest. After the payment of current taxes, we estimate net proceeds from these transactions to total approximately $445 million. We are currently exploring alternatives for using these proceeds, and may use some or all of the proceeds for strategic acquisitions or to return value to stockholders through an extraordinary dividend, stock repurchases or other corporate uses. See Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of this joint venture arrangement.

        We are optimistic regarding the 2007 film slate and share the view of a number of film studio executives and analysts who believe the industry is poised to benefit from a year of solid box office performance. Evidenced by the film studios' continued efforts to promote and market upcoming film releases, 2007 appears to be another year of high-profile releases such as Spider-Man 3, Shrek the Third, Pirates of the Caribbean: At World's End, Ocean's Thirteen, Ratatouille, Harry Potter and the Order of the Phoenix, The Bourne Ultimatum and Rush Hour 3.

        We intend to grow our theatre circuit through selective expansion and through accretive acquisitions. With respect to capital expenditures, due in part to the timing of certain construction projects, we expect capital expenditures to be in the range of $120 million to $140 million for fiscal 2007, consisting of new theatre development, expansion of existing theatre facilities, upgrades and replacements.

        Overall for the fiscal 2007 year, we are forecasting a modest increase in attendance as a result of the upcoming high-profile film releases described above and modest increases in ticket prices and average concessions per patron. In addition, we expect fiscal 2007 admission and concessions revenues to be supported by our continued focus on efficient theatre operations. We will continue to maintain a business strategy focused on the evaluation of accretive acquisition opportunities, selective upgrades and providing incremental returns to our stockholders. For an understanding of the significant factors that influenced our performance during the past three fiscal years, the preceding and following discussion should be read in conjunction with the consolidated financial statements and the notes thereto presented in this Form 10-K.

        The following table sets forth the percentage of total revenues represented by certain items included in our consolidated statements of income for the Fiscal 2006 Period, the Fiscal 2005 Period and the year ended December 30, 2004 ("Fiscal 2004 Period") (dollars and attendance in millions, except average ticket prices and average concession per patron):

	Fiscal 2006 Period		Fiscal 2005 Period		Fiscal 2004 Period
	$	% of Revenue	$	% of Revenue	$	% of Revenue
Revenues:
Admissions	$1,727.1	66.5%	$1,662.2	66.0%	$1,657.9	67.2%
Concessions	696.7	26.8	659.8	26.2	636.4	25.8
Other operating revenue	174.3	6.7	194.7	7.8	173.7	7.0

Total revenue	2.598.1	100.0	2,516.7	100.0	2,468.0	100.0
Operating expenses:
Film rental and advertising costs(1)	906.6	52.5	886.7	53.3	878.5	53.0
Cost of concessions(2)	104.8	15.0	96.4	14.6	94.9	14.9
Rent expense(3)	323.2	12.4	310.5	12.3	287.0	11.6
Other operating expenses(3)	669.5	25.8	668.8	26.6	638.1	25.9
General and administrative expenses(including share-based compensation of $8.6 million, $5.7 million and $5.6 million for the Fiscal 2006 Period, the Fiscal 2005 Period and the Fiscal 2004 Period, respectively)(3)	65.9	2.5	67.9	2.7	69.9	2.8
Depreciation and amortization(3)	197.1	7.6	199.3	7.9	174.6	7.1
Net loss (gain) on disposal and impairment of operating assets(3)	15.1	0.6	11.6	0.5	(1.4)	(0.1)
Equity in earnings of joint venture including former employee compensation(3)	7.4	0.3	5.9	0.2	—	—
Net loss on lawsuit settlements(3)	—	—	—	—	5.3	0.2

Total operating expenses(3)	2,289.6	88.1	2,247.1	89.3	2,146.9	87.0

Income from operations(3)	308.5	11.9	269.6	10.7	321.1	13.0
Interest expense, net(3)	125.2	4.8	117.3	4.7	95.6	3.9
Provision for income taxes(3)	57.7	2.2	60.7	2.4	59.5	2.4
Net income(3)	86.3	3.3	91.8	3.6	82.5	3.3
EBITDA(3),(4)	$466.3	17.9	$469.1	18.6	$412.2	16.7
Attendance	247.4	*	244.3	*	253.8	*
Average ticket price(5)	$6.98	*	$6.80	*	$6.53	*
Average concession per patron(6)	$2.82	*	$2.70	*	$2.51	*

*
Not meaningful

(1)
Percentage of revenues calculated as a percentage of admissions revenues.

(2)
Percentage of revenues calculated as a percentage of concessions revenues.

(3)
Percentage of revenues calculated as a percentage of total revenues.

(4)
EBITDA represents earnings before interest, taxes, depreciation and amortization. See "—Results of Operations—EBITDA" below for a tabular reconciliation of net income to EBITDA and net cash provided by operating activities.

(5)
Calculated as admissions revenue/attendance.

(6)
Calculated as concessions revenue/attendance.

Fiscal 2006 Period Compared to Fiscal 2005 Period

  Admissions

        During the Fiscal 2006 Period, total admissions revenues increased $64.9 million, or 3.9%, to $1,727.1 million, from $1,662.2 million for the Fiscal 2005 Period. Our Fiscal 2006 Period box office results were favorably impacted by a 1.3% increase in attendance, coupled with a 2.6% increase in average ticket prices. The increase in the Fiscal 2006 Period attendance was primarily attributable to a strong box office led by the overall breadth of the Fiscal 2006 Period film slate. Our Fiscal 2006 Period attendance also benefited by the addition of approximately 109 new screens since the end of the Fiscal 2005 Period and the 58 screens acquired from AMC during the Fiscal 2006 Period, partially offset by the closure of approximately 227 underperforming screens subsequent to the end of the Fiscal 2005 period. In addition, the Fiscal 2006 Period attendance was favorably impacted by the 306 screens acquired from R/C Theatres and Eastern Federal Corporation during the Fiscal 2005 Period. Since the R/C Theatres and Eastern Federal Corporation acquisitions occurred during the Fiscal 2005 Period, the results of operations of such theatres were only partially included in the Fiscal 2005 Period results. See Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information regarding these acquisitions. The increase in the Fiscal 2006 Period average ticket price was primarily attributable to periodic pricing reviews conducted by the Company, which includes analysis of various factors, including general inflationary trends and local market conditions. Based on our review of certain industry sources, the increase in our admissions revenues was in line with the industry's results for the Fiscal 2006 Period as compared to the Fiscal 2005 Period.

  Concessions

        Total concessions revenues increased $36.9 million, or 5.6%, to $696.7 million for the Fiscal 2006 Period, from $659.8 million for the Fiscal 2005 Period. The increase in concessions revenues in the Fiscal 2006 Period compared to the Fiscal 2005 Period was due to a 4.4% increase in average concessions per patron, coupled with the aforementioned Fiscal 2006 Period increase in attendance. The increase in the Fiscal 2006 Period concessions revenue and average concessions per patron was primarily attributable to changes in our concessions product mix (including certain size changes) and increases in concession prices. In addition, the success of certain family-oriented and concession-friendly films such as Pirates of the Caribbean: Dead Man's Chest, X-Men 3 and Cars benefited concessions revenues for the Fiscal 2006 period.

  Other Operating Revenues

        Total other operating revenues decreased $20.4 million, or 10.5%, to $174.3 million for the Fiscal 2006 Period, from $194.7 million for the Fiscal 2005 Period. Included in other operating revenues are on-screen advertising revenues, the activities of the National CineMedia joint venture subsequent to its formation on March 29, 2005, marketing revenues from our vendor marketing programs and other theatre revenues. The decrease in other operating revenues in the Fiscal 2006 Period was primarily attributable to the revenues generated from National CineMedia being less than generated in the Fiscal 2005 Period due to the payment arrangement described in further detail under Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. Such decreases were partially offset by increased revenues related to our vendor marketing programs and incremental other theatre revenues.

  Film Rental and Advertising Costs

        During the Fiscal 2006 Period, film rental and advertising costs as a percentage of admissions revenues decreased to 52.5% as compared to 53.3% in the Fiscal 2005 Period. The decreases in film rental and advertising costs as a percentage of box office revenues during the Fiscal 2006 Period was primarily the result of a higher percentage of box office revenues generated from lower grossing films, coupled with higher film rental costs associated with certain Fiscal 2005 Period films such as Star Wars: Episode III—Revenge of the Sith.

  Cost of Concessions

        Cost of concessions as a percentage of concessions revenues increased to 15.0% in the Fiscal 2006 Period as compared to 14.6% in the Fiscal 2005 Period. The increase in the cost of concessions as a percentage of concession revenues was primarily related to a greater percentage of lower margin concession items in the overall mix of concession product sold during the Fiscal 2006 Period as compared to the Fiscal 2005 Period.

  Rent Expense

        During the Fiscal 2006 Period, rent expense increased $12.7 million or 4.1% to $323.2 million in the Fiscal 2006 Period, from $310.5 million in the Fiscal 2005 Period. The increase in rent expense in the Fiscal 2006 Period was primarily attributable to general inflationary increases along with incremental rent from the inclusion of 109 new screens added since the end of the Fiscal 2005 Period coupled with incremental rent from the inclusion of a full twelve months of rent expense for the theatres purchased from R/C Theatres and Eastern Federal Corporation during the Fiscal 2005 Period, partially offset by the closure of approximately 227 screens subsequent to the end of the Fiscal 2005 period.

  Other Operating Expenses

        Other operating expenses as a percentage of total revenues decreased to 25.8% in the Fiscal 2006 Period, from 26.6% in the Fiscal 2005 Period. The decrease in total other operating expenses as a percentage of total revenues in the Fiscal 2006 Period was primarily attributable to the decrease in expenses of National CineMedia, due to the arrangements described in further detail under Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, partially offset by an increase in certain non-rent occupancy costs and certain other variable operating costs related to the increase in attendance.

  General and Administrative Expenses

        General and administrative expenses decreased $2.0 million, or 2.9%, to $65.9 million during the Fiscal 2006 Period, from $67.9 million in the Fiscal 2005 Period. As a percentage of total revenues, general and administrative expenses decreased to 2.5% in the Fiscal 2006 Period, from 2.7% in the Fiscal 2005 Period. The decrease in general and administrative expenses during the Fiscal 2006 Period as compared to the Fiscal 2005 Period was primarily attributable to the continued reduction of Regal CineMedia general and administrative expenses resulting from the National CineMedia joint venture, partially offset by an increase in share-based compensation expense primarily resulting from the Company's adoption of Statement of Financial Accounting Standards No. 123 (revised), "Share-Based Payment," effective December 30, 2005 (see Note 9 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion).

  Depreciation and Amortization

        For the Fiscal 2006 Period, depreciation and amortization decreased $2.2 million, or 1.1%, to $197.1 million, from $199.3 million in the Fiscal 2005 Period. The decrease in depreciation and amortization expense during the Fiscal 2006 Period was primarily due to the closure of 227 screens subsequent to the end of the Fiscal 2005 Period, for which the depreciation and amortization exceeded the incremental depreciation and amortization costs associated with the inclusion of a full twelve months of results of operations for the theatres purchased from R/C Theatres and Eastern Federal Corporation during the Fiscal 2005 Period and the 109 new screens added after the end of the Fiscal 2005 Period.

  Income from Operations

        Income from operations totaled approximately $308.5 million for the Fiscal 2006 Period, which represents an increase of $38.9 million or 14.4%, from $269.6 million in the Fiscal 2005 Period. The net increase in income from operations during the Fiscal 2006 Period was primarily attributable to incremental admissions and concessions revenues described above, partially offset by decreases in other operating revenues and increases in certain operating expense items such as film and advertising, costs of concessions, rent, and impairment of operating assets.

  Interest Expense

        Net interest expense increased $7.9 million, or 6.7%, to $125.2 million in the Fiscal 2006 Period, from $117.3 million in the Fiscal 2005 Period. The increase in net interest expense during the Fiscal 2006 Period as compared to the Fiscal 2005 Period was principally due to incremental borrowings under our term facility coupled with a higher effective interest rate on the term facility during the Fiscal 2006 Period, partially offset by lower outstanding borrowings on our Convertible Senior Notes during the Fiscal 2006 Period due to conversions of a portion of such Convertible Senior Notes (see Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion).

  Income Taxes

        The provision for income taxes of $57.7 million and $60.7 million for the Fiscal 2006 Period and the Fiscal 2005 Period, respectively, reflect effective tax rates of approximately 40.1% and 39.8%, respectively. The effective tax rates for Fiscal 2005 Period to the Fiscal 2006 Period reflect the impact of certain non-deductible expenses.

  Net Income

        During the Fiscal 2006 Period, net income totaled $86.3 million, which represents a decrease of $5.5 million, from $91.8 million in the Fiscal 2005 Period. The decrease in net income for the Fiscal 2006 Period was primarily attributable to the approximate $37.0 million loss on debt extinguishment (including a related $1.2 million write-off of unamortized debt issue costs) recorded in the Fiscal 2006 Period in connection with conversions of a portion of the Company's Convertible Senior Notes (see Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion), decreases in other operating revenues and increases in certain expense items described in further detail above, partially offset by incremental admissions and concessions revenues due to the growth in attendance and increases in average ticket prices and average concessions per patron.

Fiscal 2005 Period Compared to Fiscal 2004 Period

  Admissions

        Total admissions revenues increased $4.3 million, or 0.3%, to $1,662.2 million for the Fiscal 2005 Period, from $1,657.9 million for the Fiscal 2004 Period. Our Fiscal 2005 Period box office results were favorably impacted by a 4.1% increase in average ticket prices, largely offset by a 3.7% decline in attendance. The decline in the Fiscal 2005 Period attendance was partially mitigated by the inclusion of the results of operations of the 30 Signature Theatres locations acquired on September 30, 2004, the seven theatres acquired from R/C Theatres on April 28, 2005 and the 21 theatres acquired from Eastern Federal Corporation on July 21, 2005. Since the R/C and Eastern Federal acquisitions occurred subsequent to the Fiscal 2004 Period, the results of operations of such theatres were not included in the Fiscal 2004 Period results. In addition, the Fiscal 2005 Period results include the results of operations of the acquired Signature Theatres for a full twelve months, whereas the results of operations of Signature Theatres were excluded from the first nine months of the Fiscal 2004 Period because the acquisition did not occur until September 30, 2004. Excluding the impact of the incremental attendance from these theatres, the Company's Fiscal 2005 Period total attendance declined by approximately 9.2%. See Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information regarding these acquisitions. The increase in the Fiscal 2005 Period average ticket price was primarily attributable to periodic pricing reviews conducted by the Company, which includes analysis of various factors, including general inflationary trends and local market conditions. The increase in the average ticket prices per patron for the Fiscal 2005 Period was not enough to offset the Company's Fiscal 2005 Period attendance per average screen decline of 6.9%, resulting in a decline in per average screen box office revenues of 3.0%. Based on certain industry sources, on a same screen basis, the percentage by which the Fiscal 2005 Period calendar box office revenues declined from the prior year comparative period approximated the percentage by which industry box office revenue declined for the same time period.

  Concessions

        Total concessions revenues increased $23.4 million, or 3.7%, to $659.8 million for the Fiscal 2005 Period, from $636.4 million for the Fiscal 2004 Period. The increase in concessions revenues in the Fiscal 2005 Period compared to the Fiscal 2004 Period was due to a 7.6% increase in average concessions per patron, partially offset by a 3.7% decrease in attendance. The net increase in the Fiscal 2005 Period concessions revenue and average concessions per patron was primarily attributable to changes in our concessions product mix (including certain pricing and size changes) and the increased breadth of family-oriented and concession-friendly film product exhibited during the Fiscal 2005 Period.

  Other Operating Revenues

        Total other operating revenues increased $21.0 million, or 12.1%, to $194.7 million for the Fiscal 2005 Period, from $173.7 million for the Fiscal 2004 Period. Included in other operating revenues are on-screen advertising revenues, business meetings and concert event revenues generated by Regal CineMedia prior to the formation of the National CineMedia, the activities of the National CineMedia joint venture subsequent to its formation, marketing revenues from our vendor marketing programs and other theatre revenues. The increase in other operating revenues was primarily attributable to increased revenues related to our vendor marketing programs and incremental revenues from the inclusion of the theatres purchased from Signature Theatres, R/C Theatres and Eastern Federal Corporation.

  Film Rental and Advertising Costs

        During the Fiscal 2005 Period, film rental and advertising costs as a percentage of admissions revenues increased to 53.3% as compared to 53.0% in the Fiscal 2004 Period. The increases in film rental and advertising costs during the Fiscal 2005 Period as a percentage of box office revenues was a result of film product mix and higher film rental cost associated with certain Fiscal 2005 films such as Star Wars: Episode III—Revenge of the Sith.

  Cost of Concessions

        Cost of concessions as a percentage of concessions revenues decreased to 14.6% in the Fiscal 2005 Period as compared to 14.9% in the Fiscal 2004 Period. The decrease in the cost of concessions as a percentage of concession revenues during the Fiscal 2005 Period was primarily attributable to the mix of concession product.

  Rent Expense

        Rent expense increased $23.5 million or 8.2% to $310.5 million in the Fiscal 2005 Period, from $287.0 million in Fiscal 2004 Period. Rent expense as a percentage of total revenues increased to 12.3% in the Fiscal 2005 Period, from 11.6% in the Fiscal 2004 Period. The increase in rent expense in the Fiscal 2005 Period was primarily attributable to incremental rent from the inclusion of the theatres purchased in the Signature, R/C and Eastern Federal acquisitions.

  Other Operating Expenses

        For the Fiscal 2005 Period, other operating expenses increased $30.7 million, or 4.8%, to $668.8 million, from $638.1 million in the Fiscal 2004 Period. Other operating expenses as a percentage of total revenues increased to 26.6% in the Fiscal 2005 Period, from 25.9% in the Fiscal 2004 Period. The increase in total other operating expenses in the Fiscal 2005 Period was primarily attributable to added costs associated with the inclusion of the theatres purchased from Signature Theatres, R/C Theatres and Eastern Federal Corporation.

  General and Administrative Expenses

        General and administrative expenses decreased $2.0 million, or 2.9%, to $67.9 million during the Fiscal 2005 Period, from $69.9 million in the Fiscal 2004 Period. As a percentage of total revenues, general and administrative expenses decreased to 2.7% during the Fiscal 2005 Period, from 2.8% in the Fiscal 2004 Period. The decrease in general and administrative expenses during the Fiscal 2005 Period was primarily attributable to a reduction of Regal CineMedia general and administrative expenses resulting from the formation of National CineMedia, partially offset by increases in legal and professional fees, of which approximately $1.0 million related to expenses in connection with the National CineMedia transaction.

  Depreciation and Amortization

        Depreciation and amortization increased $24.7 million, or 14.1%, to $199.3 million in the Fiscal 2005 Period, from $174.6 million in the Fiscal 2004 Period. The increase in depreciation and amortization during the Fiscal 2005 Period was primarily due to incremental depreciation and amortization from the inclusion of the theatres purchased from Signature Theatres, R/C Theatres and Eastern Federal Corporation.

  Income from Operations

        Income from operations totaled approximately $269.6 million for the Fiscal 2005 Period, which represents a decrease of $51.5 million or 16.0%, from $321.1 million in the Fiscal 2004 Period. The decrease in income from operations during the Fiscal 2005 Period was primarily attributable to increases in certain operating expense items such as rent, depreciation and amortization associated with the inclusion of the theatres purchased from Signature Theatres, R/C Theatres and Eastern Federal

Corporation, incremental costs (including severance expense of $7.4 million) associated with the formation of the National CineMedia joint venture arrangement, a net loss on the disposal and impairment of operating assets, partially offset by incremental admissions, concessions and other operating revenues and the inclusion of the results of operations of the theatres purchased from Signature Theatres, R/C Theatres and Eastern Federal Corporation, including certain realized benefits associated with the integration of such acquisitions.

  Interest Expense

        Net interest expense increased $21.7 million, or 22.7%, to $117.3 million in the Fiscal 2005 Period, from $95.6 million in the Fiscal 2004 Period. The increase in interest expense in the Fiscal 2005 Period was principally due to higher outstanding indebtedness as a result of the financing arrangements entered into for the payment of our June 2004 extraordinary dividend consummated in the Fiscal 2004 Period described further in Notes 1 and 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

  Income Taxes

        The provision for income taxes of $60.7 million and $59.5 million for the Fiscal 2005 Period and the Fiscal 2004 Period reflect effective tax rates of approximately 39.8% and 41.9%, respectively. The effective tax rate for each period reflects the impact of certain non-deductible expenses. The reduction in the effective tax rate from the Fiscal 2004 Period to the Fiscal 2005 Period was primarily attributable to management's determination during 2004 that it was more likely than not that certain state tax attributes would not be realized.

        As discussed in Note 7 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K during 2005, the Internal Revenue Service ("IRS") examined the Company's 2002 and 2003 federal income tax returns. In October 2005, the examination of the Company's federal tax returns for such years was completed, and the Company and the IRS agreed to certain adjustments to the years under audit. Such adjustments did not have a material impact on the Company's provision for income taxes.

  Net Income

        Net income totaled $91.8 million for the Fiscal 2005 Period, which represents an increase of $9.3 million, from $82.5 million in the Fiscal 2004 Period. The increase in net income for the Fiscal 2005 Period was primarily attributable to a $76.1 million reduction in a loss on extinguishment of debt related to the Fiscal 2004 Period refinancing transactions described in Notes 1 and 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, partially offset by the decline in operating income and incremental interest expense described above.

EBITDA

        EBITDA was approximately $466.3 million, or 17.9% of total revenues for the Fiscal 2006 Period, $469.1 million, or 18.6% of total revenues, for the Fiscal 2005 Period and $412.2 million, or 16.7% of total revenues, for the Fiscal 2004 Period. The decrease in EBITDA for the Fiscal 2006 Period was primarily attributable to the approximate $37.0 million loss on debt extinguishment (including a related $1.2 million write-off of unamortized debt issue costs) recorded in the Fiscal 2006 Period in connection with conversions of a portion of the Company's Convertible Senior Notes (see Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion), partially offset by an increase in operating income described above. We believe EBITDA provides a useful measure of liquidity and financial performance for our investors because EBITDA is an industry comparative measure of liquidity and financial performance prior to the payment of interest and taxes and because it is a primary financial measure used by management to assess our performance and liquidity. EBITDA is not a measurement of liquidity or financial performance under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States of America for purposes of analyzing our profitability or liquidity. In addition, not all funds depicted by EBITDA are available for management's discretionary use. For example, a substantial portion of such funds are subject to contractual restrictions and functional requirements for debt service, fund necessary capital expenditures and to meet other commitments from time to time as described in more detail in this Form 10-K. EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies. A reconciliation of net income to EBITDA and net cash provided by operating activities is calculated as follows (in millions):

	Fiscal 2006 Period	Fiscal 2005 Period	Fiscal 2004 Period
Net income	$86.3	$91.8	$82.5
Interest expense, net	125.2	117.3	95.6
Provision for income taxes	57.7	60.7	59.5
Depreciation and amortization	197.1	199.3	174.6

EBITDA	466.3	469.1	412.2
Interest expense, net	(125.2)	(117.3)	(95.6)
Provision for income taxes	(57.7)	(60.7)	(59.5)
Deferred income taxes	(19.8)	(15.5)	2.2
Changes in operating assets and liabilities	(29.6)	87.8	50.1
Loss on debt extinguishment	39.2	—	76.1
Other items, net	31.2	23.0	1.9

Net cash provided by operating activities	$304.4	$386.4	$387.4

Cash Flows

        The following table summarizes certain cash flow data for the Fiscal 2006 Period, Fiscal 2005 and Fiscal 2004 Period:

	Fiscal 2006 Period	Fiscal 2005 Period	Fiscal 2004 Period
	(in millions)
Net cash provided by operating activities	$304.4	$386.4	$387.4
Net cash used in investing activities	(151.7)	(243.0)	(306.2)
Net cash used in financing activities	(186.8)	(191.0)	(126.1)

Net decrease in cash and cash equivalents	$(34.1)	$(47.6)	$(44.9)

  Fiscal 2006 Period Compared to Fiscal 2005 Period

        Net cash flows generated from operating activities were approximately $304.4 million for the Fiscal 2006 Period, which represents a decrease of $82.0 million compared to $386.4 million in the Fiscal 2005 Period. Fiscal 2006 Period net cash flows generated from operating activities were impacted by several factors including an increase in total revenues due primarily to increases in attendance coupled with increases in average ticket prices and average concessions per patron, offset by increases in certain expense items. An approximate $40.9 million increase in adjustments (primarily losses on extinguishment of debt, equity in earnings of joint venture including former employee compensation, share-based compensation and a greater loss on disposal and impairment of operating assets) to reconcile net income to cash provided by operating activities, offset by a $5.5 million decrease in net income and a $117.4 million reduction of changes in operating assets and liabilities, contributed to the net decrease in net cash provided by operating activities. The net decrease in the changes in operating assets and liabilities and other working capital items was primarily related to the timing of income tax payments and to a lesser extent, the timing of certain vendor payments and a reclassification of excess tax benefits from share based payment arrangements to cash flows used in financing activities discussed further in Note 9 to the accompanying consolidated financial statements included in Part II, Item 8 of this Form 10-K).

        Net cash flows used in investing activities totaled approximately $151.7 million for the Fiscal 2006 Period compared to cash flows used in investing activities of approximately $243.0 million for the Fiscal 2005 Period. Contributing to the decrease in cash flows used in investing activities was the purchase of Eastern Federal Corporation Theatres and R/C Theatres during the Fiscal 2005 Period, a $19.8 million decrease in capital expenditures during the Fiscal 2006 Period, which was primarily attributable to the timing of capital projects during the Fiscal 2006 Period, partially offset by the acquisition of the AMC theatres described more fully in Note 3 to the accompanying consolidated financial statements included in Part II, Item 8 of this Form 10-K and by lower proceeds from the disposition of assets effected during the Fiscal 2006 Period as compared the Fiscal 2005 Period.

        Net cash flows used in financing activities were approximately $186.8 million for the Fiscal 2006 Period compared to cash flows used in financing activities of approximately $191.0 million for the Fiscal 2005 Period. The net decrease in cash flows used in financing activities during the Fiscal 2006 Period was primarily attributable to incremental borrowings under the Senior Credit Facility and the reclassification of excess tax benefits from share based payment arrangements from cash flows from operating activities discussed further in Note 9 to the accompanying consolidated financial statements included in Part II, Item 8 of this Form 10-K, partially offset by net cash used to settle conversions of approximately $116.3 million in principal amount of the Company's Convertible Senior Notes and the payment of debt acquisition costs.

  Fiscal 2005 Period Compared to Fiscal 2004 Period

        Cash flows generated from operating activities were approximately $386.4 million for the Fiscal 2005 Period, which remained relatively consistent compared to $387.4 million in the Fiscal 2004 Period. Fiscal 2005 Period cash flows generated from operating activities were impacted by several factors including a decrease in income from operations during the Fiscal 2005 Period related to increases in certain operating expense items, partially offset by incremental admission, concession and other operating revenues and the inclusion of the results of operations of theatres purchased from Signature Theatres, R/C Theatres and Eastern Federal Corporation. An approximate $48.0 million reduction in adjustments (primarily loss on extinguishment of debt, partially offset by incremental depreciation and amortization expense and a loss on disposal and impairment of operating assets) to reconcile net income to cash provided by operating activities, partially offset by a $9.3 million increase in net income and a $37.7 million increase in the changes in operating assets and liabilities further contributed to the $1.0 million net decrease in net cash provided by operating activities. The net increase in the changes in operating assets and liabilities, and other working capital items was primarily related to the timing of certain vendor payments and income tax payments, increases in deferred revenues and trade and other receivables, partially offset by a decrease in prepaid expenses and other current assets.

        Cash flows used in investing activities totaled approximately $243.0 million for the Fiscal 2005 Period compared to cash flows used in investing activities of approximately $306.2 million for the Fiscal 2004 Period. Contributing to the decrease in cash flows used in investing activities was a decline in cash used for acquisitions, partially offset by a $20.2 million increase in capital expenditures during the Fiscal 2005 Period, which was primarily attributable to the timing of certain capital projects during the Fiscal 2005 Period. In addition, we had greater proceeds from the disposition of assets during the Fiscal 2005 Period as compared the Fiscal 2004 Period.

        Cash flows used in financing activities were approximately $191.0 million for the Fiscal 2005 Period compared to cash flows used in financing activities of approximately $126.1 million for the Fiscal 2004 Period. The net increase in cash flows used in financing activities during the Fiscal 2005 Period was primarily attributable to increases in the Fiscal 2005 Period quarterly dividend payments compared to the per share Fiscal 2004 Period dividend payments and the Fiscal 2005 Period $10.0 million aggregate purchase of treasury shares.

Liquidity and Capital Resources

        On a consolidated basis, we expect our primary uses of cash to be for operating expenses, capital expenditures, general corporate purposes related to corporate operations, debt service, share repurchases and the Company's quarterly dividend payments. The principal sources of liquidity are cash generated from operations, cash on hand and borrowings under our senior credit facility described below. Under the terms of the senior credit facility, Regal Cinemas is restricted as to how much it can advance or distribute to Regal, its indirect parent. Since Regal is a holding company with no significant assets other than its subsidiaries, this restriction could impact Regal's ability to effect future debt or dividend payments, pay corporate expenses or redeem or convert for cash its Convertible Senior Notes.

        Our revenues are generally collected in cash through admissions and concessions revenues. Our operating expenses are primarily related to film and advertising costs, rent and occupancy, and payroll. Film costs are ordinarily paid to distributors within 30 days following receipt of admissions revenues and the cost of the Company's concessions are generally paid to vendors approximately 30 days from purchase. Our current liabilities generally include items that will become due within twelve months and, as a result, at any given time, our balance sheet is likely to reflect a working capital deficit.

        We fund the cost of capital expenditures through internally generated cash flows, cash on hand, proceeds from disposition of assets and financing activities. Our capital requirements have historically arisen principally in connection with acquisitions of theatres, new theatre construction, adding new screens to existing theatres, upgrading the Company's theatre facilities and replacing equipment. We intend to continue to grow our theatre circuit through selective expansion and acquisition opportunities. The Company has a formal and intensive review procedure for the authorization of capital projects, with the most important financial measure of acceptability for a discretionary non-maintenance capital project being whether its projected discounted cash flow return on investment meets or exceeds the Company's internal rate of return targets. We currently expect capital expenditures for theatre development, replacement, expansion, upgrading and replacements to be in the range of approximately $120.0 million to $140.0 million in fiscal year 2007, exclusive of acquisitions. Such capital expenditures are expected to be partially funded through asset dispositions conducted during the normal course of our business. During the Fiscal 2006 Period, we invested approximately $124.7 million in capital expenditures.

        On September 15, 2006, the Company acquired four theatres with a total of 58 screens from AMC. Regal purchased two of these AMC theatres representing 26 screens for approximately $34.1 million in cash, subject to post-closing adjustments, and acquired the other two AMC theatres representing 32 screens in exchange for two Regal theatres consisting of 32 screens. As of the acquisition date, the surrendered Regal theatres had a net book value of approximately $5.4 million. The Company accounted for the exchanged theatre assets as a non-monetary transaction and as such, allocated the net book value of the Regal theatres to the exchanged AMC theatres. Total cash paid of approximately $34.1 million was directly allocated to the two AMC theatres using the purchase method of accounting. The results of operations of the four theatres have been included in the Company's consolidated financial statements for periods subsequent to the acquisition date. See Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of this transaction.

        As described in Note 4 to the accompanying financial statements included in this Part II, Item 8 of this Form 10-K, in connection with the formation of National CineMedia, on May 11, 2005, RCI adopted and approved a severance plan (the "Severance Plan") for RCM employees who held an unvested option to purchase shares of Regal's Class A common stock or shares of Regal's restricted Class A common stock pursuant to the terms of the Regal 2002 Stock Incentive Plan immediately prior to such employee's termination of employment with RCM and commencement of employment with National CineMedia. During the Fiscal 2006 Period, the Company recorded total severance expense of approximately $3.9 million, including less than $0.1 million of payments in lieu of dividends, related to the Severance Plan.

        On February 13, 2007, NCM Inc., a newly formed entity that serves as the sole manager of National CineMedia, completed the initial public offering, or IPO, of its common stock. NCM Inc. sold 38 million shares of its common stock for $21 per share in the IPO, less underwriting discounts and expenses. Because NCM Inc.'s Certificate of Incorporation requires that NCM Inc. at all times maintain a one-to-one ratio between the number of common units of National CineMedia owned by NCM Inc. and the number of outstanding shares of common stock of NCM Inc., NCM Inc. used a portion of the net proceeds from the IPO to acquire newly issued common units from National CineMedia. In addition, National CineMedia paid the net proceeds to each of Regal, AMC and Cinemark in exchange for modifying payment obligations for access to their respective theatres, for which Regal received a payment of $281 million. Upon the closing of the IPO, National CineMedia entered into a $725 million term loan facility, the net proceeds of which were used to redeem preferred units issued to each of Regal, AMC and Cinemark on a pro rata basis pursuant to a recapitalization of National CineMedia prior to completion of the IPO. As discussed in Note 14 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, we received $315.1 million as a result of the preferred unit redemption. At the closing of the IPO, the underwriters exercised their over-allotment option to purchase an additional 4 million shares of common stock of NCM Inc. at the initial offering price of $21 per share, less underwriting discounts and commissions. In connection with this over-allotment option exercise, Regal, AMC and Cinemark each sold to NCM Inc. common units of National CineMedia on a pro rata basis at the initial offering price of $21 per share, less underwriting discounts and expenses. Regal sold 1,637,826 common units to NCM Inc. for proceeds of $32.2 million, and upon completion of this sale of common units, Regal held 21,230,712 common units of National CineMedia, or a 22.6% interest. After the payment of current taxes, we estimate net proceeds from these transactions to total approximately $445 million. We are currently exploring alternatives for using these proceeds, and may use some or all of the proceeds for strategic acquisitions or to return value to stockholders through an extraordinary dividend, stock repurchases or other corporate uses.

        In connection with the completion of the IPO, Regal amended and restated its existing services agreement with National CineMedia, whereby in exchange for its pro rata share of the IPO proceeds, Regal agreed to a modification of National CineMedia's payment obligation under the existing services agreement. The modification extends the term of the services agreement to 30 years, provides National CineMedia with a five year right of first refusal beginning one year prior to the end of the term and changes the basis upon which Regal is paid by National CineMedia from a percentage of revenues associated with advertising contracts entered into by National CineMedia to a monthly theatre access fee. The theatre access fee is composed of a fixed payment per patron and a fixed payment per digital screen, which will increase by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. Also, with respect to any on-screen advertising time provided to our beverage concessionaire, Regal is required to purchase such time from National CineMedia at a negotiated rate. In addition, after completion of the IPO, Regal expects to receive mandatory quarterly distributions of excess cash from National CineMedia.

        Regal paid four quarterly cash dividends of $0.30 per share on each outstanding share of the Company's Class A and Class B common stock, including outstanding restricted stock (see Note 9 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K), or approximately $179.6 million in the aggregate, during the year ended December 28, 2006. On February 8, 2007, the Company declared a cash dividend of $0.30 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on March 19, 2007, to stockholders of record on March 9, 2007. We, at the discretion of the board of directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors.

        As of December 28, 2006, the holders of our 3 3/4% Convertible Senior Notes due May 15, 2008 (the "Convertible Senior Notes") had the right, at their option, to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, at the then existing conversion price per share. The Convertible Senior Notes allow us to settle any conversion, and we have the ability and intent to settle any conversion, by remitting to the note holder the accreted value of the note in cash plus the conversion spread (the excess conversion value over the accreted value) in either cash, shares of our Class A common stock or a combination of stock and cash.

        During the year ended December 28, 2006, holders of $116.3 million in principal amount of Convertible Senior Notes exercised their conversion rights. The Company elected to settle these conversions entirely in cash for approximately $152.1 million. As a result of these conversions, the Company recorded a $37.0 million loss on debt extinguishment (including a related $1.2 million write-off of unamortized debt issue costs) during the year ended December 28, 2006. In connection with the above conversions, the Company received net proceeds of approximately $17.9 million from Credit Suisse First Boston ("CSFB") attributable to the convertible note hedge arrangement entered into with CSFB and the warrant sold to CSFB in connection with the issuance of the Convertible Senior Notes. Such proceeds were recorded as an increase to additional paid-in capital. Based upon our ability to generate cash flow from operations, our financial capacity and ability to borrow or raise capital and available cash on hand, we believe that we have the ability to generate the liquidity necessary to settle in cash the remaining principal amount of the outstanding Convertible Senior Notes upon their conversion.

        On June 14, 2006, Regal Cinemas borrowed $100 million under the prior senior credit facility, the net proceeds of which were applied to reimburse Regal Cinemas for amounts previously distributed to the Company to fund the Company's settlement of the conversion of approximately $100.0 million aggregate principal amount of Convertible Senior Notes for approximately $114.9 million in cash (net of approximately $15.4 million funded by CSFB).

        On October 27, 2006, Regal Cinemas entered into a fifth amended and restated credit agreement (the "Amended Senior Credit Facility") with Credit Suisse, Cayman Islands Branch (as successor to Credit Suisse First Boston), as Administrative Agent and the other lenders party thereto, which consists of a term loan facility (the "Term Facility") in an aggregate original principal amount of $1.7 billion and a revolving credit facility (the "Revolving Facility") in an aggregate principal amount of up to $100.0 million. The Revolving Facility has a separate sublimit of $10.0 million for short-term loans and a sublimit of $30.0 million for letters of credit. The Term Facility will mature on October 27, 2013 and the Revolving Facility will mature on October 27, 2011. Interest is payable (a) in the case of base rate loans, quarterly in arrears, and (b) in the case of Eurodollar rate loans, at the end of each interest period, but in no event less often than every 3 months. The Term Facility amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility during the first six years thereof, with the balance payable in two equal installments, the first on June 30, 2013 and the second on October 27, 2013. The principal balance of the Term Facility in the

Amended Senior Credit Facility was higher than the term loan balance in the prior credit facility, and such higher principal balance resulted in net proceeds of $21.2 million from the Amended Senior Credit Facility, which were set aside for general corporate purposes. Upon the execution of the Amended Senior Credit Facility, Regal recognized a loss on debt extinguishment of approximately $2.3 million, including $0.8 million of third party costs. The Amended Senior Credit Agreement is secured by substantially all assets of Regal Cinemas and certain of its subsidiaries.

        The Amended Senior Credit Facility contains customary affirmative covenants including, among other things, maintenance of corporate existence and rights; performance of obligations; delivery of financial statements and other financial information; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties; maintenance of insurance; maintenance of a rating of Regal Cinemas and of the Amended Senior Credit Facility by each of Standard & Poor's Ratings Services and Moody's Investors Service, Inc; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

        The Amended Senior Credit Facility includes several financial covenants including:

  •
  maximum ratios of (i) the sum of funded debt (net of unencumbered cash) plus the product of eight (8) times lease expense to (ii) consolidated EBITDAR (as defined in the Senior Credit Facility) (initially set at 6.00:1.00 and declining in subsequent periods);

  •
  maximum ratios of funded debt (net of unencumbered cash) to consolidated EBITDA, (initially equal to 4.00:1.00 and declining in subsequent periods);

  •
  minimum ratio of (i) consolidated EBITDAR to (ii) the sum of interest expense plus lease expense of 1.50 to 1.0 throughout the term of the Senior Credit Facility; and

  •
  maximum capital expenditures not to exceed 35% of consolidated EBITDA for the prior fiscal year plus a one-year carryforward for unused amounts from the prior fiscal year.

        The Amended Senior Credit Facility also contains customary negative covenants (subject to exceptions, limitations and baskets) which limit the ability of Regal Cinemas and its subsidiaries to, among other things, incur indebtedness, grant liens, make investments or acquisitions, engage in affiliate transactions, or pay dividends. These limitations will restrict the ability of Regal Cinemas to fund the operations of the Company or any subsidiary of the Company that is not designated as a restricted subsidiary of Regal Cinemas under the Amended Senior Credit Facility.

        The Amended Senior Credit Facility specifies customary events of default including, among other things, nonpayment of principal, interest or other amounts; breach of certain covenants; breach of representations and warranties in any material respect; cross default and cross acceleration with respect to indebtedness in an aggregate principal amount of $25.0 million or more; bankruptcy; judgments involving liability of $25.0 million or more; ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control. Upon the occurrence of an event of default, all obligations under the Amended Senior Credit Facility may be accelerated.

        The terms of the Amended Senior Credit Facility include an option for Regal Cinemas to request the establishment of an additional term loan (an "Uncommitted Incremental Term Loan") in a principal amount of up to $200 million. The Uncommitted Incremental Term Loan is only available if Regal is able to obtain the commitments of new or existing lenders that are willing to provide funding for such Uncommitted Incremental Term Loan and Regal Cinemas is able to satisfy certain conditions set forth in the Amended Senior Credit Facility. Any such commitments that are obtained and the loans thereunder would be treated as a secured term loan under the Amended Senior Credit Facility without the need to obtain consent from any lender or any party to the Amended Senior Credit Facility. At Regal Cinemas' option, borrowings under the Uncommitted Incremental Term Loan bear interest at an Adjusted Eurodollar Rate or a base rate plus, in either case, an applicable margin that is established at the time commitments for the Uncommitted Incremental Term Loan are obtained. Proceeds of Regal Cinemas' borrowings under the Uncommitted Incremental Term Loan are to be used solely to fund, or reimburse Regal Cinemas for funding, distributions to the Company for the purpose of redeeming, repurchasing, acquiring or otherwise settling the conversion of all or a portion of the Convertible Senior Notes. For a detailed summary of other material terms of the Amended Senior Credit Facility, please refer to the information provided under Note 5 to the accompanying consolidated financial statements included in Part II, Item 8 of this Form 10-K.

        As of December 28, 2006, we had approximately $1,700.0 million aggregate principal amount outstanding under the Term Facility, $123.7 million aggregate principal amount outstanding under Convertible Senior Notes and $51.5 million aggregate principal amount outstanding under the Regal Cinemas 9 3/8% Senior Subordinated Notes. As of December 28, 2006, we had approximately $0.8 million outstanding in letters of credit, leaving approximately $99.2 million available for drawing under the Revolving Facility.

Contractual Cash Obligations and Commitments

        The Company has assumed long-term contractual obligations and commitments in the normal course of business, primarily debt obligations and non-cancelable operating leases. Other than operating leases which are detailed below, the Company does not utilize variable interest entities or any other form of off-balance sheet financing. As of December 28, 2006, the Company's estimated contractual cash obligations and commercial commitments over the next several periods are as follows (in millions):

	Payments Due By Period
	Total	Current	13-36 months	37-60 months	After 60 months
Contractual Cash Obligations:
Debt obligations(1)	$1,876.1	$140.8	$34.3	$34.4	$1,666.6
Future interest on debt obligations(2)	699.4	116.1	264.1	213.2	106.0
Capital lease obligations, including interest(3)	34.4	3.5	6.9	6.9	17.1
Lease financing arrangements, including interest(3)	167.5	13.5	27.1	27.6	99.3
Bankruptcy claims and liabilities(4)	1.1	1.1	—	—	—
Operating leases(5)	3,684.8	303.2	603.5	588.2	2,189.9
Other long term liabilities	6.6	2.8	2.5	0.6	0.7

Total	$6,469.9	$581.0	$938.4	$870.9	$4,079.6

	Amount of Commitment Expiration per Period
	Total Amounts Available	Current	13-36 months	37-60 months	After 60 months
Other Commercial Commitments(6)	$300.0	$—	$—	$100.0	$200.0

(1)
These amounts are included on our consolidated balance sheet as of December 28, 2006. Our Amended Senior Credit Facility provides for mandatory prepayments under certain scenarios. See Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information about our long-term debt obligations and related matters. Our Convertible Senior Notes are reflected on our consolidated balance sheet at December 28, 2006 and in the above table as a current liability due to the conversion rights of the note holders, as more fully discussed in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, even though the notes mature in 2008.

(2)
Future interest payments on the Company's unhedged debt obligations (consisting of approximately $600.0 million of variable interest rate borrowings under the Term Facility, $123.7 million outstanding under the Convertible Senior Notes, approximately $51.5 million due under the Senior Subordinated Notes and approximately $0.9 million of other debt obligations) are based on the stated fixed rate or in the case of the $600.0 million of variable interest rate borrowings under the Term Facility, the current interest rate as of December 28, 2006 (7.12%). Future interest payments on the Company's hedged indebtedness as of December 28, 2006 (the remaining $1,100.0 million of borrowings under the Term Facility) are based on (1) the applicable margin (as defined in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K) as December 28, 2006 (1.75%) and (2) the expected fixed interest payments under the Company's interest rate swap agreements, which are described in further detail under Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

(3)
The present value of these obligations, excluding interest, is included on our consolidated balance sheet as of December 28, 2006. Future interest payments are calculated based on interest rates implicit in the underlying leases, which have a weighted average interest rate of 11.15%, maturing in various installments through 2021. Refer to Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information about our capital lease obligations and lease financing arrangements.

(4)
These amounts are included on our consolidated balance sheet as of December 28, 2006. Refer to Note 8 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information about our bankruptcy related matters.

(5)
We enter into operating leases in the normal course of business. Such lease agreements provide us with the option to renew the leases at defined or then fair value rental rates for various periods. Our future operating lease obligations would change if we exercised these renewal options or if we enter into additional operating lease agreements. Our operating lease obligations are further described in Note 6 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

(6)
Under the terms of Uncommitted Incremental Term Loan, Regal Cinemas may request the establishment of an additional term loan in a principal amount of up to $200 million. The Uncommitted Incremental Term Loan is only available if Regal is able to obtain the commitments of new or existing lenders that are willing to provide funding for such Uncommitted Incremental Term Loan and the satisfaction of certain conditions set forth in the Amended Senior Credit Facility. In addition, as of December 28, 2006, Regal Cinemas had approximately $99.2 million available for drawing under the $100.0 million Revolving Facility. Regal Cinemas also maintains a sublimit within the Revolving Facility of $10.0 million for short-term loans and $30.0 million for letters of credit.

        We believe that the amount of cash and cash equivalents on hand, cash flow expected from operations and availability under our Revolving Facility will be adequate for the Company to execute its business strategy and meet anticipated requirements for lease obligations, capital expenditures, working capital and debt service for the next 12 months.

Ratings

        The Company is rated by nationally recognized rating agencies. The significance of individual ratings varies from agency to agency. However, companies assigned ratings at the top end of the range have, in the opinion of certain rating agencies, the strongest capacity for repayment of debt or payment of claims, while companies at the bottom end of the range have the weakest capability. Ratings are always subject to change and there can be no assurance that the Company's current ratings will continue for any given period of time. A downgrade of the Company's debt ratings, depending on the extent, could increase the cost to borrow funds. Below are our latest ratings per category, which were current as of December 28, 2006.

Category	Moody's	Standard and Poor's
Regal 3 3/4% Convertible Senior Notes	B2	B
Regal Cinemas Senior Credit Facility	Ba2	BB-

Debt Obligations

        On October 27, 2006, Regal Cinemas entered into its Amended Senior Credit Facility which consists of the Term Facility in an aggregate principal amount of $1,700.0 million, a Revolving Facility in an aggregate principal amount of up to $100.0 million and an Uncommitted Incremental Term Loan whereby Regal Cinemas may request additional commitments from the lenders to allow the Company to borrow up to $200.0 million in additional funds for certain limited purposes. For a detailed summary of the material terms of our Amended Senior Credit Facility, please refer to the information provided under Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

        For information regarding our other material debt instruments, including our Convertible Senior Notes and Regal Cinemas' Senior Subordinated Notes, please see the information under Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

Interest Rate Swaps

        On July 13, 2004, Regal Cinemas entered into four hedging relationships via four distinct interest rate swap agreements with final maturity terms ranging from three to five years each. On September 8, 2005, Regal Cinemas entered into an additional hedging relationship via a distinct interest rate swap agreement with a maturity term of four years. These interest rate swaps were designated to hedge approximately $1,100.0 million of its variable rate debt obligations. Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49% to 4.337% and will receive interest at a variable rate based on the 3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest rate-swaps for the following three-month period. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the interest rate swaps will be included in interest expense. No premium or discount was incurred upon the Company entering into the interest rate swaps, because the pay and receive rates on the interest rate swaps represented prevailing rates for each counterparty at the time the interest rate swaps were entered into. The interest rate swaps qualify for cash flow hedge accounting treatment in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and as such, the Company has effectively hedged its exposure to variability in the future cash flows attributable to the 3-month LIBOR on approximately $1,100.0 million of debt. The change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the designated hedging instruments (the five interest rate swaps) will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. The fair value of the Company's interest rate swaps is based on dealer quotes, and represents an estimate of the amounts Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates.

        As of December 28, 2006, the aggregate fair value of the interest rate swaps was determined to be approximately $22.4 million, which has been recorded as a component of "Other Non-Current Assets" with a corresponding amount of $13.6 million, net of tax, recorded to "Accumulated Other Comprehensive Income." The interest rate swaps exhibited no ineffectiveness for the years ended December 28, 2006, December 29, 2005 and December 30, 2004.

Sale-Leaseback Transactions

        For information regarding our various sale and leaseback transactions, refer to Note 6 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

Critical Accounting Estimates

        Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent assets and liabilities as of the date of the balance sheet as well as the reported amounts of revenues and expenses during the reporting period. We routinely make estimates and judgments about the carrying value of our assets and liabilities that are not readily apparent from other sources. We evaluate and modify on an ongoing basis such estimates and assumptions, which include those related to film costs, property and equipment, goodwill, income taxes and purchase accounting as well as others discussed in Note 2 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities. Actual results, under conditions and circumstances different from those assumed, may differ materially from estimates. The impact and any associated risks related to estimates, assumptions, and accounting policies are discussed within "Management's Discussion and Analysis of Financial Condition and Results of Operations", as well as in the notes to the consolidated financial statements, if applicable, where such estimates, assumptions, and accounting policies affect our reported and expected results. Management has discussed the development and selection of its critical accounting estimates with the audit committee of our Board of Directors and the audit committee has reviewed our related disclosures herein.

        We believe the following accounting policies are critical to our business operations and the understanding of our results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements:

  •
  We applied the principles of purchase accounting when recording theatre acquisitions. These accounting principles require that we estimate the fair value of the individual assets and liabilities, including the related deferred tax assets and liabilities related to such amounts. The estimation of the fair value of the assets and liabilities involves a number of judgments and estimates that could differ materially from the actual amounts.

  •
  SFAS 142, "Goodwill and Other Intangible Assets" specifies that goodwill and indefinite-lived intangible assets will be subject to an annual impairment assessment. Based on our annual impairment assessment conducted during fiscal 2006, fiscal 2005 and fiscal 2004, we were not required to record a charge for goodwill impairment. In assessing the recoverability of the goodwill, we must make various assumptions regarding estimated future cash flows and other factors in determining the fair values of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets in future periods.

  •
  We estimate our film cost expense and related film cost payable based on management's best estimate of the ultimate settlement of the film costs with the distributors. Generally, less than one-third of our quarterly film expense is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement. Such adjustments have been historically insignificant. Actual film costs and film costs payable could differ materially from those estimates. For the fiscal years ended December 28, 2006, December 29, 2005 and December 30, 2004, there were no significant changes in our film cost estimation and settlement procedures.

  •
  We depreciate and amortize the components of our property and equipment relating to both owned and leased theatres on a straight-line basis over the shorter of the lease term or the estimated useful lives of the assets. Each owned theatre consists of a building structure, structural improvements, seating and concession and film display equipment. While we have assigned an estimated useful life of less than 30 years to certain acquired facilities, we estimate that our newly constructed buildings generally have an average economic useful life to us of 30 years. Certain of our buildings have been in existence for more than forty years. With respect to equipment (e.g., concession stand, point-of-sale equipment, etc.), a substantial portion is depreciated over seven years or less, which has been our historical replacement period. Seats and projection equipment generally have a longer useful economic life, and their depreciable lives (12-15 years) are based on our experience and replacement practices. The estimates of the assets' useful lives require our judgment and our knowledge of the assets being depreciated and amortized. Further, we review the economic useful lives of such assets annually and make adjustments thereto as necessary. Actual economic lives may differ materially from these estimates.

    The majority of our properties were appraised as part of the bankruptcy process described in Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. Such appraisals supported the estimated lives being used for depreciation and amortization purposes. Furthermore, our analysis of our historical capital replacement program is consistent with our depreciation policies. Finally, we review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Such analysis generally evaluates assets for impairment on an individual theatre basis. When the estimated future undiscounted cash flows of the operations to which the assets relate do not exceed the carrying value of the assets, such assets are written down to fair value. Our experience indicates that theatre properties become impaired primarily due to market or competitive factors rather than physical (wear and tear) or functional (inadequacy or obsolescence) factors. In this regard, we do not believe the frequency or volume of facilities impaired due to these market factors are significant enough to impact the useful lives used for depreciation periods.

    For the fiscal years ended December 28, 2006, December 29, 2005 and December 30, 2004, no significant changes have been made to the depreciation and amortization rates applied to operating assets, the underlying assumptions related to estimates of depreciation and amortization, or the methodology applied. For the fiscal year ended December 28, 2006, consolidated depreciation and amortization expense was $197.1 million, representing 7.6% of consolidated total revenues. If the estimated lives of all assets being depreciated were increased by one year, the consolidated depreciation and amortization expense would have decreased by approximately $14.4 million or 7.3%. If the estimated lives of all assets being depreciated were decreased by one year, the consolidated depreciation and amortization expense would have increased by approximately $16.9 million or 8.6%.

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  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carryforwards based on their probable tax treatment. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance if it is deemed more likely than not that our deferred income tax assets will not be realized. We reassess the need for such valuation allowance on an ongoing basis. An increase in the valuation allowance generally results in an increase in the provision for income taxes recorded in such period. With the exception of valuation allowances recorded relative to pre-acquisition periods, decreases in the valuation allowance generally result in a decrease in the provision for income taxes. Should we ultimately realize a benefit from tax assets in excess of the amount recorded that relates to pre-acquisition periods, goodwill would be reduced to the extent of such excess or recorded goodwill, as appropriate.

    Additionally, income tax rules and regulations are subject to interpretation and require judgment by us and may be challenged by the tax authorities. Accordingly, although we believe that our tax return positions are fully supportable, we establish accruals relative to tax uncertainties that we deem to be probable of loss and that can be reasonably estimated. Such accruals are evaluated on an ongoing basis as part of our process for determining our provision for income taxes. Among other items deemed relevant by us, the evaluations are based on new legislation, other new technical guidance, judicial proceedings, and our specific circumstances, including the progress of tax audits. With the exception of certain changes in pre-acquisition tax uncertainties, any change in the balance of an accrual established relative to a tax uncertainty impacts the provision for income taxes in the period that the adjustment is made to the accrual.

    For the fiscal year ended December 28, 2006, our provision for income taxes was $57.7 million. Changes in management's estimates and assumptions regarding the probability that certain tax return positions will be sustained, the enacted tax rate applied to deferred tax assets and liabilities, the ability to realize the value of deferred tax assets, or the timing of the reversal of tax basis differences could impact the provision for income taxes and change the effective tax rate. A one percentage point change in the effective tax rate from 40.1% to 41.1% would have increased the current year income tax provision by approximately $1.4 million.

Quarterly Results

        The Company's consolidated financial statements for the year ended December 29, 2005 include the results of operations of United Artists, Regal Cinemas, Edwards, Hoyts and the fiscal 2004 acquisitions from December 31, 2004 and the fiscal 2005 acquisitions for periods subsequent to the respective acquisition dates. The Company's consolidated financial statements for the year ended December 28, 2006 include the results of operations of United Artists, Regal Cinemas, Edwards, Hoyts, the fiscal 2004 acquisitions and the fiscal 2005 acquisitions from December 30, 2005 and the results of operations of four theatres acquired on September 15, 2006 from AMC for the period subsequent to the date of acquisition. The fiscal 2004 acquisitions and the fiscal 2005 acquisitions and the acquisition of the four theatres from AMC are described in Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. The comparability of our results between quarters is impacted by the inclusion from such dates of the results of operations of each of such entities and to a lesser extent, seasonality.

        The following tables set forth selected unaudited quarterly results for the eight quarters ended December 28, 2006. The quarterly financial data as of each period presented below have been derived from Regal's unaudited consolidated financial statements for those periods. Results for these periods are not necessarily indicative of results for the full year. The quarterly financial data should be read in conjunction with the consolidated financial statements of Regal and notes thereto included elsewhere in this Form 10-K.

	Dec. 28, 2006	Sept. 28, 2006	June 29, 2006	March 30, 2006	Dec. 29, 2005	Sept. 29, 2005	June 30, 2005	March 31, 2005
	In millions (except per share data)
Total revenues	$652.7	$675.7	$684.6	$585.1	$668.2	$628.4	$643.1	$577.0
Income from operations	85.3	83.5	89.0	50.7	90.1	58.3	71.7	49.5
Net income	29.2	29.3	16.6	11.2	35.1	17.2	26.4	13.1
Diluted earnings per share	0.19	0.19	0.11	0.07	0.23	0.11	0.17	0.09
Dividends per common share	$0.30	$0.30	$0.30	$0.30	$0.30	$0.30	$0.30	$0.30

Inflation

        The Company does not believe that inflation has had a material impact on its financial position or results of operations.

Seasonality

        The Company's revenues are usually seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, studios release the most marketable motion pictures during the summer and the holiday seasons. The unexpected emergence of a "hit" film during other periods can alter the traditional pattern. The timing of movie releases can have a significant effect on the Company's results of operations, and the results of one quarter are not necessarily indicative of the results for the next or any other quarter. The seasonality of motion picture exhibition, however, has become less pronounced as studios are releasing motion pictures somewhat more evenly throughout the year.

Recent Accounting Pronouncements

        For a discussion of the recent accounting pronouncements relevant to our operations, please refer to the information provided under Note 2 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, which information is incorporated herein by reference.

Off-Balance Sheet Arrangements

        Other than the operating leases detailed above under "Contractual Cash Obligations and Commitments," the Company has no other off-balance sheet arrangements.

FORWARD-LOOKING STATEMENTS

        Some of the information in this Form 10-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this Form 10-K, including, without limitation, certain statements under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" may constitute forward-looking statements. In some cases you can identify these "forward-looking statements" by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those words and other comparable words. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these statements as a result of certain risk factors as more fully discussed under "Risk Factors" below.

RISK FACTORS

        Investing in our securities involves a significant degree of risk. In addition to the other information contained in this annual report, you should consider the following factors before investing in our securities.

  Our substantial lease and debt obligations could impair our financial condition.

        We have substantial lease and debt obligations. For fiscal 2006, our total rent expense and net interest expense were approximately $323.2 million and $125.2 million, respectively. As of December 28, 2006, we had total debt obligations of $1,987.9 million. As of December 28, 2006, we had total contractual cash obligations of approximately $6,469.9 million. For a detailed discussion of our contractual cash obligations and other commercial commitments over the next several years, refer to

"Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Cash Obligations and Commitments" provided in Part II, Item 7 of this Form 10-K below.

        If we are unable to meet our lease and debt service obligations, we could be forced to restructure or refinance our obligations and seek additional equity financing or sell assets. We may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, inability to meet our lease and debt service obligations could cause us to default on those obligations. Many of our lease agreements and the agreements governing the terms of our debt obligations contain restrictive covenants that limit our ability to take specific actions or require us not to allow specific events to occur and prescribe minimum financial maintenance requirements that we must meet. If we violate those restrictive covenants or fail to meet the minimum financial requirements contained in a lease or debt instrument, we would be in default under that instrument, which could, in turn, result in defaults under other leases and debt instruments. Any such defaults could materially impair our financial condition and liquidity.

  Our theatres operate in a competitive environment.

        The motion picture exhibition industry is fragmented and highly competitive with no significant barriers to entry. Theatres operated by national and regional circuits and by small independent exhibitors compete with our theatres, particularly with respect to film licensing, attracting patrons and developing new theatre sites. Moviegoers are generally not brand conscious and usually choose a theatre based on its location, the films showing there and its amenities.

        Over the past decade, motion picture exhibitors have been upgrading their asset bases to an attractive megaplex format which features stadium seating, improved projection quality and superior sound systems. Generally, stadium seating found in modern megaplex theatres is preferred by patrons over slope-floored multiplex theatres, which were the predominant theatre-type built prior to 1996. Although, as of December 28, 2006, approximately 73% of our screens were located in theatres featuring stadium seating, we still serve many markets with sloped-floored multiplex theatres. These theatres may be more vulnerable to competition than our modern megaplex theatres, and should other theatre operators choose to build and operate modern megaplex theatres in these markets, the performance of our theatres in these markets may be significantly and negatively impacted. In addition, should other theatre operators return to the aggressive building strategies undertaken in the late 1990's, our attendance, revenue and income from operations per screen could decline substantially.

  An increase in the use of alternative film delivery methods may drive down movie theatre attendance and limit ticket prices.

        We also compete with other movie delivery vehicles, including cable television, downloads via the Internet, in-home video and DVD, satellite and pay-per-view services. Traditionally, when motion picture distributors licensed their products to the domestic exhibition industry, they refrained from licensing their motion pictures to these other delivery vehicles for a period of time, commonly called the theatrical release window. We believe that a material contraction of the current theatrical release window could significantly dilute the consumers appeal of the in-theatre motion picture offering, which could have a material adverse effect on our business and results of operations. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, concerts, live theatre and restaurants.

  We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We mostly license first-run motion pictures, the success of which have increasingly depended on the marketing efforts of the major studios. Poor performance of, or any disruption in the production of (including by reason of a strike) these motion pictures, or a reduction in the marketing efforts of the major studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by studios may adversely affect the demographic base of moviegoers.

  We depend on our relationships with film distributors.

        The film distribution business is highly concentrated, with ten major film distributors accounting for 92% of our admissions revenues during fiscal 2006. Our business depends on maintaining good relations with these distributors. In addition, we are dependent on our ability to negotiate commercially favorable licensing terms for first-run films. A deterioration in our relationship with any of the ten major film distributors could affect our ability to negotiate film licenses on favorable terms or our ability to obtain commercially successful films and, therefore, could hurt our business and results of operations.

  No assurance of a supply of motion pictures.

        The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees resulting from those cases effectively require major motion picture distributors to offer and license films to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

  We may not benefit from our acquisition strategy.

        We may have difficulty identifying suitable acquisition candidates. Even if we do identify such candidates, we anticipate significant competition from other motion picture exhibitors and financial buyers when trying to acquire these candidates, and there can be no assurances that we will be able to acquire such candidates at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. As a result of this competition for limited assets, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition. If we cannot identify or successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations and the market price of our securities could be adversely affected.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. There can be no assurance, however, that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. If we cannot generate sufficient cash flow to service debt incurred to finance an acquisition, our results of operations and profitability would be adversely affected. Any acquisition may involve operating risks, such as:

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  the difficulty of assimilating the acquired operations and personnel and integrating them into our current business;

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  the potential disruption of our ongoing business;

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  the diversion of management's attention and other resources;

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  the possible inability of management to maintain uniform standards, controls, procedures and policies;

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  the risks of entering markets in which we have little or no experience;

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  the potential impairment of relationships with employees;

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  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

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  the possibility that any acquired theatres or theatre circuit operators do not perform as expected.

  Development of digital technology may increase our capital expenses.

        The industry is in the early stages of conversion from film-based media to electronic based media. There are a variety of constituencies associated with this anticipated change, which may significantly impact industry participants, including content providers, distributors, equipment providers and exhibitors. Should the conversion process rapidly accelerate and the major studios not finance the conversion as expected, we may have to raise additional capital to finance the conversion costs associated with this potential change. The additional capital necessary may not, however, be available to us on attractive terms, if at all. Furthermore, it is impossible to accurately predict how the roles and allocation of costs (including operating costs) between various industry participants will change if the industry changes from physical media to electronic media.

  We depend on our senior management.

        Our success depends upon the retention of our senior management, including Michael Campbell, our Chairman and Chief Executive Officer. We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key-man life insurance for any of our employees. The loss of any member of senior management could adversely affect our ability to effectively pursue our business strategy.

  The interests of our controlling stockholder may conflict with your interests.

        Anschutz Company owns substantially all of our outstanding Class B common stock. Our Class A common stock has one vote per share while our Class B common stock has ten votes per share on all matters to be voted on by stockholders. As a result, as of December 28, 2006, Anschutz Company controlled approximately 79% of the voting power of all of our outstanding common stock. For as long as Anschutz Company continues to own shares of common stock representing more than 50% of the voting power of our common stock, it will be able to elect all of the members of our board of directors and determine the outcome of all matters submitted to a vote of our stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock. Anschutz Company will also have the power to prevent or cause a change in control, and could take other actions that might be desirable to Anschutz Company but not to other stockholders. In addition, Anschutz Company and its affiliates have controlling interests in companies in related and unrelated industries, including interests in the sports, motion picture production and music entertainment industries. In the future, it may combine our company with one or more of its other holdings.

  A prolonged economic downturn could materially affect our business by reducing consumer spending on movie attendance.

        We depend on consumers voluntarily spending discretionary funds on leisure activities. Motion picture theatre attendance may be affected by prolonged negative trends in the general economy that adversely affect consumer spending, including such trends resulting from terrorist attacks on, or wars or threatened wars involving, the United States. Any reduction in consumer confidence or disposable income in general may affect the demand for motion pictures or severely impact the motion picture production industry, which, in turn, could adversely affect our operations.

  Substantial sales of our Class A common stock could cause the market price for our Class A common stock to decline.

        We cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline.

        As of February 21, 2007, we had outstanding 23,908,639 shares of Class B common stock that may convert into Class A common stock on a one-for-one basis, all of which shares of common stock constitute "restricted securities" under the Securities Act. Provided the holders comply with the applicable volume limits and other conditions prescribed in Rule 144 under the Securities Act, all of these restricted securities are currently freely tradable.

        Additionally, as of February 21, 2007, approximately 2,706,834 shares of our Class A common stock are issuable upon exercise of stock options that vest and are exercisable at various dates through June 23, 2014, with exercise prices ranging from $2.6901 to $17.83. Of such options, as of February 21, 2007, 2,414,595 were exercisable. Finally, as of February 21, 2007 our officers, directors and key employees hold, or in the case of performance shares are eligible to receive, approximately 1,056,598 restricted shares of our Class A common stock, for which the restrictions lapse or the performance criteria and vesting may be satisfied, at various dates through January 10, 2011. All shares underlying outstanding options and all shares of restricted stock are registered and will be freely tradable when the option is exercised, in the case of restricted stock when the restrictions lapse, or, in the case of performance shares when the performance criteria and vesting are satisfied, unless such shares are acquired by an affiliate of Regal, in which case the affiliate may only sell the shares subject to the volume limitations imposed by Rule 144 of the Securities Act.

        Anschutz Company is able to sell their shares pursuant to the registration rights that we have granted. We cannot predict whether substantial amounts of our Class A common stock will be sold in the open market in anticipation of, or following, any divestiture by Anschutz Company or our directors or executive officers of their shares of our common stock.

  Our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

        Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders.

  Our issuance of shares of preferred stock could delay or prevent a change of control of our company.

        Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 50,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

  Our issuance of preferred stock could dilute the voting power of the common stockholders.

        The issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock.

  Our issuance of preferred stock could adversely affect the market value of our common stock.

        The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

  Our investment in and revenues from National CineMedia may be negatively impacted by the competitive environment in which National CineMedia operates.

        We own approximately 23% of National CineMedia. In addition, we receive theatre access fees and mandatory distributions of excess cash from National CineMedia. National CineMedia's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that National CineMedia's in-theatre advertising format will be able to generate expected sales of advertising. Should National CineMedia fail to maintain the level of profitability it hopes to achieve, its results of operations may be adversely affected and our investment in and revenues from National CineMedia may be adversely impacted.

  We are a holding company dependent on our subsidiaries for our ability to service our debt and pay our dividends.

        We are a holding company with no operations of our own. Consequently, our ability to service our and our subsidiaries' debt and pay dividends on our common stock is dependent upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any distribution of earnings to us from our subsidiaries, or advances or other distributions of funds by these subsidiaries to us, all of which are subject to statutory or contractual restrictions, are contingent upon the subsidiaries' earnings and are subject to various business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the 3 3/4% Convertible Senior Notes due May 15, 2008 (the "Convertible Senior Notes") and our common stock to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

  Hedging transactions and other transactions.

        We have entered into convertible note hedge and warrant transactions with respect to our common stock, the exposure for which was held by Credit Suisse First Boston International LLC at the time the Convertible Senior Notes were issued. The convertible note hedge and warrant transactions are expected to reduce the potential dilution from conversion of the Convertible Senior Notes. In connection with these hedging arrangements, Credit Suisse First Boston International LLC has taken positions in our Class A common stock in secondary market transactions and/or entered into various derivative transactions after the pricing of the Convertible Senior Notes. Such hedging arrangements could increase the price of our Class A common stock. Credit Suisse First Boston International LLC is likely to modify its hedge positions from time to time prior to conversion, redemption or maturity of the Convertible Senior Notes by purchasing and selling shares of our Class A common stock, other securities of Regal or other instruments we may wish to use in connection with such hedging. We cannot assure you that such activity will not affect the market price of our Class A common stock. For further description of the convertible note hedge and warrant transactions, see Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The Company's market risk is confined to interest rate exposure of its and its wholly owned subsidiaries' debt obligations that bear interest based on floating rates. The Senior Credit Facility provided for and the Amended Senior Credit Facility provides variable rate interest that could be adversely affected by an increase in interest rates. Borrowings under the prior term facility bore and the Term Facility bear interest, at Regal Cinemas' option, at either an adjusted Eurodollar rate (as defined in the Amended Senior Credit Facility) or the base rate plus, in each case, an applicable margin.

        During the years ended December 29, 2005 and December 30, 2004 Regal Cinemas entered into five distinct hedging relationships via five separate interest rate swap agreements with final maturity terms ranging from three to five years for the purpose of hedging an aggregate of approximately $1.1 billion of its variable rate debt obligations. Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49%—4.337% and receives interest at a variable rate based on the 3-month LIBOR. For a further description of the swap agreements, see Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, which is incorporated herein by reference.

        As of December 28, 2006 and December 29, 2005 borrowings of $1,700.0 million, and $1,575.9 million, respectively were outstanding under the Term Facility and the prior term facility, respectively, at effective interest rates of 6.23% (as of December 28, 2006) and 6.0% (as of December 29, 2005), after the impact of the interest rate swaps is taken into account. A hypothetical change of 10% in the Company's effective interest rate under the Term Facility as of December 28, 2006, would increase or decrease interest expense by approximately $10.6 million for the year ended December 28, 2006.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors
Regal Entertainment Group:

        Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended.

        Management, including our principal executive officer and principal financial officer, conducted an evaluation of the effectiveness of such controls as of December 28, 2006. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, our management believes that the Company's internal control over financial reporting is effective as of December 28, 2006.

        KPMG LLP, independent registered public accounting firm of the Company's consolidated financial statements, has issued an audit report on management's assertion with respect to the effectiveness of the Company's internal control over financial reporting as of December 28, 2006, as stated in their report which is included herein.

/s/ MICHAEL L. CAMPBELL Michael L. Campbell Chief Executive Officer (Principal Executive Officer)	/s/ AMY E. MILES Amy E. Miles Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Regal Entertainment Group:

        We have audited management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, that Regal Entertainment Group maintained effective internal control over financial reporting as of December 28, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Regal Entertainment Group's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, management's assessment that Regal Entertainment Group maintained effective internal control over financial reporting as of December 28, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Regal Entertainment Group maintained, in all material respects, effective internal control over financial reporting as of December 28, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Regal Entertainment Group and subsidiaries as of December 28, 2006 and December 29, 2005, and the related consolidated statements of income, stockholders' equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 28, 2006, and our report dated February 26, 2007 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Nashville, Tennessee
February 26, 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Regal Entertainment Group:

        We have audited the accompanying consolidated balance sheets of Regal Entertainment Group and subsidiaries as of December 28, 2006 and December 29, 2005, and the related consolidated statements of income, stockholders' equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 28, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Regal Entertainment Group and subsidiaries as of December 28, 2006 and December 29, 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 28, 2006, in conformity with U.S. generally accepted accounting principles.

        As discussed in Notes 2 and 9 to the consolidated financial statements, effective December 30, 2005, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(revised), Share-Based Payment.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Regal Entertainment Group's internal control over financial reporting as of December 28, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2007 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Nashville, Tennessee
February 26, 2007

REGAL ENTERTAINMENT GROUP

CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	December 28, 2006	December 29, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$162.2	$196.3
Trade and other receivables, net	59.8	55.6
Inventories	8.0	7.8
Prepaid expenses and other current assets	1.8	1.3
Assets held for sale	8.6	0.4
Deferred income tax asset	0.6	1.2

TOTAL CURRENT ASSETS	241.0	262.6
PROPERTY AND EQUIPMENT:
Land	133.2	136.8
Buildings and leasehold improvements	1,667.3	1,599.2
Equipment	852.6	830.2
Construction in progress	31.7	21.8

Total property and equipment	2,684.8	2,588.0
Accumulated depreciation and amortization	(763.0)	(600.3)

TOTAL PROPERTY AND EQUIPMENT, NET	1,921.8	1,987.7
GOODWILL	214.9	223.8
DEFERRED INCOME TAX ASSET	21.4	—
OTHER NON-CURRENT ASSETS	69.7	58.7

TOTAL ASSETS	$2,468.8	$2,532.8

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion of debt obligations	$146.2	$260.4
Accounts payable	168.1	181.3
Accrued expenses	61.1	62.2
Income taxes payable	52.3	68.2
Deferred revenue	99.4	94.3
Interest payable	29.2	27.2
TOTAL CURRENT LIABILITIES	556.3	693.6
LONG-TERM DEBT	1,735.3	1,612.3
LEASE FINANCING ARRANGEMENTS	85.8	89.4
CAPITAL LEASE OBLIGATIONS	20.6	22.4
DEFERRED INCOME TAX LIABILITY	—	2.1
OTHER NON-CURRENT LIABILITIES	91.1	81.3

TOTAL LIABILITIES	2,489.1	2,501.1
MINORITY INTEREST	1.9	1.8
STOCKHOLDERS' EQUITY (DEFICIT):
Class A common stock, $0.001 par value; 500,000,000 shares authorized, 126,448,479 and 63,426,325 shares issued and outstanding at December 28, 2006 and December 29, 2005, respectively	0.1	—
Class B common stock, $0.001 par value; 200,000,000 shares authorized, 23,908,639 and 83,936,967 shares issued and outstanding at December 28, 2006 and December 29, 2005, respectively	—	0.1
Preferred stock, $0.001 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital (deficit)	(66.1)	(22.5)
Retained earnings	30.2	44.6
Unamortized deferred stock compensation	—	(4.4)
Accumulated other comprehensive income, net	13.6	12.1

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(22.2)	29.9

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$2,468.8	$2,532.8

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)

	Year Ended December 28, 2006	Year Ended December 29, 2005	Year Ended December 30, 2004
REVENUES:
Admissions	$1,727.1	$1,662.2	$1,657.9
Concessions	696.7	659.8	636.4
Other operating revenue	174.3	194.7	173.7

TOTAL REVENUE	2,598.1	2,516.7	2,468.0
OPERATING EXPENSES:
Film rental and advertising costs	906.6	886.7	878.5
Cost of concessions	104.8	96.4	94.9
Rent expense	323.2	310.5	287.0
Other operating expenses	669.5	668.8	638.1
General and administrative expenses (including share-based compensation of $8.6, $5.7 and $5.6 for the years ended December 28, 2006, December 29, 2005 and December 30, 2004, respectively)	65.9	67.9	69.9
Depreciation and amortization	197.1	199.3	174.6
Net loss (gain) on disposal and impairment of operating assets	15.1	11.6	(1.4)
Equity in earnings of joint venture including former employee compensation	7.4	5.9	—
Net loss on lawsuit settlements	—	—	5.3

TOTAL OPERATING EXPENSES	2,289.6	2,247.1	2,146.9

INCOME FROM OPERATIONS	308.5	269.6	321.1
OTHER EXPENSE (INCOME):
Interest expense, net	125.2	117.3	95.6
Loss on extinguishment of debt	39.2	—	76.1
Minority interest in earnings of consolidated subsidiaries	0.1	(0.2)	0.9
Other, net	—	—	6.5

TOTAL OTHER EXPENSE, NET	164.5	117.1	179.1

INCOME BEFORE INCOME TAXES	144.0	152.5	142.0
PROVISION FOR INCOME TAXES	57.7	60.7	59.5

NET INCOME	$86.3	$91.8	$82.5

EARNINGS PER SHARE:
Basic	$0.58	$0.63	$0.57
Diluted	$0.56	$0.59	$0.55
AVERAGE SHARES OUTSTANDING (in thousands)
Basic	149,019	146,275	143,581
Diluted	155,124	154,330	149,220

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE INCOME

(in millions, except per share data)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital (Deficit) (Loss)
								Accumulated Other Comprehensive Income
						Retained Earning	Deferred Stock Compensation
	Shares	Amount	Shares	Amount					Total
Balances, January 1, 2004	52.8	$—	89.2	$0.1	$744.5	$64.4	$(14.1)	$—	$794.9
Comprehensive Income:
Change in fair value of interest rate swap transactions, net of tax	—	—	—	—	—	—	—	(5.0)	(5.0)
Net income	—	—	—	—	—	82.5	—	—	82.5

Total comprehensive income	—	—	—	—	—	—	—	—	77.5
Conversion of Class B shares into Class A shares	1.6	—	(1.6)	—	—	—	—	—	—
Extraordinary cash dividend declared, $5.00 per share	—	—	—	—	(718.3)	—	—	—	(718.3)
Share-based compensation expense	—	—	—	—	—	—	5.6	—	5.6
Exercise of stock options	2.8	—	—	—	19.8	—	—	—	19.8
Tax benefit from exercise of stock options	—	—	—	—	13.2	—	—	—	13.2
Forfeiture of stock options	—	—	—	—	(0.1)	—	0.1	—	—
Cash dividends declared, $0.18-0.30 per share	—	—	—	—	—	(123.7)	—	—	(123.7)

Balances, December 30, 2004	57.2	—	87.6	0.1	59.1	23.2	(8.4)	(5.0)	69.0
Comprehensive Income:
Change in fair value of interest rate swap transactions, net of tax	—	—	—	—	—	—	—	17.1	17.1
Net income	—	—	—	—	—	91.8	—	—	91.8

Total comprehensive income	—	—	—	—	—	—	—	—	108.9
Conversion of Class B shares into Class A shares	3.6	—	(3.6)	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	5.7	—	5.7
Exercise of stock options	2.9	—	—	—	18.4	—	—	—	18.4
Tax benefit from exercise of stock options and other	—	—	—	—	13.8	—	—	—	13.8
Forfeiture of stock options	—	—	—	—	(1.3)	—	1.3	—	—
Issuance of restricted stock	0.2	—	—	—	4.6	—	(4.6)	—	—
Forfeiture of restricted stock	—	—	—	—	(1.6)	—	1.6	—	—
Purchase of treasury shares	(0.5)	—	—	—	(10.0)	—	—	—	(10.0)
Cash dividends declared, $0.30 per share	—	—	—	—	(105.5)	(70.4)	—	—	(175.9)

Balances, December 29, 2005	63.4	—	84.0	0.1	(22.5)	44.6	(4.4)	12.1	29.9

See accompanying notes to consolidated financial statements.

	Class A Common Stock		Class B Common Stock
					Additional Paid-In Capital (Deficit)			Accumulated Other Comprehensive Income (Loss)
						Retained Earning	Deferred Stock Compensation
	Shares	Amount	Shares	Amount					Total
Comprehensive Income:
Change in fair value of interest rate swap transactions, net of tax	—	—	—	—	—	—	—	1.5	1.5
Net income	—	—	—	—	—	86.3	—	—	86.3

Total comprehensive income	—	—	—	—	—	—	—	—	87.8
Conversion of Class B shares into Class A shares	60.0	0.1	(60.0)	(0.1)	—	—	—	—	—
Adoption of SFAS No. 123-R	—	—	—	—	(4.4)	—	4.4	—	—
Share-based compensation expense	—	—	—	—	8.6	—	—	—	8.6
Exercise of stock options	2.8	—	—	—	16.1	—	—	—	16.1
Tax benefit from exercise of stock options and other	—	—	—	—	14.1	—	—	—	14.1
Issuance of restricted stock	0.2	—	—	—	—	—	—	—	—
Impact attributable to convertible note hedge and warrant	—	—	—	—	0.9	—	—	—	0.9
Cash dividends declared, $0.30 per share	—	—	—	—	(78.9)	(100.7)	—	—	(179.6)

Balances, December 28, 2006	126.4	$0.1	24.0	$—	$(66.1)	$30.2	$—	$13.6	$(22.2)

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 28, 2006	Year Ended December 29, 2005	Year Ended December 30, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$86.3	$91.8	$82.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	197.1	199.3	174.6
Share-based compensation expense	8.6	5.7	5.6
Minority interest in earnings of consolidated subsidiaries	0.1	(0.2)	0.9
Deferred income tax expense (benefit)	(19.8)	(15.5)	2.2
Net (gain) loss on disposal and impairment of operating assets	15.1	11.6	(4.6)
Equity in earnings of joint venture including former employee compensation	7.4	5.9	—
Loss on extinguishment of debt	39.2	—	76.1
Changes in operating assets and liabilities (excluding effects of acquisition):
Trade and other receivables	(3.5)	(3.2)	(14.3)
Inventories	(0.2)	(0.1)	(1.0)
Prepaid expenses and other current assets	5.6	10.7	10.1
Accounts payable	(13.2)	(1.3)	(8.6)
Income taxes payable	(26.5)	48.9	28.2
Accrued expenses and other liabilities	8.2	32.8	35.7

NET CASH PROVIDED BY OPERATING ACTIVITIES	304.4	386.4	387.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(124.7)	(144.5)	(124.3)
Proceeds from disposition of assets	7.1	57.7	39.8
Cash used for acquisitions, net of cash acquired	(34.1)	(156.8)	(223.6)
Proceeds from sale-leaseback transaction	—	—	11.5
Decrease in other assets and assets held for sale	—	—	(2.5)
Cash used to purchase partnership interest	—	—	(9.9)
Proceeds from disposition of partnership interest	—	—	2.8
Decrease in restricted cash	—	0.6	—

NET CASH USED IN INVESTING ACTIVITIES	(151.7)	(243.0)	(306.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash used to pay dividends	(179.6)	(175.9)	(842.2)
Proceeds from stock option exercises	16.1	18.4	19.8
Proceeds from Regal Cinemas Senior Credit Facility	140.4	—	1,650.0
Net payments on long term obligations	(20.6)	(22.8)	(572.9)
Cash used to settle conversions of convertible notes	(152.1)	—	—
Net proceeds attributable to convertible note hedge and warrant	17.9	—	—
Excess tax benefits from share-based payment arrangements	13.0	—	—
Payment of debt acquisition costs and other	(21.9)	(0.6)	(23.6)
Cash used to purchase treasury shares	—	(10.0)	—
Payment of bankruptcy claims and liabilities	—	(0.1)	(2.4)
Cash used to redeem senior subordinated notes	—	—	(354.8)

NET CASH USED IN FINANCING ACTIVITIES	(186.8)	(191.0)	(126.1)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(34.1)	(47.6)	(44.9)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	196.3	243.9	288.8

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$162.2	$196.3	$243.9

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds received	$94.0	$28.6	$29.8

Cash paid for interest	$123.1	$112.7	$85.9

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 28, 2006

1. THE COMPANY

        Regal Entertainment Group (the "Company," "Regal," "we" or "us") is the parent company of Regal Entertainment Holdings, Inc. ("REH"), which is the parent company of Regal Cinemas Corporation ("Regal Cinemas") and its subsidiaries. Regal Cinemas' subsidiaries include Regal Cinemas, Inc. and its subsidiaries, which include Edwards Theatres, Inc. ("Edwards"), Regal CineMedia Corporation ("Regal CineMedia" or "RCM"), Hoyts Cinemas Corporation ("Hoyts") and United Artists Theatre Company ("United Artists"). The terms Regal or the Company, REH, Regal Cinemas, United Artists, Edwards, Regal CineMedia and Hoyts shall be deemed to include the respective subsidiaries of such entities when used in discussions included herein regarding the current operations or assets of such entities.

        Regal operates the largest theatre circuit in the United States, consisting of 6,403 screens in 539 theatres in 39 states and the District of Columbia as of December 28, 2006. The Company formally operates on a 52-week fiscal year with each quarter generally consisting of 13 weeks, unless otherwise noted. The Company's fiscal year ends on the first Thursday after December 25, which in certain years results in a 53-week fiscal year.

        During 2000 and 2001, United Artists and a majority of its subsidiaries at that time (the "United Artists Bankrupt Entities"), Edwards Theatre Circuit Affiliated Group and its subsidiaries at that time (the "Edwards Bankrupt Entities"), and Regal Cinemas, Inc. and its subsidiaries at that time (the "Regal Cinemas, Inc. Bankrupt Entities") filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Courts identified below, as well as joint plans of reorganization. The joint plans of reorganization, as amended, for the United Artists Bankrupt Entities and the Edwards Bankrupt Entities were approved by the United States Bankruptcy Courts for the District of Delaware and the Central District of California, respectively. Such joint plans of reorganization became effective on March 2, 2001 ("UA Effective Date") for the United Artists Bankrupt Entities and September 29, 2001 ("Edwards Effective Date") for the Edwards Bankrupt Entities. Edwards was formed in connection with the reorganization of the Edwards Bankrupt Entities to, among other things, effect the substantive consolidation of the Edwards Bankrupt Entities through their merger into Edwards. As a result of the merger transaction, Edwards succeeded to all of the assets and liabilities of the Edwards Bankrupt Entities. The United States Bankruptcy Court for the Middle District of Tennessee approved the Regal Cinemas, Inc. Bankrupt Entities' joint plan of reorganization on December 7, 2001, and it became effective on January 29, 2002. Anschutz acquired controlling equity interests in United Artists, Edwards and Regal Cinemas, Inc. upon each of the entities' emergence from bankruptcy reorganization. Also on that date, The Anschutz Corporation and its subsidiaries ("Anschutz") and the other stockholders of Regal Cinemas, Inc. exchanged their equity interests in Regal Cinemas, Inc. for equity interests in Regal Cinemas and as a result, Regal Cinemas, Inc. became a wholly owned subsidiary of Regal Cinemas. Regal Cinemas was formed for the primary purpose of acquiring and holding the shares of common stock of Regal Cinemas, Inc. In May 2002, the Company sold 18.0 million shares of its Class A common stock in an initial public offering at a price of $19.00 per share, receiving aggregate net offering proceeds, net of underwriting discounts, commissions and other offering expenses, of $314.8 million.

        On May 12, 2004, Regal, along with a newly created subsidiary of Regal Cinemas, Regal Cinemas Bonds Corporation ("RCBC"), completed a cash tender offer and consent solicitation for the $350.0 million aggregate principal amount of the Regal Cinemas 9 3/8% Senior Subordinated Notes due

2012 (the "Senior Subordinated Notes"). Approximately $298.1 million aggregate principal amount of the Senior Subordinated Notes were purchased, with total additional consideration for the tender offer and consent solicitation of approximately $56.3 million being paid to the tendering holders. Regal and RCBC financed the tender offer and consent solicitation with a portion of the proceeds from a refinancing of Regal Cinemas' then existing indebtedness. Upon consummation of the refinancing, Regal recognized a loss on debt extinguishment of approximately $76.1 million. See Note 5—"Debt Obligations" for further discussion of these transactions.

        On May 13, 2004, Regal declared an extraordinary cash dividend of $5.00 per share on each outstanding share of its Class A and Class B common stock. Stockholders of record at the close of business on May 21, 2004 were paid this dividend on June 2, 2004. The dividend was recorded as a reduction of additional paid-in capital upon declaration.

        On March 29, 2005, Regal and AMC Entertainment Inc. ("AMC") announced the combination of the operations of RCM and AMC's subsidiary, National Cinema Network, Inc. ("NCN"), into a new joint venture company known as National CineMedia, LLC ("National CineMedia"). On July 15, 2005, Cinemark, Inc. ("Cinemark"), through a wholly owned subsidiary, acquired a 20.7% interest in National CineMedia. As of December 28, 2006, RCH's investment in National CineMedia totaled approximately ($1.5 million). See Note 4—"Formation of National CineMedia, LLC" for further discussion of this joint venture arrangement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

        The consolidated financial statements include the accounts of Regal and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The portion of United Artists equity relating to shares not owned by the Company and the related earnings or losses were included in minority interest.

  Revenue Recognition

        Revenues are generated principally through admissions and concessions sales with proceeds received in cash at the point of sale. Other operating revenues consist primarily of product advertising (including vendor marketing programs) and other ancillary revenues which are recognized as income in the period earned. The Company recognizes payments received attributable to the marketing and advertising services provided by the Company under certain vendor programs as revenue in the period in which the related impressions are delivered. Such impressions are measured by the concession product sales volume, which is a mutually agreed upon proxy of attendance and reflects the Company's marketing and advertising services delivered to its vendors. Proceeds received from advance ticket sales and gift certificates are recorded as deferred revenue. The Company recognizes revenue associated with gift certificates and advanced ticket sales at such time as the items are redeemed, they expire or redemption becomes unlikely. The determination of the likelihood of redemption is based on an analysis of the Company's historical redemption trends.

  Cash Equivalents

        The Company considers all unrestricted highly liquid debt instruments and investments purchased with an original maturity of three months or less to be cash equivalents. At December 28, 2006, the Company held substantially all of its cash in temporary cash investments in the form of certificates of deposit and variable rate investment accounts with major financial institutions.

  Inventories

        Inventories consist of concession products and theatre supplies. The Company states inventories on the basis of first-in, first-out (FIFO) cost, which is not in excess of net realizable value.

  Property and Equipment

        The Company states property and equipment at cost. Major renewals and improvements are capitalized, while maintenance and repairs which do not improve or extend the lives of the respective assets, are expensed currently. Gains and losses from disposition of property and equipment are included in income and expense when realized. The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Buildings	20-30 years
Equipment	3-20 years
Leasehold improvements	Lesser of term of lease or asset life

        As of December 28, 2006 and December 29, 2005, included in property and equipment is $105.2 million and $111.2 million, respectively, of assets accounted for under capital leases and lease financing arrangements, net of accumulated depreciation of $32.0 million and $28.8 million, respectively. The Company records amortization using the straight-line method over the shorter of the lease terms or the estimated useful lives noted above.

  Impairment of Long-Lived Assets

        The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. The Company generally evaluates assets for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the assets, the Company recognizes an impairment charge in the amount by which the carrying value of the assets exceeds their fair market value. The fair value of assets is determined using the present value of the estimated future cash flows or the expected selling price less selling costs for assets of which the Company expects to dispose. This analysis resulted in the recording of impairment charges of $13.6 million, $13.7 million and $3.5 million for the years ended December 28, 2006, December 29, 2005 and December 30, 2004.

  Leases

        The majority of the Company's operations are conducted in premises occupied under non-cancelable lease agreements with initial base terms ranging generally from 15 to 20 years. The Company, at its option, can renew a substantial portion of the leases at defined or then fair rental rates for various periods. Certain leases for Company theatres provide for contingent rentals based on the revenue results of the underlying theatre and require the payment of taxes, insurance, and other costs applicable to the property. Also, certain leases contain escalating minimum rental provisions.

        The Company accounts for leased properties under the provisions of Statement of Financial Accounting Standards No. 13, Accounting for Leases ("SFAS No. 13") and other authoritative accounting literature. SFAS No. 13 requires that the Company evaluate each lease for classification as either a capital lease or an operating lease. The Company performs this evaluation at the inception of the lease and when a modification is made to a lease. As to those arrangements that are classified as capital leases, the Company records property under capital leases and a capital lease obligation in an amount equal to the lesser of the present value of the minimum lease payments to be made over the life of the lease at the beginning of the lease term, or the fair value of the leased property. The property under capital lease is amortized on a straight-line basis as a charge to expense over the lease term, as defined, or the economic life of the leased property, whichever is less. During the lease term, as defined, each minimum lease payment is allocated between a reduction of the lease obligation and interest expense so as to produce a constant periodic rate of interest on the remaining balance of the lease obligation. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements and therefore, considers the initial base term as the lease term under SFAS No. 13.

        The Company records rent expense for its operating leases with contractual rent increases in accordance with Financial Accounting Standards Board ("FASB") Technical Bulletin 85-3, "Accounting for Operating Leases with Scheduled Rent Increases," on a straight-line basis from the "lease commencement date" as specified in the lease agreement until the end of the base lease term.

        For leases in which the Company is involved with construction of the theatre, the Company accounts for the lease during the construction period under the provisions of Emerging Issues Task Force ("EITF") 97-10, "The Effect of Lessee Involvement in Asset Construction." The landlord is typically responsible for constructing a theatre using guidelines and specifications agreed to by the Company and assumes substantially all of the risk of construction. In accordance with EITF 97-10, if the Company concludes that it has substantially all of the construction period risks, it records a construction asset and related liability for the amount of total project costs incurred during the construction period. Once construction is completed, the Company considers the requirements under SFAS No. 98, "Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate: Sales-Type Leases of Real Estate; Definition of the Lease Term; and Initial Direct Costs of Direct Financing Leases" ("SFAS No. 98"), for sale-leaseback treatment, and if the arrangement does not meet such requirements, it records the project's construction costs funded by the landlord as a financing obligation. The obligation is amortized over the financing term based on the payments designated in the contract.

  Goodwill

        The changes in the carrying amount of goodwill for the years ended December 28, 2006 and December 29, 2005 are as follows (in millions):

	Year ended December 28, 2006	Year ended December 29, 2005
Balance at beginning of year	$223.8	$213.6
Acquisitions	—	2.9
Adjustments related to certain pre-acquisition deferred tax assets	(9.2)	5.6
Other	0.3	1.7

Balance at end of year	$214.9	$223.8

        Under SFAS No. 142, "Goodwill and Other Intangible Assets," the Company has identified its reporting units to be the designated market areas in which the Company conducts its theatre operations. The fair value of the Company's identified reporting units were estimated using the expected present value of associated future cash flows and market values of the underlying theatres within each reporting unit. The Company's annual goodwill impairment assessments for the years ended December 28, 2006 and December 29, 2005 indicated that the fair value of its reporting units exceeded their carrying value and therefore, goodwill was not deemed to be impaired.

  Debt Acquisition Costs

        Other non-current assets include debt acquisition costs, which are deferred and amortized over the terms of the related agreements using a method that approximates the effective interest method. Debt acquisition costs as of December 28, 2006 and December 29, 2005 were $49.7 million and $32.3 million, respectively, net of accumulated amortization of $13.1 million and $9.8 million, respectively.

  Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. In addition, income tax rules and regulations are subject to interpretation and require judgment by the Company and may be challenged by the taxation authorities. The Company establishes accruals relative to tax uncertainties that we deem to be probable of loss and that can be reasonably estimated. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance if it is deemed more likely than not that its deferred income tax assets will not be realized.

        The Company expects that certain deferred income tax assets are not more likely than not to be recovered and therefore, has established a valuation allowance. The Company reassesses its need for the valuation allowance for its deferred income taxes on an ongoing basis. Should the Company realize certain tax assets with a valuation allowance that relate to pre-acquisition periods, goodwill would be reduced.

  Interest Rate Swaps

        Regal Cinemas has entered into hedging relationships via interest rate swap agreements to hedge against interest rate exposure of its variable rate debt obligations. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the interest rate swaps will be included in interest expense. The interest rate swaps qualify for cash flow hedge accounting treatment in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and as such, the change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the interest rate swaps will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. The fair value of the Company's interest rate swaps is based on dealer quotes, and represents an estimate of the amounts Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates.

  Deferred Revenue

        Deferred revenue relates primarily to vendor programs, gift certificates and advance ticket sales, and is recognized as revenue as described above in this Note 2 under "Revenue Recognition."

  Deferred Rent

        The Company recognizes rent on a straight-line basis after considering the effect of rent escalation provisions resulting in a level monthly rent expense for each lease over its term. The deferred rent liability is included in other non-current liabilities.

  Film Costs

        The Company estimates its film cost expense and related film cost payable based on management's best estimate of the ultimate settlement of the film costs with the distributors. Generally, less than one-third of our quarterly film expense is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement.

  Advertising and Start-Up Costs

        The Company expenses advertising costs as incurred. Start-up costs associated with a new theatre are also expensed as incurred.

  Stock-Based Compensation

        As described in Note 9—"Capital Stock And Share-Based Compensation," effective December 30, 2005, we adopted Statement of Financial Accounting Standards No. 123 (revised), "Share-Based Payment" ("SFAS 123R") utilizing the modified prospective approach. Under SFAS 123R, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee's requisite service period. Prior to the adoption of SFAS 123R, we accounted for stock option grants in accordance with Accounting Principles Board (APB) Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25) (the intrinsic value method), and accordingly, recognized no compensation expense for stock option grants when the exercise price equaled the fair value of common stock on the date of grant.

        In connection with the adoption of SFAS 123R, the Company also elected to adopt the alternative transition method provided in SFASB Staff Position No. SFAS 123(R)-3, "Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards" for calculating the tax effects of share-based compensation pursuant to SFAS 123R. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies which could be recognized subsequent to the adoption of SFAS 123R.

  Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to, those related to film costs, property and equipment, goodwill, income taxes and purchase accounting. Actual results could differ from those estimates.

  Segments

        As of December 30, 2004, we managed our business under two reportable segments—theatre exhibition operations and Regal CineMedia. As a result of the formation of National CineMedia described in Note 4—"Formation of National CineMedia, LLC," the Company determined that Regal CineMedia no longer qualifies as a reportable segment under SFAS No. 131, "Disclosures about Segments of Enterprise and Related Information," the established standards for reporting information about operating segments in financial statements. Accordingly, as of December 28, 2006 and December 29, 2005, the Company managed its business under one reportable segment: theatre exhibition operations.

  Comprehensive Income

        Total comprehensive income for the years ended December 28, 2006, December 29, 2005 and December 30, 2004 was $87.8 million, $108.9 million and $77.5 million, respectively. Total comprehensive income consists of net income and other comprehensive income (loss), net of tax, related to the change in the aggregate unrealized gain (loss) on the Company's interest rate swap arrangements during each of the years ended December 28, 2006, December 29, 2005 and December 30, 2004. The Company's interest rate swap arrangements are further described in Note 5—"Debt Obligations."

  Reclassifications

        Certain reclassifications have been made to the 2004 and 2005 consolidated financial statements to conform to the 2006 presentation.

  Recent Accounting Pronouncements

        During June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes" and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

        The evaluation of a tax position in accordance with this Interpretation is a two-step process. The first step is recognition: The enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the enterprise should presume that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in (1) an increase in a liability for income taxes payable or (2) a reduction of an income tax refund receivable or a reduction in a deferred tax asset or an increase in a deferred tax liability or both (1) and (2). This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact the Interpretation may have on its consolidated financial position, cash flows and results of operations.

        In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 ("SFAS No 157"), "Fair Value Measurements." Among other requirements, SFAS 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 is effective beginning the first fiscal year that begins after November 15, 2007. The Company continues to evaluate the adoption of SFAS 157 and its impact on the Company's consolidated financial position, cash flows and results of operations.

        In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB No. 108"). This bulletin expresses the Securities and Exchange Commission's views regarding the process of quantifying financial statement misstatements. The interpretations in this bulletin were issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice for the build up of improper amounts on the balance sheet. The Company adopted the provisions of SAB No. 108 for the year ended December 28, 2006. Such adoption had no impact the Company's consolidated financial position, cash flows and results of operations.

3. ACQUISITIONS

  Acquisition of four AMC Entertainment Inc. Theatres

        On September 15, 2006, the Company acquired four theatres with a total of 58 screens from AMC. The Company purchased two of these AMC theatres representing 26 screens for approximately $34.1 million in cash, subject to post-closing adjustments, and acquired the other two AMC theatres representing 32 screens in exchange for two Regal theatres consisting of 32 screens. As of the acquisition date, the exchanged Regal theatres had a net book value of approximately $5.4 million. The Company accounted for the exchanged theatre assets as a non-monetary transaction in accordance with FAS 153, "Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29" and as such, allocated the net book value of the Regal theatres to the exchanged AMC theatres. Total cash paid of approximately $34.1 million was directly allocated to the other two AMC theatres using the purchase method of accounting. Accordingly, the total cash purchase price was allocated to the assets acquired and liabilities assumed for both of the respective theatre locations based on management's judgment of the estimated fair values at the date of acquisition. The results of operations of the four acquired theatres have been included in the Company's consolidated financial statements for periods subsequent to the acquisition date.

        The following is a summary of the preliminary allocation of the aggregate cash purchase price to the estimated fair values of the assets acquired and liabilities assumed at the respective dates of acquisition (in millions):

Property and equipment, net	$36.4
Current liabilities	(2.3)

Total purchase price	$34.1

  Acquisition of R/C Theatres and Eastern Federal Corporation Theatres

        On April 28, 2005, the Company acquired seven theatres comprising 76 screens in Maryland, Florida, Pennsylvania and Virginia from R/C Theatres. On July 21, 2005, the Company acquired 21 theatres and 230 screens in Florida, North Carolina and South Carolina from Eastern Federal Corporation. The total aggregate cash purchase price for the combined acquisitions was approximately $156.7 million, including $125.2 million for the Eastern Federal Corporation acquisition. The transactions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed for each of the respective theatre locations based on their estimated fair values at the dates of acquisition, with the remaining balance allocated to goodwill. The allocation of the purchase price is based on management's judgment after evaluating several factors, including an independent third party appraisal of certain Eastern Federal Corporation fee properties. The results of operations of the acquired theatre operations have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates.

        The following is a summary of the final allocation of the aggregate cash purchase price to the estimated fair values of the assets acquired and liabilities assumed at the respective dates of acquisition (in millions):

Current assets	$0.2
Property and equipment, net	157.8
Goodwill	2.9
Current liabilities	(4.2)

Total purchase price	$156.7

  Acquisition of Signature Theatres and Other Fiscal 2004 Acquisitions

        On April 29, 2004, Regal acquired five theatres representing 49 screens in the Northeastern United States. On May 5, 2004, Regal acquired two additional theatres with 26 screens in the Northeastern United States. On September 30, 2004, Regal acquired 30 theatres comprising 309 screens (including two theatres with 30 screens under construction) in California and Hawaii from Signature Theatres. The total aggregate cash purchase price for the combined acquisitions totaled approximately $223.6 million, including approximately $196.7 million for the Signature Theatres acquisition. The transactions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed for each of the respective theatre locations based on their estimated fair values at the date of acquisition, with the remaining balance allocated to goodwill. The results of operations of the acquired theatre operations have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates.

        The following is a summary of the allocation of the aggregate cash purchase price to the estimated fair values of the assets acquired and liabilities assumed at the respective dates of acquisition (in millions):

Current assets	$0.1
Land	1.0
Buildings, leasehold improvements and equipment, net	212.5
Goodwill	2.1
Other non-current assets	15.7
Current liabilities	(5.1)
Other non-current liabilities	(2.7)

Total purchase price	$223.6

4. FORMATION OF NATIONAL CINEMEDIA, LLC

        On March 29, 2005, Regal and AMC announced the combination of the operations of RCM and AMC's subsidiary, National Cinema Network, Inc. ("NCN"), into a new joint venture company known as National CineMedia. On July 15, 2005, Cinemark, Inc. ("Cinemark"), through a wholly owned subsidiary, acquired a 20.7% interest in National CineMedia. As of December 28, 2006, RCM's wholly owned subsidiary, Regal CineMedia Holdings, LLC ("RCH"), owned 45.4% of the Class A Units of National CineMedia, AMC, as successor in interest to NCN, owned 26.3% of the Class A Units of National CineMedia and Cinemark owned 28.3% of the Class A Units of National CineMedia. National CineMedia focuses on the expansion of ancillary businesses, such as in-theatre advertising and the creation of complementary business lines that leverage the existing operating personnel, asset and customer bases of its theatrical exhibition partners, which includes us, AMC and Cinemark. National CineMedia is, subject to limited exceptions, the exclusive provider of advertising and event services to Regal, AMC and Cinemark.

        As part of the joint venture transaction, on March 29, 2005, RCM and NCN entered into a Contribution and Unit Holders Agreement with National CineMedia pursuant to which, among other things, RCM and NCN agreed to contribute assets to National CineMedia and National CineMedia agreed to assume specified liabilities of RCM and NCN in consideration for the issuance of equity units by National CineMedia to RCH and NCN, respectively. The assets contributed to National CineMedia by RCM included fixed assets and agreements as well as approximately $1.3 million in cash. The Company accounts for its investment in National CineMedia using the equity method of accounting and did not recognize any gain or loss resulting from the initial formation of National CineMedia due to the Company's continued involvement in the operations of National CineMedia. As of December 28, 2006 and December 29, 2005, RCH's investment in National CineMedia totaled approximately ($1.5 million) and $3.2 million, respectively.

        Pursuant to the other documents entered into in connection with the joint venture transaction, AMC and Regal, through their subsidiaries, retained all advertising contracts signed on or before the close of business on March 31, 2005, and Cinemark retained all advertising contracts signed on or before the close of business on July 15, 2005, subject to an administrative fee (32% during fiscal 2006 and 35% during fiscal 2005) payable to National CineMedia to service such contracts. For the fiscal year ended December 28, 2006, administrative fees paid to National CineMedia totaled $4.8 million (on $15.0 million of revenue). For the fiscal year ended December 29, 2005, administrative fees paid to National CineMedia totaled $22.5 million (on $64.1 million of revenue). Revenues and expenses attributable to these advertising contracts are recorded as a component of other operating revenues and other operating expenses in the Company's financial statements. For contracts signed by National CineMedia after the close of business on March 31, 2005, AMC and Regal, and with respect to advertising contracts signed after the close of business on July 15, 2005, Cinemark, through their respective theatre exhibition subsidiaries, receive revenue from National CineMedia with respect to advertising and event services at their respective theatres through an agreed upon formula as well as equity in income/loss of National CineMedia. Such formula is based on the weighted average number of screens owned by and the number of theatre patrons of the applicable exhibitor's theatres for any measurement period. During the fiscal year ended December 28, 2006, the Company recorded $58.5 million of advertising revenues and $3.1 million of other revenues derived from these contracts, which are presented as a component of other operating revenues in the Company's financial statements. During the fiscal year ended December 29, 2005, the Company recorded $16.3 million of advertising revenues and $4.0 million of other revenues derived from these contracts. For the fiscal years ended December 28, 2006 and December 29, 2005, the Company recorded a (loss) gain of ($3.5 million) and $1.5 million, respectively, representing its share of the net income of National CineMedia. As of December 28, 2006, approximately $25.4 million and $0.7 million due from/to National CineMedia were included in "Trade and other receivables, net" and "Accounts payable," respectively. In addition, as of December 29, 2005, approximately $14.9 million and $2.8 million due from/to National CineMedia were included in "Trade and other receivables, net" and "Accounts payable," respectively.

        On December 5, 2005, National CineMedia entered into a sublease agreement with RCM pursuant to which National CineMedia subleases its regional office in Chicago, Illinois. Both the sublease and the lease expire on July 31, 2009. Pursuant to the sublease, National CineMedia pays rent in an amount equal to that which would have been paid by RCM under the terms of its lease. The amounts paid by National CineMedia to the landlord for the fiscal year ended December 28, 2006 were less than $0.1 million. In addition, on January 27, 2006, National CineMedia entered into a sublease agreement with RCM pursuant to which National CineMedia subleases its regional office in New York, New York. Both the sublease and the lease expire on April 30, 2010. Pursuant to the sublease, National CineMedia pays rent to RCM in an amount equal to that which would have been paid by RCM under the terms of its lease. The amounts paid to RCM for the fiscal year ended December 28, 2006 were approximately $0.4 million. Lastly, on March 22, 2005, RCM assigned its interests in a sublease from Regal to National CineMedia for its regional office in Woodland Hills, California. The lease and sublease expired on July 31, 2006. Pursuant to the sublease, National CineMedia paid rent to Regal in an amount equal to that which would have been paid by Regal under the terms of its lease. The amounts paid to Regal for the fiscal year ended December 28, 2006 were, in aggregate, less than approximately $0.1 million. Related party amounts for each of the above arrangements for the fiscal year ended December 29, 2005 were comparable to the 2006 amounts.

        In connection with the formation of National CineMedia, on May 11, 2005, RCI adopted and approved the RCI Severance Plan For Equity Compensation (the "Severance Plan"). Participation in

the Severance Plan is limited to employees of RCM who held an unvested option to purchase shares of Regal's Class A common stock or unvested shares of Regal's restricted Class A common stock pursuant to the terms of the Company's 2002 Incentive Plan (the "Incentive Plan") immediately prior to such employee's termination of employment with RCM and commencement of employment with National CineMedia. Each employee's termination of employment with RCM was effective as of the close of business on May 24, 2005 and commencement of employment with National CineMedia was effective as of May 25, 2005. Under the terms of and subject to the conditions of the Severance Plan, each eligible employee who participates in the Severance Plan (a "Participant") is, at the times set forth in the Severance Plan, entitled to a cash payment equal to (1) with respect to each unvested stock option held on May 24, 2005, the difference between the exercise price of such unvested option and $20.19 (the fair market value of a share of Regal's Class A common stock on May 24, 2005 as calculated pursuant to the terms of the Severance Plan) and (2) with respect to each unvested share of restricted stock, $20.19. In addition, the Severance Plan provides that each Participant who held unvested shares of restricted stock on May 24, 2005 will be entitled to receive payments in lieu of dividend distributions in an amount equal to the per share value of dividends paid on Regal's Class A common stock times the number of shares of such restricted stock. Each such Participant will receive these payments in lieu of dividend distributions until the date that each such Participant's restricted stock would have vested in accordance with the Incentive Plan. Solely for purposes of the calculation of such payments with respect to restricted stock, in the event of any stock dividend, stock split or other change in the corporate structure affecting Regal's Class A common stock, there shall be an equitable proportionate adjustment to the number of shares of restricted stock held by each Participant immediately prior to his or her termination of employment with RCM.

        Each Participant's cash payment will vest according to the year and date on which such unvested options and restricted stock held by such Participant would have vested pursuant to the terms of the Incentive Plan and the related award agreement had employment with RCM not ceased. As a result of the formation of National CineMedia, approximately 1.5 million unvested options and 77,020 shares of unvested restricted stock were forfeited. The total cost of the Severance Plan, including payments in lieu of dividend distributions on restricted stock, is estimated to be in the range of approximately $15.0 million to $16.0 million. Pursuant to the terms of the National CineMedia arrangements, approximately $4.0 million of such costs associated with the Severance Plan were funded by National CineMedia. As the Severance Plan provides for payments over future periods that are contingent upon continued employment with National CineMedia, the cost of the Severance Plan will be recorded as an expense over the remaining required service periods. During the years ended December 28, 2006 and December 29, 2005, the Company recorded total severance expense of approximately $3.9 million and $7.4 million, respectively, including less than $0.1 million of payments in lieu of dividends, related to the Severance Plan.

        As part of the joint venture transaction, RCH, NCN and Cinemark, or their respective affiliates, entered into a number of ancillary agreements, including a Limited Liability Company Operating Agreement, as amended (the "Operating Agreement"), in order to set forth their respective rights and obligations as members in connection with their interests in National CineMedia. As discussed further in Note 14—"Subsequent Events," on February 13, 2007, NCM Inc., a newly formed entity that serves as the sole manager of National CineMedia, completed an initial public offering, or IPO, of its common stock. In connection with the IPO of NCM Inc., RCH, AMC and Cinemark amended and restated the Operating Agreement and the other ancillary agreements.

5. DEBT OBLIGATIONS

        Debt obligations at December 28, 2006 and December 29, 2005 consist of the following (in millions):

	December 28, 2006	December 29, 2005
	(In millions)
Regal 3 3/4% Convertible Senior Notes	$123.7	$240.0
Regal Cinemas Senior Credit Facility	1,700.0	1,575.9
Regal Cinemas 9 3/8% Senior Subordinated Notes	51.5	51.5
Lease financing arrangements, weighted average interest rate of 11.15%, maturing in various installments through January 2021	89.4	92.6
Capital lease obligations, 8.5% to 10.3%, maturing in various installments through December 2017	22.4	23.5
Other	0.9	1.0

Total debt obligations	1,987.9	1,984.5
Less current portion	(146.2)	(260.4)

Total debt obligations, net of current maturities	$1,841.7	$1,724.1

        Regal 3 3/4% Convertible Senior Notes—On May 28, 2003, Regal issued $240.0 million aggregate principal amount of 3 3/4% Convertible Senior Notes due May 15, 2008 (the "Convertible Senior Notes"). Interest on the Convertible Senior Notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2003. The Convertible Senior Notes are senior unsecured obligations of Regal and rank on parity with all of our existing and future senior unsecured indebtedness and prior to all of our subordinated indebtedness. The Convertible Senior Notes are effectively subordinated to all of our future secured indebtedness to the extent of the assets securing that indebtedness and to any indebtedness and other liabilities of our subsidiaries. None of our subsidiaries have guaranteed any of our obligations with respect to the Convertible Senior Notes. On or after May 15, 2007, our note holders will have the option to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock at any time prior to maturity, subject to certain limitations, unless previously purchased by us at the note holder's option upon a change in control, at the then existing conversion price per share. Prior to May 15, 2007, our note holders have the right, at their option, to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, unless previously purchased by us at the note holder's option upon a change in control, at the then existing conversion price per share, subject to further adjustments described below, if:

  •
  the closing sale price of our Class A common stock on the previous trading day was 110% or more of the then current conversion price;

  •
  we distribute to all or substantially all holders of our common stock certain rights entitling them to purchase common stock at less than the closing sale price of our Class A common stock on the day preceding the declaration of such distribution;

  •
  other than the extraordinary dividend paid on July 1, 2003, we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our Class A common stock on the day preceding the declaration of such distribution;

  •
  we become a party to a consolidation, merger or sale of all or substantially all of our assets or a change in control occurs, in each case, pursuant to which our common stock would be converted into cash, stock or other property unless, in the case of a consolidation or merger, all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in such merger or consolidation consists of shares of common stock, American Depositary Shares or other certificates representing common equity interests traded on a United States national securities exchange or quoted on The NASDAQ Stock Market, or will be so traded or quoted when issued or exchanged in connection with such merger or consolidation, and as a result of such merger or consolidation the Convertible Senior Notes become convertible solely into such common stock or other certificates representing common equity interests; or

  •
  after any five consecutive trading-day period in which the average of the trading prices for the Convertible Senior Notes for that five trading-day period was less than 100% of the average of the conversion values for the Convertible Senior Notes during that period.

        On December 28, 2006, at the then current conversion price of $14.5483 per share (which conversion price has been and may be further adjusted pursuant to the antidilution provisions of the Convertible Senior Notes in connection with the payment by Regal of dividends on its common stock), each $1,000 of aggregate principal amount of Convertible Senior Notes is convertible into approximately 68.7366 shares of our Class A common stock. Upon conversion, we may elect to deliver cash in lieu of shares of Class A common stock or a combination of cash and shares of Class A common stock. As explained below, with respect to the par amount of the conversion obligation, we intend to deliver cash to note holders upon conversion. The conversion price and the number of shares delivered on conversion are subject to adjustment upon certain events.

        In connection with the issuance of the Convertible Senior Notes, we used approximately $18.8 million of the net proceeds of the offering to enter into convertible note hedge and warrant transactions with respect to our Class A common stock to reduce the potential dilution from conversion of the Convertible Senior Notes. Under the terms of the convertible note hedge arrangement (the "Convertible Note Hedge") with Credit Suisse First Boston ("CSFB"), we paid $36.2 million for a forward purchase option contract under which we are entitled to purchase from CSFB a fixed number of shares of our Class A common stock (at December 28, 2006 at a price per share of $14.5483). In the event of the conversion of the Convertible Senior Notes, this forward purchase option contract allows us to purchase, at a fixed price equal to the implicit conversion price of shares issued under the Convertible Senior Notes, a number of shares equal to the shares that we issue to a note holder upon conversion. Settlement terms of this forward purchase option allow the Company to elect cash or share settlement based on the settlement option it chooses in settling the conversion feature of the Convertible Senior Notes. We accounted for the Convertible Note Hedge pursuant to the guidance in EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock." Accordingly, the $36.2 million purchase price of the forward stock purchase option contract was recorded as a reduction of consolidated stockholders' equity (deficit).

        We also sold to CSFB a warrant (the "Warrant") to purchase shares of our Class A common stock. The Warrant is currently exercisable for 8,505,255 shares of our Class A common stock at a December 28, 2006 exercise price of $16.7865 per share (which exercise price has been and may be further adjusted pursuant to the antidilution provisions of the Warrant in connection with the payment by Regal of dividends on its common stock). We received $17.4 million cash from CSFB in return for the sale of this forward share purchase option contract. CSFB cannot exercise the Warrant unless and until a conversion event occurs. We have the option of settling the Warrant in cash or shares of our Class A common stock. We accounted for the sale of the Warrant as the sale of a permanent equity instrument pursuant to the guidance in EITF 00-19. Accordingly, the $17.4 million sales price of the forward stock purchase option contract was recorded as a credit to consolidated stockholders' equity (deficit).

        The Convertible Note Hedge and the Warrant allow us to acquire sufficient Class A common shares from CSFB to meet our obligation to deliver Class A common shares upon conversion by the note holder, unless the Class A common share price exceeds $16.7865 (as of December 28, 2006). When the fair value of our Class A common shares exceeds such price, the equity contracts no longer have an offsetting economic impact, and accordingly will no longer be effective as a hedge of the dilutive impact of possible conversion.

        The Convertible Senior Notes allow us to settle any conversion, and we intend to settle any conversion, by remitting to the note holder the accreted value of the note in cash plus the conversion spread (the excess conversion value over the accreted value) in either cash, shares of our Class A common stock or a combination of stock and cash. The accounting for convertible debt with such settlement features is addressed in the consensus reached by the EITF with respect to the accounting for Instrument C as set forth in EITF 90-19, "Convertible Bonds with Issuer Option to Settle for Cash Upon Conversion." It is our intent to settle the Convertible Senior Notes' conversion obligations consistent with Instrument C. Because the accreted value of the Convertible Senior Notes will be settled in cash upon the conversion, only the conversion spread (the excess conversion value over the accreted value), which may be settled in stock, will result in potential dilution in our earnings-per-share computations.

        On December 28, 2006, the closing sale price of our Class A common stock was $21.55, which exceeded 110% of the then current conversion price of $14.5483. Accordingly, as of December 28, 2006, our note holders had the right, at their option, to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, at the current conversion price of $14.5483. This conversion option, coupled with the Company's stated policy to settle any conversion by remitting to the note holder the accreted value of the note in cash, resulted in the classification of the $123.7 million principal amount of the Convertible Senior Notes as a current liability on the accompanying consolidated balance sheet as of December 28, 2006. The future balance sheet classification of this liability (i.e., current versus non-current presentation) will be monitored at each quarterly reporting date, and will be determined based on an analysis of the various conversion rights described above.

        During the year ended December 28, 2006, holders of $116.3 million in principal amount of Convertible Senior Notes exercised their conversion rights. The Company elected to settle these conversions entirely in cash for approximately $152.1 million. As a result of these conversions, the Company recorded a $37.0 million loss on debt extinguishment (including a related $1.2 million write-off of unamortized debt issue costs) during the year ended December 28, 2006.

        In connection with the above conversions, the Company received net proceeds of approximately $17.9 million from CSFB attributable to the Convertible Note Hedge and the Warrant. Such proceeds were recorded as an increase to additional paid-in capital.

        Regal Cinemas 9 3/8% Senior Subordinated Notes—On January 29, 2002, Regal Cinemas issued $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2012 (the "Senior Subordinated Notes"). Interest on the Senior Subordinated Notes is payable semi-annually on February 1 and August 1 of each year, and the Senior Subordinated Notes mature on February 1, 2012. The Senior Subordinated Notes are guaranteed by most of Regal Cinemas' existing subsidiaries and are unsecured, ranking behind Regal Cinemas' obligations under its Senior Credit Facility and any future senior indebtedness.

        On April 17, 2002, Regal Cinemas sold an additional $150.0 million principal amount of the Senior Subordinated Notes, which were issued under the indenture pursuant to which Regal Cinemas sold its Senior Subordinated Notes in January 2002.

        Regal Cinemas has the option to redeem the Senior Subordinated Notes, in whole or in part, at any time on or after February 1, 2007 at redemption prices declining from 104.688% of their principal amount on February 1, 2007 to 100% of their principal amount on or after February 1, 2010, plus accrued interest.

        On April 15, 2004, Regal and its subsidiary, RCBC, commenced a cash tender offer and consent solicitation for the $350.0 million aggregate principal amount of the Regal Cinemas 9 3/8% Senior Subordinated Notes due 2012. On April 27, 2004, the Company completed its consent solicitation with respect to the Senior Subordinated Notes amending the indenture governing the Senior Subordinated Notes to eliminate substantially all of the restrictive covenants and certain default provisions. Consideration for each $1,000 principal amount of Senior Subordinated Notes tendered was $1,169.05, plus a consent payment of $20.00 per $1,000 principal amount of Senior Subordinated Notes for those holders who properly tendered their Senior Subordinated Notes with a consent on or before April 27, 2004. Such consideration was determined as of April 28, 2004 by reference to a fixed spread above the yield to maturity of the 2.25% U.S. Treasury Note due February 15, 2007. The tender offer was completed on May 12, 2004 and approximately $298.1 million aggregate principal amount of the Senior Subordinated Notes were purchased. Total additional consideration paid for the tender offer and consent solicitation was approximately $56.3 million. The tender offer and consent solicitation were financed with a portion of the proceeds from the Senior Credit Facility described below. Approximately $918.3 million of the proceeds from the Senior Credit Facility, together with a portion of Regal Cinemas' available cash, was distributed by Regal Cinemas to Regal, which used approximately

$718.3 million of the proceeds to pay an extraordinary dividend of $5.00 per share to its holders of Class A and Class B common stock on June 2, 2004. The remaining balance was retained for the fiscal 2004 acquisitions disclosed in Note 3—"Acquisitions" and for general corporate purposes. Upon consummation of the refinancing of Regal Cinemas' senior indebtedness, Regal recognized a loss on debt extinguishment of approximately $76.1 million. On July 15, 2004, the Company purchased an additional $361,000 principal amount of the Senior Subordinated Notes from a third party.

        Regal Cinemas Fifth Amended and Restated Credit Agreement—On October 27, 2006, Regal Cinemas entered into a fifth amended and restated credit agreement (the "Amended Senior Credit Facility") with Credit Suisse, Cayman Islands Branch (as successor to Credit Suisse First Boston), as Administrative Agent and the other lenders party thereto, which consists of a term loan facility (the "Term Facility") in an aggregate original principal amount of $1.7 billion and a revolving credit facility (the Revolving Facility in an aggregate principal amount of up to $100.0 million. The Revolving Facility has a separate sublimit of $10.0 million for short-term loans and a sublimit of $30.0 million for letters of credit. The principal balance of the Term Facility in the Amended Senior Credit Facility was higher than the term loan balance in the prior credit facility, and such higher principal balance resulted in net proceeds of $21.2 million from the Amended Senior Credit Facility which were set aside for general corporate purposes. Upon the execution of the Amended Senior Credit Facility, Regal recognized a loss on debt extinguishment of approximately $2.3 million, including $0.8 million of third party costs. In addition, approximately $19.2 million of new debt acquisition costs were recorded in connection with consummation of the Amended Senior Credit Facility.

        The Term Facility will mature on October 27, 2013 and the Revolving Facility will mature on October 27, 2011. Interest is payable (a) in the case of base rate loans, quarterly in arrears, and (b) in the case of Eurodollar rate loans, at the end of each interest period, but in no event less often than every 3 months. The Term Facility amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility during the first six years thereof, with the balance payable in two equal installments, the first on June 30, 2013 and the second on October 27, 2013.

        The obligations of Regal Cinemas are secured by, among other things, a lien on substantially all of its tangible and intangible personal property (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, deposit and securities accounts, and intellectual property) and certain real property. The obligations under the Amended Senior Credit Facility are also guarantied by certain subsidiaries of Regal Cinemas and secured by a lien on all or substantially all of such subsidiaries' personal property and certain real property. The obligations are further guarantied by Regal Entertainment Holdings, Inc., on a limited recourse basis, with such guaranty being secured by a lien on the capital stock of Regal Cinemas.

        Borrowings under the Amended Senior Credit Facility bear interest, at Regal Cinemas' option, at either a base rate or an Adjusted Eurodollar Rate (as defined in the Amended Senior Credit Facility) plus, in each case, an applicable margin. The base rate is the higher of Prime Rate, as determined by Credit Suisse, and the Federal Funds Effective Rate plus 0.5%. Regal Cinemas may elect interest periods of 1, 2, 3, 6 or (if available to all lenders) 12 months for the Adjusted Eurodollar Rate. The applicable margin is determined according to the consolidated leverage ratio of Regal Cinemas and its subsidiaries. Calculation of interest is on the basis of the actual days elapsed in a year of 360 days (or

365 or 366 days, as the case may be, in the case of base rate loans based on the Prime Rate) and interest is payable at the end of each interest period (or quarterly in the case of base rate loans based on the Prime Rate) and, in any event, at least every 3 months. As of December 28, 2006 and December 29, 2005, borrowings of $1,700.0 million and $1,575.9 million, respectively, were outstanding under the Term Facility at effective interest rates of 6.23% (as of December 28, 2006) and 6.0% (as of December 29, 2005), after the impact of the interest rate swaps is taken into account.

        Regal Cinemas may prepay borrowings under the Amended Senior Credit Facility, in whole or in part, in minimum amounts and subject to other conditions set forth in the Amended Senior Credit Facility. Regal Cinemas is required to make mandatory prepayments with:

  •
  50% of excess cash flow in any fiscal year (as reduced by voluntary repayments of the Term Facility), with elimination based upon achievement and maintenance of a leverage ratio of less than 3.75:1.00;

  •
  100% of the net cash proceeds of all asset sales or other dispositions of property by Regal Cinemas and its subsidiaries, subject to certain exceptions (including reinvestment rights);

  •
  100% of the net cash proceeds of issuances of funded debt of Regal Cinemas and its subsidiaries, subject to exceptions; and

  •
  50% of the net cash proceeds of issuances of equity securities by Regal Cinemas, including the net cash proceeds of capital contributions to Regal Cinemas, with elimination based upon achievement and maintenance of a leverage ratio of less than 3.50:1.00.

        The above-described mandatory prepayments are required to be applied pro rata to the remaining amortization payments under the Term Facility. When there are no longer outstanding loans under the Term Facility, mandatory prepayments are to be applied to prepay outstanding loans under the Revolving Facility with no corresponding permanent reduction of commitments under the Revolving Facility.

        The Amended Senior Credit Facility includes several financial covenants including:

  •
  maximum ratios of (i) the sum of funded debt (net of unencumbered cash) plus the product of eight (8) times lease expense to (ii) consolidated EBITDAR (as defined in the Amended Senior Credit Facility) (initially set at 6.00:1.00 and declining in subsequent periods);

  •
  maximum ratios of funded debt (net of unencumbered cash) to consolidated EBITDA, (initially equal to 4.00:1.00 and declining in subsequent periods);

  •
  minimum ratio of (i) consolidated EBITDAR to (ii) the sum of interest expense plus lease expense of 1.50 to 1.0 throughout the term of the Amended Senior Credit Facility; and

  •
  maximum capital expenditures not to exceed 35% of consolidated EBITDA for the prior fiscal year plus a one-year carryforward for unused amounts from the prior fiscal year.

        The Amended Senior Credit Facility contains customary affirmative covenants including, among other things, maintenance of corporate existence and rights; performance of obligations; delivery of financial statements and other financial information; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties; maintenance of insurance; maintenance of a rating of Regal Cinemas and of the Amended Senior Credit Facility by each of Standard & Poor's Ratings Services and Moody's Investors Service, Inc; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

        The Amended Senior Credit Facility also contains customary negative covenants (subject to exceptions, limitations and baskets) which limit the ability of Regal Cinemas and its subsidiaries to, among other things, incur indebtedness, grant liens, make investments or acquisitions, engage in affiliate transactions, or pay dividends. These limitations may restrict the ability of Regal Cinemas to fund the operations the Company or any subsidiary of the Company that is not designated as a restricted subsidiary of Regal Cinemas under the Amended Senior Credit Facility.

        The Amended Senior Credit Facility specifies customary events of default including, among other things, nonpayment of principal, interest or other amounts; breach of certain covenants; breach of representations and warranties in any material respect; cross default and cross acceleration with respect to indebtedness in an aggregate principal amount of $25.0 million or more; bankruptcy; judgments involving liability of $25.0 million or more; ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control. Upon the occurrence of an event of default, all obligations under the Amended Senior Credit Facility may be accelerated.

        Under the Amended Senior Credit Facility, Regal Cinemas also established a New Incremental Term Facility, which amends and restates the Incremental Term Facility. Under the terms of the New Incremental Term Facility, Regal Cinemas may borrow up to $200 million in additional funds that would be treated as a term loan under the Amended Senior Credit Facility without the need to obtain consent from any lender or any party to the Amended Senior Credit Facility. Borrowing under the New Incremental Term Facility is subject to the satisfaction of certain conditions set forth in the facility, including, but not limited to, obtaining commitments from one or more lenders to fund such additional amounts. At Regal Cinemas' option, borrowings under the New Incremental Term Facility bear interest at an Adjusted Eurodollar Rate or a base rate plus, in either case, an applicable margin that is established at the time commitments for the New Incremental Term Facility are obtained. Proceeds of Regal Cinemas' borrowings under the New Incremental Term Facility are to be used solely to fund, or reimburse Regal Cinemas for funding, distributions to the Company for the purpose of redeeming, repurchasing, acquiring or otherwise settling the conversion of all or a portion of the Convertible Senior Notes.

        Interest Rate Swaps—On July 13, 2004, Regal Cinemas entered into four hedging relationships via four distinct interest rate swap agreements with final maturity terms ranging from three to five years each. On September 8, 2005, Regal Cinemas entered into an additional hedging relationship via a distinct interest rate swap agreement with a maturity term of four years. These interest rate swaps were designated to hedge approximately $1,100.0 million of its variable rate debt obligations. Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49% to 4.337% and will receive interest at a variable rate based on the 3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest rate-swaps for the following three-month period. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the interest rate swaps will be included in interest expense. No premium or discount was incurred upon the Company entering into the interest rate swaps, because the pay and receive rates on the interest rate swaps represented prevailing rates for each counterparty at the time the interest rate swaps were entered into. The interest rate swaps qualify for cash flow hedge accounting treatment in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and as such, the Company has effectively hedged its exposure to variability in the future cash flows attributable to the 3-month LIBOR on approximately $1,100.0 million of debt. The change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the designated hedging instruments (the five interest rate swaps) will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. The fair value of the Company's interest rate swaps is based on dealer quotes, and represents an estimate of the amounts Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates.

        As of December 28, 2006, the aggregate fair value of the interest rate swaps was determined to be approximately $22.4 million, which has been recorded as a component of "Other Non-Current Assets" with a corresponding amount of $13.6 million, net of tax, recorded to "Accumulated Other Comprehensive Income." The interest rate swaps exhibited no ineffectiveness for the years ended December 28, 2006, December 29, 2005 and December 30, 2004.

        Lease Financing Arrangements—These obligations primarily represent capitalized lease obligations resulting from the requirements of EITF 97-10 and SFAS No. 98.

        Maturities of Debt Obligations—The Company's long-term debt and future minimum lease payments for its capital lease obligations and lease financing arrangements are scheduled to mature as follows:

	Long-Term Debt and Other	Capital Leases	Lease Financing Arrangements	Total
	(in millions)
2007	$140.8	$3.5	$13.5	$157.8
2008	17.1	3.4	13.5	34.0
2009	17.2	3.5	13.6	34.3
2010	17.2	3.4	13.8	34.4
2011	17.2	3.5	13.8	34.5
Thereafter	1,666.6	17.1	99.3	1,783.0

	1,876.1	34.4	167.5	2,078.0
Less: interest on capital leases and lease financing arrangements		(12.0)	(78.1)	(90.1)

Totals	$1,876.1	$22.4	$89.4	$1,987.9

6. LEASES

        The Company accounts for a majority of its leases as operating leases. Minimum rentals payable under all non-cancelable operating leases with terms in excess of one year as of December 28, 2006, are summarized for the following fiscal years (in millions):

2007	$303.2
2008	303.0
2009	300.5
2010	297.1
2011	291.1
Thereafter	2,189.9

        Rent expense under such operating leases amounted to $323.2 million, $310.5 million and $287.0 million for the years ended December 28, 2006, December 29, 2005 and December 30, 2004, respectively. Contingent rent expense was $18.4 million, $15.6 million and $16.0 million for the years ended December 28, 2006, December 29, 2005 and December 30, 2004, respectively.

  Sale-Leaseback Transactions

        The Company has historically entered into sale and leaseback transactions whereby owned properties were sold and leased back under operating leases. The minimum rentals for these operating leases are included in the table above.

        In December 1995, UATC entered into a sale and leaseback transaction whereby 31 owned properties were sold to and leased back from an unaffiliated third party. In conjunction with the transaction, the buyer of the properties issued publicly traded pass-through certificates. In connection with this sale and leaseback transaction, UATC entered into a Participation Agreement that requires UATC to comply with various covenants, including limitations on indebtedness, restricted payments, transactions with affiliates, guarantees, issuance of preferred stock of subsidiaries and subsidiary distributions, transfer of assets and payment of dividends. As of December 28, 2006, 14 theaters were subject to the sale leaseback transaction and approximately $53.8 million in principal amount of pass-through certificates were outstanding.

7. INCOME TAXES

        The components of the provision for income taxes for income from operations are as follows (in millions):

	Year ended December 28, 2006	Year ended December 29, 2005	Year ended December 30, 2004
Federal:
Current	$63.9	$62.3	$42.2
Deferred	(15.6)	(11.9)	5.3

Total Federal	48.3	50.4	47.5
State:
Current	13.6	13.9	15.2
Deferred	(4.2)	(3.6)	(3.2)

Total State	9.4	10.3	12.0

Total income tax provision	$57.7	$60.7	$59.5

        During the years ended December 28, 2006, December 29, 2005 and December 30, 2004, a current tax benefit of $14.1 million, $13.8 million and $13.2 million, respectively, was allocated directly to stockholders' equity for the exercise of stock options and dividends paid on restricted stock.

        A reconciliation of the provision for income taxes as reported and the amount computed by multiplying the income before taxes and extraordinary item by the U.S. federal statutory rate of 35% was as follows (in millions):

	Year ended December 28, 2006	Year ended December 29, 2005	Year ended December 30, 2004
Provision calculated at federal statutory income tax rate	$50.4	$53.4	$49.7
State and local income taxes, net of federal benefit	6.1	6.7	7.8
Other	1.2	0.6	2.0

Total income tax provision	$57.7	$60.7	$59.5

        Significant components of the Company's net deferred tax asset consisted of the following at:

	December 28, 2006	December 29, 2005
	(in millions)
Deferred tax assets:
Net operating loss carryforward	$63.4	$70.6
Excess of tax basis over book basis of intangible assets	22.4	30.6
Deferred rent	33.7	29.6
Severance expense	2.0	4.0
Other	3.0	3.9
Accrued expenses	0.8	0.9
Excess of tax basis over book basis of convertible bonds	2.5	8.0

Total deferred tax assets	127.8	147.6
Valuation allowance	(36.6)	(37.4)

Total deferred tax assets, net of valuation allowance	91.2	110.2
Deferred tax liabilities:
Excess of book basis over tax basis of fixed assets	(67.9)	(102.5)
Interest rate swaps	(0.9)	(7.8)
Other	(0.4)	(0.8)

Total deferred liabilities	(69.2)	(111.1)

Net deferred tax asset (liability)	$22.0	$(0.9)

        At December 28, 2006, the Company has net operating loss carryforwards for federal income tax purposes of approximately $153.3 million with expiration commencing in 2007. The Company's net operating loss carryforwards were generated by the entities of United Artists, Edwards and Hoyts. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize the net operating losses acquired from United Artists, Edwards and Hoyts may be impaired as a result of the "ownership change" limitations.

        In assessing the realizable value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company has recorded a valuation allowance against deferred tax assets at December 28, 2006 and December 29, 2005 totaling $36.6 million and $37.4 million, respectively, as management believes it is more likely than not that certain deferred tax assets will not be realized in future tax periods. As of December 28, 2006 and December 29, 2005, $33.7 million of the valuation allowance relates to pre-acquisition deferred tax assets of Edwards and United Artists. Accordingly, future reductions in the valuation allowance associated with a change in management's determination of the Company's ability to realize these deferred tax assets will reduce recorded goodwill related to such acquisitions. During fiscal 2006 the valuation allowance was reduced by $1.2 million as a result of a reduction in the deferred tax asset against which such valuation allowance was recorded. Additionally, during fiscal 2006 the valuation allowance was increased by $0.4 million related to management's determination that it was more likely than not that certain state net operating losses generated in 2006 would not be realized.

        During October 2005, the IRS completed its examination of the Company's 2002 and 2003 federal tax returns for such years and the Company and the IRS agreed to certain adjustments to the Company's 2002 and 2003 federal tax returns. Such adjustments did not have a material impact on the Company's provision for income taxes.

8. LITIGATION AND CONTINGENCIES

        On March 18, 2003, Reading International, Inc., Citadel Cinemas, Inc. and Sutton Hill Capital, LLC (collectively, the "Plaintiffs") filed a complaint and demand for jury trial in the United States District Court for the Southern District of New York against Oaktree Capital Management LLC, Onex Corporation ("Loews"), Regal, United Artists, United Artists Theatre Circuit, Inc., Loews Cineplex Entertainment Corporation, Columbia Pictures Industries, Inc., The Walt Disney Company, Universal Studios, Inc., Paramount Pictures Corporation, Metro-Goldwyn-Mayer Distribution Company, Fox Entertainment Group, Inc., Dreamworks LLC, Stephen Kaplan and Bruce Karsh (collectively, the "Defendants") alleging various violations by the Defendants of federal and state antitrust laws and New York common law. The Plaintiffs allege, among other things, that the consolidation of the theatre industry and alleged agreements between and among Regal, movie distributors, and Loews, have adversely impacted their ability to exhibit first-run industry-anticipated top-grossing commercial films at their Village East theatre in Lower Manhattan, and are seeking, among other things, a declaration that the Defendants' conduct is in violation of antitrust laws, damages, and equitable relief enjoining Defendants from engaging in future anticompetitive conduct. On December 10, 2003, the court granted Defendants' motion to dismiss in part, thereby dismissing several of Plaintiffs' claims and dismissing Sutton Hill as a plaintiff. On December 24, 2003, Plaintiffs amended their complaint to add Village East Limited Partnership as a Plaintiff. On July 29, 2005, Regal filed a motion for summary judgement as to all counts asserted against it. On January 8, 2007, the court granted Regal's motion for summary judgement in its entirety and dismissed the Plaintiffs claims with prejudice.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants and additional capital expenditures to remedy such non-compliance.

        In prior years, private litigants and the Department of Justice (the "DOJ") had filed claims against Regal or its subsidiaries alleging that a number of our theatres with stadium seating violated the ADA because these theatres allegedly failed to provide wheelchair-bound patrons with lines of sight comparable to those available to other members of the general public and denied persons in wheelchairs access to the stadium portion of the theatres. On June 8, 2005, Regal reached an agreement with the DOJ resolving and dismissing the private litigants' claims and all claims made by the United States under the ADA. Over the next four years, the Company anticipates that it will incur capital costs to modify its theatres in accordance with the DOJ settlement arrangements in the aggregate of up to $5.0 million. From time to time, we receive claims that the stadium seating offered by our theatres allegedly violates the ADA. In these instances, we seek to resolve or dismiss these claims based on the terms of the DOJ settlement or under applicable ADA standards.

        In addition, we, from time to time, receive letters from the attorneys general of states in which we operate theatres regarding investigation into the accessibility of our theatres to persons with visual or hearing impairments. We believe we provide the members of the visually and hearing impaired communities with reasonable access to the movie-going experience.

        We believe that we are in substantial compliance with all current applicable regulations relating to accommodations for the disabled. We intend to comply with future regulations in this regard, and except as set forth above, we do not currently anticipate that compliance will require us to expend substantial funds. Our theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship and health and sanitation requirements. We believe that we are in substantial compliance with all of such laws.

        On or about January 3, 2007, suit was initiated against the Company in Federal Court, Central District of California, styled, Bateman, individually and on behalf of all others similarly situated, v. Regal Cinemas, Inc. and United Artists Theatre Circuit, Inc., et al., alleging violations of the Fair and Accurate Transaction Act, for allegedly printing expiration dates and credit card numbers on customer receipts. The plaintiff seeks to represent a class of individuals allegedly harmed by this alleged practice. The complaint seeks actual damages and/or statutory damages of at least one hundred dollars or up to one thousand dollars per violation, and attorney fees and costs. We believe we are in substantial compliance with all applicable federal and state laws governing these trade practices.

        On April 5, 2005, the Company filed a complaint in the Delaware Court of Chancery against Amaranth LLC, Amaranth Advisors, L.L.C. and Nicholas M. Maounis (collectively, "Amaranth"), individually, and as representatives of a class of all holders of the Convertible Senior Notes issued pursuant to the Indenture. On March 21, 2005, Amaranth filed a Schedule 13G with the Securities and Exchange Commission questioning the terminology used in the Indenture for calculating the conversion price adjustment to the Convertible Senior Notes required to be made by the Company in relation to quarterly dividends paid by the Company. In addition, on March 28, 2005, Amaranth exercised its conversion rights with respect to $1,000 principal amount of its notes, which the Company settled in cash. In its complaint, the Company sought a declaratory judgment to resolve the question that had arisen regarding the proper calculation of the conversion price adjustments in relation to certain of the Company's quarterly dividends. In order to remedy any confusion, the Company approved and the Company and the Trustee executed a First Supplemental Indenture, dated April 5, 2005, to amend the terminology in the conversion price adjustment formula. On May 17, 2005, Amaranth filed its answer and counterclaim against the Company. On June 20, 2005, the Company filed an answer to Amaranth's counterclaim. On April 12, 2006, after full briefing, the Delaware Court of Chancery issued an opinion granting the Company's motion to certify a defendant class of all holders of the Convertible Senior Notes, and to certify Amaranth as an adequate class representative.

        On August 17, 2006, the Company entered into a stipulation of dismissal with Amaranth LLC, Amaranth Advisors, L.L.C. and Nicholas M. Maounis individually, and as representatives of a class of all holders of our Convertible Senior Notes, providing for the following: (1) the dismissal of its claims without prejudice to the defendant class and with prejudice to Amaranth, the named defendant, only; and (2) the dismissal of Amaranth's counterclaims, which purported to assert individual claims against the Company on behalf of Amaranth only, with prejudice. In addition, in the stipulation of dismissal, the parties certify that no compensation in any form has passed directly or indirectly from the Company to Amaranth or Amaranth's attorneys and that no promise to give any such compensation has been made. On August 17, 2006, the parties submitted to the Delaware Court of Chancery and the Court approved the stipulation of dismissal thereby dismissing the case.

        Regal Cinemas, Inc. is a defendant in a few remaining claims arising from its decision to file voluntary petitions for bankruptcy relief. We and our various subsidiary corporations are also presently involved in various legal proceedings arising in the ordinary course of our business operations, including personal injury claims, employment and contractual matters and other disputes. We believe we have adequately provided for the settlement of such matters. Management believes any additional liability with respect to these claims and disputes will not be material in the aggregate to our consolidated financial position, results of operations or cash flows.

9. CAPITAL STOCK AND SHARED-BASED COMPENSATION

        As of December 28, 2006, the Company's authorized capital stock consisted of:

  •
  500,000,000 shares of Class A common stock, par value $0.001 per share;

  •
  200,000,000 shares of Class B common stock, par value $0.001 per share; and

  •
  50,000,000 shares of preferred stock, par value $0.001 per share.

        Of the authorized shares of Class A common stock, 18,000,000 shares were sold in connection with the Company's initial public offering in May 2002. The Company's Class A common stock is listed on the New York Stock Exchange ("NYSE") under the trading symbol "RGC." As of December 28, 2006, 126,448,479 shares of Class A common stock were outstanding. Of the authorized shares of Class B common stock, 23,908,639 shares were outstanding as of December 28, 2006, all of which are held by Anschutz Company ("Anschutz") and OCM Principal Opportunities Fund II, L.P. ("OCM") and its subsidiaries. Each share of Class B common stock converts into one share of Class A common stock at the option of the holder or upon certain transfers of a holder's Class B common stock. Each holder of Class B common stock is entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the Stockholders for their vote. Of the authorized shares of the preferred stock, no shares were issued and outstanding as of December 28, 2006. The Class A common stock is entitled to one vote for each outstanding share of Class A common stock on every matter properly submitted to the stockholders for a vote. Except as required by law, the Class A and Class B common stock vote together as a single class on all matters submitted to the stockholders for their vote. The material terms and provisions of the Company's certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described below.

  Common Stock

        The Class A common stock and the Class B common stock are identical in all respects, except with respect to voting and except that each share of Class B common stock will convert into one share of Class A common stock at the option of the holder or upon a transfer of the holder's Class B common stock, other than to certain transferees. Each holder of Class A common stock will be entitled to one vote for each outstanding share of Class A common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Each holder of Class B common stock will be entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Except as required by law, the Class A common stock and the Class B common stock will vote together on all matters. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all the Company's remaining assets available for distribution to the stockholders in the event of the Company's liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of the Company's capital stock. The outstanding shares of common stock are, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

  Preferred Stock

        The Company's certificate of incorporation allows the Company to issue, without stockholder approval, preferred stock having rights senior to those of the common stock. The Company's board of directors is authorized, without further stockholder approval, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock. As of December 28, 2006, no shares of preferred stock are outstanding.

  Share Repurchase Program

        During the year ended December 30, 2004, the Company's board of directors authorized a share repurchase program, which provided for the authorization to repurchase up to $50.0 million of the Company's outstanding Class A common stock within a twelve month period. During the quarter ended June 30, 2005, the Company repurchased 520,386 shares of its outstanding Class A common stock at an aggregate cost of approximately $10.0 million. The Company's board of directors extended the share repurchase program during the years ended December 28, 2006 and December 29, 2005 for additional twelve month periods. Accordingly, the Company can repurchase up to an additional $40.0 million under the share repurchase program through September 2007. The Company made no repurchases of its outstanding Class A common stock during the year ended December 28, 2006 or during the year ended December 30, 2004. Repurchases can be made from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such a manner deemed appropriate by the Company. Treasury shares are retired upon repurchase. At retirement, the Company records treasury stock purchases at cost with any excess of cost over par value recorded as a reduction of additional paid-in capital.

  Warrants

        Other than disclosed in Note 5—"Debt Obligations" and Note 12—"Earnings per Share," no warrants to acquire the Company's common stock were outstanding as of December 28, 2006.

  Dividends

        Regal paid four quarterly cash dividends of $0.30 per share on each outstanding share of the Company's Class A and Class B common stock, including outstanding restricted, or approximately $179.6 million in the aggregate, during the year ended December 28, 2006. In addition, Regal paid four quarterly cash dividends of $0.30 per share, on each outstanding share of its Class A and Class B common stock, or approximately $175.9 million in the aggregate during the year ended December 29, 2005. During the year ended December 30, 2004, Regal paid two quarterly cash dividends of $0.18 per share, one quarterly cash dividend of $0.20 per share and one quarterly cash dividend of $0.30 per share on each share of its Class A and Class B common stock, or approximately $123.7 million in the aggregate. Finally, on June 2, 2004, Regal paid to its stockholders an extraordinary cash dividend of $5.00 per share on each outstanding share of Class A and Class B common stock totaling approximately $718.3 million in the aggregate.

  Other Stock Based Compensation

        In 2002, the Company established the 2002 Stock Incentive Plan (the "Incentive Plan") for a total of 11,194,354 authorized shares, which provides for the granting of incentive stock options and non-qualified stock options to officers, employees and consultants of the Company. As described below under "Restricted Stock" and "Performance Share Units" the Plan also provides for grants of restricted stock and performance shares that are subject to restrictions and risks of forfeiture.

        In conjunction with the exchange transaction on April 12, 2002, the holders of outstanding options of United Artists and Regal Cinemas received under the Plan replacement options to purchase 8,832,147 shares of Regal Class A common stock at prices ranging from $4.44 to $12.87 per share. As a result, stock option information presented herein prior to the exchange of options has been retroactively restated to reflect the effects of the exchange transaction.

        In connection with the July 1, 2003 and June 2, 2004 extraordinary cash dividends and pursuant to the antidilution adjustment terms of the Incentive Plan, the exercise price and the number of shares of

Class A common stock subject to options held by the Company's option holders were adjusted to prevent dilution and restore their economic position to that existing immediately before the extraordinary dividends. The antidilution adjustments made with respect to such options resulted in a decrease in the range of exercise prices, from $2.6901 to $15.5302 per share, an increase in the aggregate number of shares issuable upon exercise of such options by 4,915,887, and an increase in the total number of authorized shares under the Plan to 16,110,241. As of December 28, 2006 and after giving effect to the antidilution adjustments, the Company had outstanding options to purchase a total of 3,095,601 shares of Class A common stock under the Incentive Plan, and 3,411,335 shares remaining available for future issuance under the Incentive Plan. Stock option information presented herein has been adjusted to give effect to the extraordinary dividends. There were no accounting consequences for changes made to reduce the exercise prices and increase the number of shares underlying options as a result of the extraordinary cash dividends because (1) the aggregate intrinsic value of the awards immediately after the extraordinary dividends was not greater than the aggregate intrinsic value of the awards immediately before the extraordinary dividends and (2) the ratio of the exercise price per share to the market value per share was not reduced.

        On May 11, 2005, the stockholders of the Company approved an amendment to the Incentive Plan increasing the total number of shares of Class A common stock authorized for issuance under the Incentive Plan from 16,110,241 to a total of 18,000,000 shares.

        Stock options granted in connection with the exchange transaction are generally exercisable in installments of 20% per year from the original grant date of the exchanged options and expire no later than 10 years from the date of grant. Stock option grants issued subsequent to the exchange transaction have been established at prices not less than the fair market value as of the date of grant and are exercisable in installments of 20% per year and expire no later than 10 years from the date of grant.

        Effective December 30, 2005, the Company adopted Statement of Financial Accounting Standards No. 123 (revised), "Share-Based Payment" (SFAS 123R) utilizing the modified prospective approach. Prior to the adoption of SFAS 123R, we accounted for stock option grants in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" (the intrinsic value method), and accordingly, recognized no compensation expense for those stock options having an exercise price equal to the market value of the Company's Class A common stock on the date of the grant.

        Under the modified prospective approach, SFAS 123R applies to awards that were outstanding on December 30, 2005 and to new awards and the modification, repurchase or cancellation of awards after December 30, 2005. Under the modified prospective approach, compensation cost recognized in the first quarter of fiscal 2006 includes share-based compensation cost for all share-based payments granted prior to, but not yet vested as of December 30, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) and recognized as expense over the remaining requisite service period. Share-based compensation cost for all share-based payments granted subsequent to December 30, 2005 are based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R and recognized as expense over the employee's requisite service period. Prior periods were not restated to reflect the impact of adopting the new standard.

        On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3, "Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards." The Company has elected to adopt the alternative transition method provided in this FASB Staff Position for calculating the tax effects of share-based compensation pursuant to SFAS 123R. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of SFAS 123R.

        As a result of adopting SFAS 123R on December 30, 2005, our income before income taxes, net income, basic earnings per share and diluted earnings per share were $3.3 million, $2.0 million, $0.01 and $0.02 less, respectively, than if we had continued to account for share-based compensation under APB Opinion No. 25 ("APB 25") for our stock option grants.

Stock Options

        We use the Black-Scholes option pricing model to estimate the fair value of our stock option awards based on factors at the date of grant. Stock compensation expense for each of the years ended December 28, 2006, December 29, 2005 and December 30, 2004 was based on the following assumptions at the dates the stock options were granted:

Expected volatility	38.0-39.0%
Expected life of options (in years)	7.5
Risk-free interest rate	3.0-4.9%
Dividend yield	3.0-4.5%

        Expected volatility is based on historical volatility of the Company's common stock price. The expected term of options granted is derived using the midpoint of the average vesting period and contractual life of the stock options. The risk-free interest rate assumption is based upon observed interest rates appropriate for the terms of the Company's employee stock options. The Company does not target a specific dividend yield for its dividend payments but is required to assume a dividend yield as an input to the Black-Scholes model. The dividend yield assumption is based on the Company's history and expectation of future dividend payouts and may be subject to substantial change in the future. There were no stock options granted during the years ended December 28, 2006 and December 29, 2005.

        As share-based compensation expense recognized in the consolidated statement of income for the year ended December 28, 2006 is based on awards ultimately expected to vest, it should be reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company's pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

        During the years ended December 28, 2006, December 29, 2005 and December 30, 2004, the Company recognized approximately $6.5 million, $5.0 million and $5.6 million of share-based compensation expense related to stock options. Such expense is presented as a component of general and administrative expenses for the year ended December 28, 2006. At December 28, 2006, there was

$1.8 million of unrecognized compensation cost related to share-based payments which is expected to be recognized over a weighted-average period of 0.26 years.

        We receive a tax deduction for certain stock option exercises during the period the options are exercised, generally for the excess of the price at which the stock is sold over the exercise price of the options. Prior to adoption of SFAS 123R, we reported all tax benefits resulting from the exercise of stock options as operating cash flows in our consolidated statements of cash flows. In accordance with SFAS 123R, we are required to report excess tax benefits from the award of equity instruments as financing cash flows. Excess tax benefits are recorded when a deduction reported for tax return purposes for an award of equity instruments exceeds the cumulative compensation cost for the instruments recognized for financial reporting purposes. For the year ended December 28, 2006, our consolidated statement of cash flows reflects $13.0 million of excess tax benefits as financing cash flows. Net cash proceeds from the exercise of stock options were $16.1 million for the year ended December 28, 2006. The actual income tax benefit realized from stock option exercises is $14.1 million for the same period.

        The following table represents stock option activity for the year ended December 28, 2006:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Contract Life
Outstanding options at beginning of period	5,943,986	$6.43
Granted	—	—
Exercised	(2,822,894)	5.72
Forfeited	(25,491)	13.18

Outstanding options at end of period	3,095,601	$7.03	5.48 Yrs

Outstanding exercisable at end of period	713,049	$8.69	5.53 Yrs

        Shares available for future stock option grants to employees and directors under the Incentive Plan were approximately 3.4 million at December 28, 2006. The aggregate intrinsic value of options outstanding at December 28, 2006 was $44.9 million, and the aggregate intrinsic value of options exercisable was $9.2 million. Total intrinsic value of options exercised was $40.2 million, $39.5 million and $38.3 million, for the years ended December 28, 2006, December 29, 2005 and December 30, 2004.

        The following table summarizes our nonvested stock option activity for the year ended December 28, 2006:

	Number of Shares	Weighted- Average Grant- Date Fair Value
Nonvested stock options at beginning of period	5,017,954	$2.98
Vested	(2,621,134)	2.99
Forfeited	(14,268)	4.48

Nonvested stock options at end of period	2,382,552	$2.96

        Prior to adopting the provisions of SFAS 123R, the Company recorded estimated compensation expense for employee stock options based upon their intrinsic value on the date of grant pursuant to Accounting Principles Board Opinion 25 (APB 25), "Accounting for Stock Issued to Employees" and provided the required pro forma disclosures of SFAS 123. For purposes of pro forma disclosures under SFAS 123 for the years ended December 29, 2005 and December 30, 2004, the estimated fair value of the share-based awards was assumed to be amortized to expense over their vesting periods. The pro forma effects of recognizing estimated compensation expense under the fair value method on net income and earnings per common share were as follows (in millions, except per share data):

	Year Ended December 29, 2005	Year Ended December 30, 2004
Net income:
As reported	$91.8	$82.5
Add: Share-based employee compensation reported in net income, net of taxes	3.1	3.3
Deduct: Share-based employee compensation under the fair value method for all awards, net of taxes	(3.7)	(6.2)

Pro forma	$91.2	$79.6

Basic earnings per share:
As reported	$0.63	$0.57
Add: Share-based employee compensation reported in net income, net of taxes	0.02	0.02
Deduct: Share-based employee compensation under the fair value method for all awards, net of taxes	(0.03)	(0.04)

Pro forma	$0.62	$0.55

Diluted earnings per share:
As reported	$0.59	$0.55
Add: Share-based employee compensation reported in net income, net of taxes	0.02	0.02
Deduct: Share-based employee compensation under the fair value method for all awards, net of taxes	(0.02)	(0.04)

Pro forma	$0.59	$0.53

Restricted Stock

        During the fiscal year ended December 29, 2005, the Company implemented a restricted stock program to provide for restricted stock awards to officers, directors and key employees. Under the restricted stock program, common stock of the Company may be granted at nominal cost to officers, directors and key employees, subject to a continued employment restriction. The restriction is fulfilled upon continued employment for a specified number of years (typically one to four years after the award date) and as such restrictions lapse, the award immediately vests. In addition, we will receive a tax deduction when restricted stock vests. The plan participants are entitled to cash dividends and to vote their respective shares, although the sale and transfer of such shares is prohibited during the restricted period. The shares are also subject to the terms and conditions of the Incentive Plan. On February 11, 2005, 229,990 shares were granted under the restricted stock program at nominal cost to officers and key employees. The closing price of our Class A common stock on the date of grant was $19.90 per share. On March 7, 2006, 169,689 shares were granted under the restricted stock program at nominal cost to officers, directors and key employees. The closing price of our Class A common stock on the date of grant was $18.67 per share. On April 25, 2006, June 6, 2006 and September 18, 2006, a total of 15,973 shares were granted in the aggregate under the restricted stock program at nominal cost to a key employee and certain newly-elected directors. The closing price of our Class A common stock was $20.51 per share on April 25, 2006, $19.28 per share on June 6, 2006 and $19.52 per share on September 18, 2006.

        During the fiscal years ended December 28, 2006 and December 29, 2005, the Company recognized approximately $1.6 million and $0.7 million of share-based compensation expense related to these restricted share grants. Such expense is presented as a component of general and administrative expenses for the fiscal year ended December 28, 2006. The compensation expense for these awards was determined based on the market price of our stock at the date of grant applied to the total numbers of shares that were anticipated to fully vest. As of December 28, 2006, we have unrecognized compensation expense of $4.2 million associated with these awards. Upon adoption of SFAS 123R, the cumulative effect of a change in accounting principle as a result of our change in policy from recognizing forfeitures as they occur to one where we recognize expense based on our expectation of the amount of awards that will vest over the requisite service period for our restricted stock awards was not material. During the year ended December 28, 2006, the Company paid four cash dividends of $0.30 on each share of outstanding restricted stock totaling approximately $0.4 million.

        The following table represents the shares of restricted stock that were granted and outstanding as of December 28, 2006 and December 29, 2005:

	Year ended December 28, 2006	Year Ended December 29, 2005
Restricted stock:
Granted during the period ended	185,662	229,990
Outstanding, as of	322,692	151,760

  Performance Share Units

        The Incentive Plan also provides for grants in the form of performance share units to officers, directors and key employees. Performance share agreements will be entered into between the Company and each grantee of performance share units. Pursuant to the terms and conditions of the Performance Agreement, grantees will be issued shares of restricted common stock of the Company in an amount determined by the attainment of Company performance criteria set forth in the Performance Agreement. The performance criteria are tied to the average annual total shareholder returns (stock price appreciation plus dividend yield) attained ("TSRA") by the Company for each full twelve month period ending on the yearly anniversary of the grant date through the applicable calculation date

(subject to the provisions contained in the Performance Agreement relating to the grantee's death, disability, retirement, termination with or without cause or the occurrence of a change of control). The shares of restricted common stock received upon attainment of the performance criteria will be subject to further vesting over a period of time, provided the grantee remains a service provider to the Company during such period. Pursuant to the Performance Agreement, on the calculation date, the grantee will be entitled to receive a payment in an amount equal to the dividends paid by the Company with respect to a share of its Class A common stock from the grant date through the calculation date, multiplied by the number of shares of restricted common stock, if any, the grantee receives pursuant to the Performance Agreement.

        On June 1, 2006, 402,150 performance shares were granted under our restricted stock program at nominal cost to officers and key employees. The closing price of our Class A common stock on the date of grant was $19.40 per share. Each performance share represents the right to receive from 0% to 175% of the target numbers of shares of restricted common stock. The number of shares of restricted common stock earned will be determined by comparing the actual TSRA on Regal's Class A common stock on June 1, 2009 (the third anniversary of the grant date) to the target TSRA set forth in the Performance Agreement. A target number of shares of restricted common stock to be earned by each eligible grantee has been established with respect to the 2006 performance share grants and is primarily based on the grantee's employee classification and base compensation, referred to as "target long-term incentive" ("Target LTI") below. In addition, these awards are subject to an additional one-year vesting requirement. The Company has developed a performance range around the target TSRA and the number of shares of restricted stock that will be issued will be based on actual TSRA, according to the following schedule:

Average Annual Shareholder Return	Target Shares of Restricted Stock
12.5% ≤ TSRA < 15.0%	50% of Target LTI
15.0% ≤ TSRA < 17.5%	100% of Target LTI
17.5% ≤ TSRA < 20.0%	125% of Target LTI
20.0% ≤ TSRA < 25.0%	150% of Target LTI
25.0% ≤ TSRA	175% of Target LTI

        Since the performance shares contain a market condition which should be reflected in the grant date fair value of an award in accordance with the provisions of FAS 123R, the performance shares were measured on the date of grant using a Monte Carlo simulation model. The Monte Carlo simulation model utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award grant and calculates the fair market value for the performance shares granted. On June 1, 2006, the aggregate fair value of the performance share awards was determined to be $3.4 million, which includes related dividends on shares ultimately earned and paid on June 1, 2009. The fair value of the performance share awards will be amortized as compensation expense over the expected terms of the awards, which range from 3 to 4 years. During the year ended December 28, 2006, the Company recognized approximately $0.5 million of share-based compensation expense related to these performance shares. Such expense is presented as a component of general and administrative expenses for the year ended December 28, 2006. As of December 28, 2006, there was $2.8 million of unrecognized compensation cost related to the performance shares. The key assumptions used for valuing performance shares follow:

Year Ended December 28, 2006
Measurement date	6/1/2006
Measurement date closing stock price	$19.40
Expected volatility	18.8%
Risk-free interest rate	5.02%
Expected dividend yield	6.2%

        Expected volatility is based on historical volatility of the Company's common stock price measured daily over a three year period ending on June 1, 2006, adjusted for dividends. The risk-free interest rate is set equal to the yield on three-year (constant maturity) U.S. Government bonds as of June 1, 2006. The expected dividend yield assumption is based on the Company's history and expectation of future dividend payouts and may be subject to substantial change in the future. The dividend yield is included in the calculation of returns for measurement against the performance goals defined above.

        The following tables summarize information about the performance shares activity:

Year Ended December 28, 2006
Number of performance shares:
Outstanding at beginning of year	—
Granted (based on target TSRA)	402,150
Forfeited	(18,840)

Outstanding as of December 28, 2006	383,310

        The above table does not include the maximum or minimum number of shares of restricted stock contingently issuable. An additional 287,483 shares of restricted stock could be issued providing the maximum TSRA is met.

10. RELATED PARTY TRANSACTIONS

        During the fiscal year ended December 30, 2004, Regal Cinemas incurred approximately $3.0 million of expenses payable to an Anschutz affiliate, Qwest Communications and its subsidiaries, for telecommunication services. In addition, Regal Cinemas incurred approximately $0.1 million of expenses payable to an Anschutz affiliate for reimbursement of travel related expenses, primarily the use of an airplane. Lastly, Regal Cinemas incurred approximately $0.7 million of expenses payable to Anschutz affiliates for certain marketing and business services.

        During the fiscal year ended December 30, 2004, an Anschutz affiliate paid Regal Cinemas approximately $0.2 million for rent and other expenses related to a theatre facility. Regal Cinemas recorded revenue of approximately $0.1 million from certain affiliates of Anschutz related to the marketing and business meeting services provided by Regal CineMedia to these affiliates.

        During the fiscal year ended December 29, 2005, Regal Cinemas, incurred approximately $3.8 million of expenses payable to an Anschutz affiliate, Qwest Communications and its subsidiaries, for telecommunication services. In addition, during the fiscal year ended December 29, 2005 Regal Cinemas incurred approximately $0.1 million of expenses payable to an Anschutz affiliate for the reimbursement of travel expenses, primarily the use of an airplane. Lastly, Regal Cinemas incurred approximately $0.1 million of expenses payable to Anschutz affiliates for certain advertising, marketing and business services during the fiscal year ended December 29, 2005.

        During the fiscal year ended December 29, 2005, an Anschutz affiliate paid Regal Cinemas approximately $0.1 million for the reimbursement of purchased equipment at cost. As of December 29, 2005, Regal Cinemas was due less than $0.1 million from an Anschutz affiliate for rent and other expenses related to a theatre facility. In addition, as of December 29, 2005, Regal is due less than $0.1 million for travel costs incurred on behalf of an Anschutz affiliate.

        During the fiscal year ended December 28, 2006, in connection with an agreement with an Anschutz affiliate, Regal received various forms of advertising in exchange for on-screen advertising provided in certain of its theatres. The value of such advertising was less than $0.2 million.

        As of December 28, 2006, Regal has entered into a letter of intent with an Anschutz affiliate regarding a potential new theatre development located in Los Angeles, California. Regal contemplates funding a portion of the construction costs and entering into a long term lease agreement for the use of the theatre site. The ultimate financial terms of the potential new theatre development will be approved by those directors without an interest in the transaction.

        During the fiscal year ended December 28, 2006, Regal Cinemas, incurred approximately $3.9 million of expenses payable to an Anschutz affiliate, Qwest Communications and its subsidiaries, for telecommunication services. In addition, Regal Cinemas incurred approximately $0.2 million of expenses payable to Anschutz affiliates for certain advertising services during the fiscal year ended December 28, 2006. During the fiscal year ended December 28, 2006, Regal Cinemas received from an Anschutz affiliate approximately $0.1 million for rent and other expenses related to a theatre facility and reimbursement of travel costs incurred on behalf of an Anschutz affiliate.

        See Note 4—"Formation of National CineMedia, LLC," for discussion of related party transactions between National CineMedia and the Company during the years ended December 28, 2006 and December 29, 2005.

11. EMPLOYEE BENEFIT PLAN

        The Company sponsors an employee benefit plan, the Regal Entertainment Group 401(k) Profit Sharing Plan (the "Plan") under section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The Plan provides that participants may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations. The Plan currently matches an amount equal to 40% of the participant's contributions up to 6% of the participant's compensation. Employee contributions are invested in various investment funds based upon elections made by the employee. The Company made discretionary contributions of approximately $1.3 million, $1.3 million and $1.2 million to the Plan in fiscal 2006, 2005 and 2004, respectively.

12. EARNINGS PER SHARE

        Basic earnings per share is computed on the basis of the weighted average number of the common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of potentially dilutive common stock options, the Convertible Note Hedge and Warrant and restricted stock using the treasury stock method. The components of basic and diluted earnings per share are as follows (in millions, except share data):

	Year ended December 28, 2006	Year ended December 29, 2005	Year ended December 30, 2004
Net income	$86.3	$91.8	$82.5
Weighted average shares outstanding (in thousands):
Basic:	149,019	146,275	143,581
Add common stock equivalents	6,105	8,055	5,639

Diluted:	155,124	154,330	149,220
Earnings per share
Basic:	$0.58	$0.63	$0.57
Diluted:	$0.56	$0.59	$0.55

        Common stock equivalents consist principally of stock options, warrants and restricted stock. There were no antidilutive stock options, warrants or restricted stock outstanding as of December 28, 2006, December 29, 2005 and December 30, 2004.

        The Convertible Senior Notes discussed in Note 5—"Debt Obligations" allow us to settle any conversion, and we intend to settle any conversion, by remitting to the note holder the accreted value of the note in cash, while settling the conversion spread in either cash, shares of our Class A common stock or a combination of stock and cash. The accounting for convertible debt with such settlement features is addressed in the consensus reached by the EITF with respect to the accounting for Instrument C as set forth in EITF 90-19, "Convertible Bonds with Issuer Option to Settle for Cash Upon Conversion." It is our intent to settle the Convertible Senior Notes' conversion obligations consistent with Instrument C. Because the accreted value of the Convertible Senior Notes will be settled in cash upon the conversion, only the conversion spread, which may be settled in stock, will result in potential dilution in our earnings-per-share computations under current accounting standards. On December 28, 2006, the closing sale price of our Class A common stock was $21.55, which exceeded 110% of the then current conversion price of $14.5483 on the Convertible Senior Notes. Accordingly, as of December 28, 2006, our note holders had the right, at their option, to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, at the then conversion price of $14.5483. Utilizing the treasury stock method, the conversion spread resulted in dilution of approximately 2.8 million shares, 3.4 million shares, and 1.4 million shares in our diluted earnings per share computations for the years ended December 28, 2006, December 29, 2005 and December 30, 2004, respectively.

        In addition, as described in Note 5—"Debt Obligations," we entered into the Convertible Note Hedge and sold the Warrant which, in combination, have the effect of reducing the dilutive impact of the Convertible Senior Notes by increasing the effective conversion price for these notes from our economic perspective to $16.7865 at December 28, 2006. SFAS No. 128, "Earnings Per Share,"

however, requires us to analyze the impact of the Convertible Note Hedge and Warrant on diluted earnings per share separately. As a result, the purchase of the Convertible Note Hedge is excluded because its impact will always be antidilutive. SFAS No. 128 further requires that the impact of the sale of the Warrant be computed using the treasury stock method. The Warrant resulted in dilution of approximately 1.4 million shares, 1.5 million shares, and 0.4 million shares in our diluted earnings per share computations for the years ended December 28, 2006, December 29, 2005 and December 30, 2004, respectively. As of December 28, 2006, the maximum number of shares that could potentially be included under the Warrant is 8.5 million.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The methods and assumptions used to estimate the fair value of each class of financial instrument are as follows:

Cash and cash equivalents, accounts receivable, inventory, accounts payable and accrued liabilities:

        The carrying amounts approximate fair value because of the short maturity of these instruments.

Long term obligations, excluding capital lease obligations and lease financing arrangements:

        The fair value of the Regal Cinemas Senior Credit Facility described in Note 5—"Debt Obligations," which consists of the Term Loan and the Revolving Facility, is estimated based on quoted market prices as of December 28, 2006 and December 29, 2005. The associated interest rates are based on floating rates identified by reference to market rates and are assumed to approximate fair value. The fair values of the Convertible Senior Notes and Senior Subordinated Notes are estimated based on quoted market prices for these issuances as of December 28, 2006 and December 29, 2005. The fair value of the Company's other debt obligations were based on recent financing transactions for similar debt issuances and carrying value approximates fair value. The aggregate carrying amounts and fair values of long-term debt at December 28, 2006 and December 29, 2005 consist of the following:

	December 28, 2006	December 29, 2005
	(In millions)
Carrying amount	$1,876.1	$1,868.4
Fair value	$1,938.4	$1,939.2

14. SUBSEQUENT EVENTS

  Restricted Stock Performance Share Units Grants

        On January 10, 2007, 164,647 restricted shares were granted under the restricted stock program at nominal cost to officers, directors and key employees. Under the restricted stock program, common stock of the Company may be granted at nominal cost to officers, directors and key employees, subject to a continued employment restriction. The restriction is fulfilled upon continued employment for a specified number of years (typically one to four years after the award date) and as such restrictions lapse, the award immediately vests. The plan participants are entitled to cash dividends and to vote their respective shares, although the sale and transfer of such shares is prohibited during the restricted period. The shares are subject to the terms and conditions of the Incentive Plan. The closing price of our Class A common stock on the date of this grant was $22.25 per share.

        Also on January 10, 2007, 188,789 performance shares were granted under our restricted stock program at nominal cost to officers and key employees. Each performance share represents the right to receive from 0% to 175% of the target numbers of shares of restricted common stock. The number of shares of restricted common stock earned will be determined by comparing the actual TSRA on Regal's Class A common stock on January 10, 2010 (the third anniversary of the grant date) to the target TSRA set forth in the Performance Agreement. The shares are subject to the terms and conditions of the Incentive Plan. The closing price of our Class A common stock on the date of this grant was $22.25 per share.

  National CineMedia Developments

        On February 12, 2007, we, along with AMC and Cinemark entered into a joint venture company known as Digital Cinema Implementation Partners LLC, a Delaware limited liability company ("DCIP"), to explore the possibility of implementing digital cinema in our theatres and to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. Travis Reid, former president and chief executive officer of Loews Theatres, is the chief executive officer of DCIP and DCIP has engaged J.P. Morgan Securities Inc. to assist with the review of a business plan for digital cinema and with identifying and evaluating potential financing and capital structure alternatives. In addition, DCIP has entered into a digital cinema services agreement with National CineMedia for purposes of assisting DCIP in the development of digital cinema systems. Future digital cinema developments will be managed by DCIP, subject to the approval of us, AMC and Cinemark.

        On February 13, 2007, NCM Inc., a newly formed entity that serves as the sole manager of National CineMedia, completed the initial public offering, or IPO, of its common stock. NCM Inc. sold 38 million shares of its common stock for $21 per share in the IPO, less underwriting discounts and expenses. Because NCM Inc.'s Certificate of Incorporation requires that NCM Inc. at all times maintain a one-to-one ratio between the number of common units of National CineMedia owned by NCM Inc. and the number of outstanding shares of common stock of NCM Inc., NCM Inc. used a portion of the net proceeds from the IPO to acquire newly issued common units from National CineMedia. In addition, National CineMedia paid the net proceeds to each of Regal, AMC and Cinemark in exchange for modifying payment obligations for access to their respective theatres, for which Regal received a payment of $281 million. Upon the closing of the IPO, National CineMedia entered into a $725 million term loan facility, the net proceeds of which were used to redeem preferred units issued to each of Regal, AMC and Cinemark on a pro rata basis pursuant to a recapitalization of National CineMedia prior to completion of the IPO. We received $315.1 million as a result of the preferred unit redemption. At the closing of the IPO, the underwriters exercised their over-allotment option to purchase an additional 4 million shares of common stock of NCM Inc. at the initial offering price of $21 per share, less underwriting discounts and commissions. In connection with this over-allotment option exercise, Regal, AMC and Cinemark each sold to NCM Inc. common units of National CineMedia on a pro rata basis at the initial offering price of $21 per share, less underwriting discounts and expenses. Regal sold 1,637,826 common units to NCM Inc. for proceeds of $32.2 million, and upon completion of this sale of common units, Regal held 21,230,712 common units of National CineMedia, or a 22.6% interest. After the payment of current taxes, we estimate net proceeds from these transactions to total approximately $445 million. We are currently exploring alternatives for using these proceeds, and may use some or all of the proceeds for strategic acquisitions or to return value to stockholders through an extraordinary dividend, stock repurchases or other corporate uses.

        In connection with the completion of the IPO, Regal amended and restated its existing services agreement with National CineMedia, whereby in exchange for its pro rata share of the IPO proceeds, Regal agreed to a modification of National CineMedia's payment obligation under the existing services agreement. The modification extends the term of the services agreement to 30 years, provides National CineMedia with a five year right of first refusal beginning one year prior to the end of the term and changes the basis upon which Regal is paid by National CineMedia from a percentage of revenues associated with advertising contracts entered into by National CineMedia to a monthly theatre access fee. The theatre access fee is composed of a fixed payment per patron and a fixed payment per digital screen, which will increase by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. Also, with respect to any on-screen advertising time provided to our beverage concessionaire, Regal is required to purchase such time from National CineMedia at a negotiated rate. In addition, after completion of the IPO, Regal expects to receive mandatory quarterly distributions of excess cash from National CineMedia.

  Other

        On February 8, 2007, the Company declared a cash dividend of $0.30 per share on each share of the Company's Class A and Class B common stock. The dividend is payable on March 19, 2007 to stockholders of record on March 9, 2007.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

        We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit to the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified by the Commission's rules and forms, and that information is accumulated and communicated to our management, including our principal executive and principal financial officers (whom we refer to in this periodic report as our Certifying Officers), as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our Certifying Officers, the effectiveness of our disclosure controls and procedures as of December 28, 2006, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that, as of December 28, 2006, our disclosure controls and procedures were effective.

Management's Report on Internal Control Over Financial Reporting and Attestation of Registered Public Accounting Firm

        Our management's report on internal control over financial reporting and our registered public accounting firm's audit report on management's assessment of our internal control over financial reporting are included in Part II, Item 8, on pages 50 and 51-52, respectively, of this Form 10-K, which are incorporated herein by reference.

Changes in Internal Control Over Financial Reporting

        There were no changes in our internal control over financial reporting that occurred during our fiscal quarter ended December 28, 2006 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the Effectiveness of Controls

        Management is responsible for the preparation and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect management's judgments and estimates concerning effects of events and transactions that are accounted for or disclosed. The Company's internal control over financial reporting includes those policies and procedures that pertain to the Company's ability to record, process, summarize and report reliable financial data. Management recognizes that there are inherent limitations in the effectiveness of any internal control over financial reporting, including the possibility of human error and the circumvention or overriding of internal control. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time.

OTHER INFORMATION

        None.

REGAL ENTERTAINMENT GROUP

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 9, 2007

8:30 a.m. (Eastern Time)

Regal Entertainment Group

proxy

Proxy solicited on Behalf of the Board of Directors
For the Annual Meeting of Stockholders to be held on May 9, 2007

The undersigned stockholder of Regal Entertainment Group hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the 2007 Annual Meeting of Stockholders to be held at 8:30 a.m. (Eastern Time) on May 9, 2007, at our Pinnacle Stadium 18 at Turkey Creek theatre, located at 11240 Parkside Drive, Knoxville, Tennessee, 37922, and hereby appoints Peter B. Brandow and Amy E. Miles, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of the Class A and Class B common stock of Regal Entertainment Group registered in the name provided herein which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as directed hereby or, in the absence of any direction, in accordance with the board of directors' recommendations on each of the proposals set forth in said Proxy Statement, which proposals are set forth below.

Proposal 1:	To elect three Class II directors to serve for three-year terms on our board of directors;
Proposal 2:	To ratify the audit committee's selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2007.

SEE REVERSE SIDE: If you wish to vote in accordance with the board of directors' recommendations, just sign on the reverse side. You need not mark any boxes.

PLEASE SIGN AND DATE AND PROMPTLY RETURN THIS PROXY USING THE ENCLOSED, POSTAGE PRE-PAID (IF MAILED IN THE UNITED STATES) RETURN ENVELOPE.

        SEE REVERSE SIDE. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1 and 2. This proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the Notice of Annual Meeting of Stockholders to the undersigned. Please mark your votes with an "X".

See reverse for voting instructions.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of three Class II directors to serve on our board of directors until 2010:	Class II	01 Thomas D. Bell, Jr. 02 David H. Keyte 03 Lee M. Thomas	☐	FOR all nominees (except as marked)	☐	WITHHELD from all nominees
(Instructions: To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the audit committee's selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2007:	☐ For	☐ Against	☐ Abstain

By signing this proxy the signatory authorizes its transmission to Regal Entertainment Group or the proxies by electronic means, including telecopy. The undersigned hereby authorizes the proxies, and each of them, in their direction, to vote on any other business as may properly be brought before the 2007 Annual Meeting of Stockholders or any adjournment thereof.

Address Change? Mark Box    ☐    Indicate changes below:

Date

Signature(s) in Box

Signature(s) must agree with the name(s) shown hereon. Executors, administrators, trustees, guardians and attorneys should indicate their capacity when signing. Attorneys should submit powers of attorney. When shares are held by joint tenants, both must sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

QuickLinks

GENERAL INFORMATION
THE PROXY
VOTING AT THE ANNUAL MEETING
PROPOSAL 1. ELECTION OF CLASS II DIRECTORS
CORPORATE GOVERNANCE
BENEFICIAL OWNERSHIP OF VOTING SECURITIES
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER BUSINESS
OTHER INFORMATION
STOCKHOLDER PROPOSALS
AVAILABILITY OF REPORT ON FORM 10-K
APPENDIX A
APPENDIX B